     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                         MAIN STREET BANKS INCORPORATED
                 (Name of Small Business Issuer in its charter)

            GEORGIA                             6711                           58-1806330
--------------------------------  --------------------------------  --------------------------------
   (State or jurisdiction of        (Primary Standard Industrial    (I.R.S. Employer Identification
 incorporation or organization)     Classification Code Number)                   No.)

                               1134 CLARK STREET
                            COVINGTON, GEORGIA 30014
                                 (770) 786-3441
                         (Address, and telephone number
                        of principal executive offices)

                                   COPIES TO:

            ROBERT R. FOWLER, III                          KATHERINE M. KOOPS, ESQ.
        MAIN STREET BANKS INCORPORATED               POWELL GOLDSTEIN FRAZER & MURPHY LLP
              1134 CLARK STREET                    191 PEACHTREE STREET, N.E., 16(TH) FLOOR
              COVINGTON, GEORGIA                            ATLANTA, GEORGIA 30303
                (770) 786-3441                                  (404) 572-6600
(Name, address, and telephone number, of agent
                 for service)

                            ------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the date of this Registration Statement. If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE:

                                                                     PROPOSED MAXIMUM      PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                 AMOUNT TO BE       OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
        SECURITIES TO BE REGISTERED               REGISTERED               UNIT                 PRICE            REGISTRATION FEE
Common Stock, $1.00 par value..............         90,000                $14.00              $1,260,000             $351.00

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     PRELIMINARY PROSPECTUS DATED             , 1999; SUBJECT TO COMPLETION
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                 90,000 SHARES

                         MAIN STREET BANKS INCORPORATED

                                  COMMON STOCK

    This is an offering of 90,000 shares of Main Street Banks Incorporated's common stock. Of these shares, Main Street Banks Incorporated is offering 60,000 shares and Robert R. Fowler, III, the selling shareholder, is offering 30,000 shares. Our officers and directors will offer and sell the common stock on a best-efforts basis without compensation. Prior to this offering, there has been no public trading market for the common stock. We have applied to list the common stock on the Nasdaq National Market under the symbol "MSBI."

    INVESTING IN THE COMMON STOCK INVOLVES RISKS, WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10 OF THIS PROSPECTUS.

    The shares of common stock offered are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
        SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
             SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO
                        THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                                          PER SHARE             TOTAL
Public price........................................        $14.00            $1,260,000
Proceeds to us, before expenses.....................        $14.00             $840,000
Proceeds to the selling shareholder.................        $14.00             $420,000

    We will deposit the subscription proceeds in a noninterest-bearing deposit account with Main Street Bank until the close of the offering. We plan to close
the offering on             , 1999, but may choose to end the offering sooner or
to extend the offering.

    You must subscribe for at least 100 shares of common stock. You may not revoke or change your subscription after you have submitted your signed subscription agreement. We may choose to reject your subscription entirely or accept it for only a portion of the shares for which you subscribe. See "The Offering" beginning on page 10 of this prospectus.

               The date of this prospectus is             , 1999.

                              [INSIDE FRONT COVER]

[A MAP DEPICTING MAIN STREET'S MARKET AREA AND BANKING LOCATIONS APPEARS HERE.]

                                    SUMMARY

    THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK. YOU SHOULD READ CAREFULLY THE ENTIRE PROSPECTUS.

    SHARE INFORMATION INCLUDED IN THIS PROSPECTUS HAS BEEN RESTATED TO REFLECT A SIX-FOR-ONE STOCK SPLIT WHICH BECAME EFFECTIVE ON APRIL 30, 1996 AND A FOUR-FOR-ONE STOCK SPLIT WHICH BECAME EFFECTIVE ON SEPTEMBER 1, 1998. IN ADDITION, UNLESS OTHERWISE INDICATED, ALL REFERENCES TO "WE", "US", "OUR", AND "MAIN STREET" IN THIS PROSPECTUS REFER TO MAIN STREET BANKS INCORPORATED AND ITS SUBSIDIARY, MAIN STREET BANK, ON A CONSOLIDATED BASIS.

                         MAIN STREET BANKS INCORPORATED
                               1134 CLARK STREET
                            COVINGTON, GEORGIA 30014
                                 (770) 786-3441

    Main Street is a one-bank holding company headquartered in Covington, Georgia. As of March 31, 1999, we had total consolidated assets of approximately $445.5 million, total deposits of $381.0 million, and shareholders' equity of approximately $43.7 million. We are conducting this offering to provide greater liquidity and marketability for our common stock, to increase community awareness and involvement in Main Street and to broaden our shareholder base.

    Through our wholly owned subsidiary, Main Street Bank, we offer a broad line of banking and financial products and services using a strategy of combining large-bank products and services with small-bank service and responsiveness. We rank fourteenth in asset size out of 61 bank holding companies headquartered in Georgia based on December 31, 1998 call report data. Much of our growth has occurred in the last eight years through acquisitions and expansion of our market areas.

    We operate 13 full-service banking locations and 17 automated teller machines that are located in six contiguous counties in Northeast Georgia.

    Our main office is located in the city of Covington, Newton County, Georgia. We also have branch offices in the following locations:

CITY                                                                                COUNTY        NUMBER OF BRANCHES
--------------------------------------------------------------------------------  -----------  -------------------------
Covington.......................................................................  Newton                       3
Conyers.........................................................................  Rockdale                     3
Winder..........................................................................  Barrow                       1
Loganville......................................................................  Walton                       1
Lawrenceville...................................................................  Gwinnett                     1
Athens..........................................................................  Clarke                       3

    As of June 30, 1998, our deposit market share was 36.5% in Newton County, where Covington is the county seat. We provide mortgage, brokerage, and insurance products through three divisions of Main Street Bank: Main Street Mortgage, Main Street Investments, and Main Street Insurance.

BUSINESS STRATEGY

    Our mission statement is "We want to be THE bank for consumers and small businesses." To achieve our mission statement, our operating strategies are to:

    - Provide leading technology combined with small-town service at all locations;

    - Staff offices with local and responsive management teams that emphasize a high level of personalized customer service;

    - Target individuals, professionals and small- to medium-sized business customers that require the attention and service a community bank is well-suited to provide; and

    - Provide a broad array of traditional banking products and services, along with a complement of fee-based services, which offer customers a complete line of financial products.

LINES OF BUSINESS

    We provide traditional banking products and services through high-quality and personalized delivery systems. We offer a wide variety of checking, savings, certificates of deposit and loan accounts. Additionally, we offer credit and debit cards, lines of credit, PC banking and voice response banking. We recognize the need to adapt as our customers and the financial industry become more technologically driven. As a result, we recently began offering Internet banking to our customers. To complement our traditional banking products and services, we also offer mortgages, brokerage services and insurance products.

                                  THE OFFERING

Common stock offered by Main Street Banks
  Incorporated...............................  60,000 shares

Common stock offered by selling
  shareholder................................  30,000 shares

Common stock to be outstanding after the
  offering...................................  8,889,000 shares

Use of proceeds..............................  We intend to use the net proceeds as capital to support asset growth and for other general
                                               corporate purposes. See "The Offering" (page
                                               16) and "Use of Proceeds" (page 18).

Proposed trading symbol......................  "MSBI"

    The number of shares of common stock to be outstanding after the offering includes 720,000 shares of restricted stock issued under Main Street's Restricted Stock Award Plan and 45,960 shares of restricted stock issued under Main Street's Long-term Incentive Plan. See "Restricted Stock Award Plan" and "Long-term Incentive Plan" (page 63).

                                  RISK FACTORS

    In deciding whether to purchase the common stock, you should consider the various risks associated with an investment in Main Street's common stock, such as:

    1. Unpredictable economic conditions may have an adverse effect on the quality of our loan portfolio and our financial performance;

    2.  We could suffer loan losses from a decline in credit quality;

    3.  Changes in interest rates may decrease our net interest income;

    4.  Changes in monetary policies may have an adverse effect on our business;

    5.  Industry competition may have an adverse effect on our profitability;

    6.  Departures of our key personnel may impair our operations;

    7. Our ability to pay dividends is restricted by federal and state policies and regulations;

    8. Our executive officers and directors own a majority of our outstanding common stock and will be able to control the outcome of corporate actions that require shareholder approval;

    9. The arbitrarily determined public offering price may be higher or lower than the market price of the common stock after the offering;

    10. If an active trading market for the common stock does not develop, it may be difficult for you to sell your shares of common stock;

    11. The market price of the common stock will fluctuate and could fluctuate significantly;

    12. Government regulation may have an adverse effect on our profitability and growth;

    13. If we raise additional capital by issuing more shares of common stock, your ownership interest in Main Street may be diluted;

    14. Our computer systems and those of others on whom we rely may not operate properly on year 2000-sensitive dates;

    15. The market price of our common stock could drop significantly if large blocks of our common stock are sold in the public market;

    16. We may not allocate all of the net proceeds of this offering in the most profitable manner; and

    17. If our Bylaws deter a change in control, you may be deprived of an opportunity to sell your shares at a premium over market prices.

    See "Risk Factors" beginning on page 10 for a discussion of these risks.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following summary consolidated unaudited financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus. This information has been derived from audited financial statements for 1994 through 1998 and from unaudited financial statements for the three months ended March 31, 1999 and 1998. You should not rely on the three-month information as being indicative of results expected for the entire year.

                                              AT AND
                                          FOR THE THREE
                                           MONTHS ENDED                             AT AND
                                             MARCH 31                   FOR THE YEARS ENDED DECEMBER 31
                                       --------------------  -----------------------------------------------------
                                         1999       1998       1998       1997       1996       1995       1994
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED BALANCE SHEET DATA:
Total assets.........................  $ 445,518  $ 415,356  $ 431,250  $ 400,201  $ 364,469  $ 346,665  $ 320,522
Mortgage loans held for sale.........      3,084      1,302      4,283         --         --         --         --
Loans, net...........................    333,385    301,418    324,617    298,091    258,831    237,732    221,658
Total deposits.......................    381,001    369,627    365,896    355,947    327,257    312,027    281,372
Investment securities available for
  sale...............................     48,593     50,044     49,618     56,198     47,228     53,897     11,848
Investment securities held to
  maturity...........................     12,555     13,421     12,497     12,068     13,352     16,710     58,145
Shareholders' equity.................     43,732     39,528     42,946     38,109     34,521     31,543     28,932

AVERAGE BALANCES:
Assets...............................  $ 436,248  $ 409,269  $ 417,548  $ 397,289  $ 358,947  $ 338,268  $ 315,529
Earning assets.......................    395,780    373,311    380,012    364,697    327,123    313,146    288,942
Loans, net of unearned income........    332,735    301,408    312,014    281,572    249,065    231,024    208,718
Shareholders' equity.................     43,676     38,992     40,397     36,227     33,019     30,584     28,463

SELECTED INCOME STATEMENT DATA:
Interest income......................  $   8,892  $   8,732  $  35,788  $  33,647  $  29,768  $  27,757  $  23,861
Interest expense.....................      3,272      3,266     13,266     13,043     12,399     12,790     10,269
Net interest income..................      5,620      5,466     22,522     20,604     17,369     14,967     13,592
Provision for loan losses............        225        450        865      1,405        935      1,160        704
Noninterest income...................      1,762      1,237      5,795      4,348      3,685      2,815      2,160
Noninterest expense..................      4,723      4,241     17,847     15,560     14,016     12,280     11,771
Income tax expense...................        796        596      3,090      2,498      1,811      1,142        769
Net income...........................      1,638      1,416      6,515      5,490      4,291      3,201      2,508

PER SHARE DATA:(1)
Net income per share basic and
  diluted............................  $     .19  $     .16  $     .75  $     .63  $     .50  $     .38  $     .30
Dividends paid per share.............       .080       .063       .250       .208       .167       .125       .083
Book value...........................       4.95       4.54       4.87       4.38       3.99       3.70       3.42
Average common shares outstanding....  8,710,970  8,693,956  8,710,970  8,657,180  8,548,456  8,469,719  8,454,026

ASSET QUALITY RATIOS:
Net charge-offs to average loans
  outstanding........................       0.11%      0.06%      0.03%      0.29%      0.27%      0.12%      0.21%
Allowance to period end loans........       1.79%      1.82%      1.80%      1.71%      1.77%      1.81%      1.53%
Allowance to non-performing loans....     372.22%   1090.87%    405.69%    675.33%    453.98%    245.31%    735.24%
Allowance to non-performing assets...     223.71%    276.14%    233.16%    321.06%    270.43%    233.92%    251.92%

SELECTED FINANCIAL RATIOS:
Taxable-equivalent yield on average
  interest-earning assets............       9.07%      9.46%      9.51%      9.31%      9.25%      9.07%      8.48%
Cost of average interest-bearing
  liabilities........................       4.22%      4.34%      3.79%      4.38%      4.60%      4.71%      3.90%
Net interest margin..................       5.76%      5.96%      6.02%      5.76%      5.46%      4.99%      4.93%
Net income to average total assets...       1.50%      1.38%      1.56%      1.38%      1.20%      0.95%      0.79%
Net income to average shareholders'
  equity.............................      15.00%     14.53%     16.13%     15.15%     13.00%     10.47%      8.81%
Efficiency ratio(2)..................      63.98%     63.38%     63.06%     62.40%     66.08%     68.81%     75.23%
Average shareholders' equity to
  average total assets...............      10.01%      9.53%      9.67%      9.12%      9.20%      9.06%      8.91%

------------------------------

(1) All per share amounts have been adjusted for common stock splits, effected in the form of dividends, to shareholders of record on September 1, 1998 and April 30, 1996.

(2) Calculated by dividing total noninterest expense, excluding securities gains and losses, by net interest income plus noninterest income.

                              RECENT DEVELOPMENTS

    Net income for the three months ended June 30, 1999 was $1.51 million compared to $1.46 million for the three months ended June 30, 1998, an increase of 3.5%. Net income for the six months ended June 30, 1999 was $3.2 million compared to $2.9 million in the first six months of 1998, an increase of 9.5%. The increase in both periods was the result of an increase in net interest income resulting from loan growth and growth in fee income from new business lines, partially offset by increased expenses from new staff positions and new facilities. In addition, a $304,000 pre-tax gain on the sale of a branch facility increased net income for the three and six months ended March 31, 1999 and June 30, 1999.

    The following table presents for the periods indicated summary consolidated financial data reflecting Main Street's results of operations and financial condition.

                                                                     AT AND
                                                              FOR THE THREE MONTHS     FOR THE SIX MONTHS
                                                                 ENDED JUNE 30           ENDED JUNE 30
                                                             ----------------------  ----------------------
                                                                1999        1998        1999        1998
                                                             ----------  ----------  ----------  ----------

                                                                              (UNAUDITED)
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Total assets...............................................  $  467,616  $  420,655
Mortgage loans held for sale...............................       3,657       2,720
Loans, net.................................................     349,007     302,040
Total deposits.............................................     377,051     359,305
Investment securities available for sale...................      42,870      48,571
Investment securities held to maturity.....................      15,793      12,525
Other investments..........................................       1,640       1,372
Shareholders' equity.......................................      44,836      40,407

INCOME STATEMENT DATA:
Net income.................................................  $    1,514  $    1,462  $    3,152  $    2,878
Earnings per share- basic and diluted......................        0.17        0.17        0.36        0.33
Weighted average shares outstanding........................   8,827,270   8,697,600   8,827,434   8,695,788

ASSET QUALITY RATIOS:
Allowance to period end loans..............................        1.75%       1.86%
Allowance to non-performing loans..........................      375.44%   1,174.92%
Allowance to non-performing assets.........................      218.39%     300.99%

FINANCIAL RATIOS:
Taxable-equivalent yield on average interest-earning
  assets...................................................        9.04%       9.55%       9.10%       9.56%
Cost of average interest-bearing liabilities...............        4.15%       4.41%       4.19%       4.40%
Net income to average total assets.........................        1.35%       1.43%       1.43%       1.41%
Net income to average shareholders' equity.................        13.6%       14.9%       14.4%       14.8%
Efficiency ratio...........................................        66.4%       65.9%       65.2%       64.6%

                           CAUTIONARY STATEMENT ABOUT
                           FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS," WHICH INCLUDE INFORMATION ABOUT POSSIBLE OR ASSUMED FUTURE RESULTS OF OUR OPERATIONS OR OUR FINANCIAL PERFORMANCE. FORWARD-LOOKING STATEMENTS MAY ALSO INCLUDE INFORMATION REGARDING OUR FUTURE PLANS AND OBJECTIVES. FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEF OF OUR MANAGEMENT, AS WELL AS ASSUMPTIONS THEY HAVE MADE AND INFORMATION CURRENTLY AVAILABLE TO THEM. WORDS SUCH AS "EXPECT," "ESTIMATE," "ANTICIPATE," "BELIEVE" AND OTHER SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS.

    THE CAUTIONARY STATEMENTS IN THE "RISK FACTORS" SECTION AND ELSEWHERE IN THIS PROSPECTUS IDENTIFY IMPORTANT FACTORS AND POSSIBLE EVENTS, WHICH INVOLVE RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. IF YOU ARE INTERESTED IN PURCHASING SHARES OF THE COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, AS WELL AS FACTORS DISCUSSED ELSEWHERE IN THIS PROSPECTUS, BEFORE MAKING A DECISION TO INVEST IN THE COMMON STOCK.

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK INVOLVES A SIGNIFICANT DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE COMMON STOCK.

    THE FOLLOWING PARAGRAPHS DESCRIBE THE RISKS THAT WE BELIEVE ARE MATERIAL TO YOUR DECISION TO INVEST IN OUR COMMON STOCK. YOU SHOULD ALSO READ CAREFULLY THE CAUTIONARY STATEMENT PRECEDING THE RISK FACTORS REGARDING THE USE OF FORWARD-LOOKING STATEMENTS.

    THE SHARES OF COMMON STOCK OFFERED THROUGH THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

UNPREDICTABLE ECONOMIC CONDITIONS MAY HAVE AN ADVERSE EFFECT ON THE QUALITY OF
  OUR LOAN PORTFOLIO AND OUR FINANCIAL PERFORMANCE

    Economic recession over a prolonged period or other economic problems in our market areas could have a material adverse impact on the quality of our loan portfolio and the demand for our products and services. For example, a downturn in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses for Main Street Bank. This could in turn adversely affect our financial condition, results of operations or cash flows. Our success depends to a significant extent upon economic conditions in Georgia and particularly in the counties in which we have branches. The banking industry in Georgia is affected by general economic conditions such as inflation, recession, unemployment and other factors beyond our control. See "Business of Main Street" (page 22).

WE COULD SUFFER LOAN LOSSES FROM A DECLINE IN CREDIT QUALITY

    We could sustain losses if borrowers, guarantors and related parties fail to perform in accordance with the terms of their loans. Because we derive a significant portion of our net income from our loan portfolio, our financial condition, results of operations and cash flows could be materially adversely affected if our borrowers are unable to repay their loans as scheduled. See "Business of Main Street" (page 22).

CHANGES IN INTEREST RATES MAY DECREASE OUR NET INTEREST INCOME

    If we are unsuccessful in managing interest rate fluctuations, our net interest income could decrease materially. Our operations depend substantially on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Like most depository institutions, our earnings and net interest income are affected by changes in market interest rates and other economic factors beyond our control. While we take measures to guard against interest rate risk, these measures may not be effective in minimizing our exposure to interest rate risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Interest Rate Sensitivity and Liquidity" (page 41).

INDUSTRY COMPETITION MAY HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY

    The banking business is highly competitive, and our profitability depends upon our ability to compete in our market areas. We compete with other commercial banks, savings banks, savings and loan associations, credit unions, mortgage companies, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders, retail stores and other non-financial entities that maintain their own credit programs, and governmental organizations. These competitors may attract customers by offering more favorable interest rate or financing terms than we do. Many of these competitors have greater financial and other resources than we have and compete aggressively with us for market share. In addition, recent legislation has led to increased competition among financial institutions. The United States Congress or the Georgia legislature may enact legislation that may further increase competitive pressures on us. See "Business of Main Street-- Competition" (page 25).

DEPARTURES OF OUR KEY PERSONNEL MAY IMPAIR OUR OPERATIONS

    Each member of our management team is important to our success and the unexpected loss of any of these persons could impair our day-to-day operations as well as our strategic direction. Our management team includes Robert R. Fowler, III, Chairman, President and Chief Executive Officer; Samuel B. Hay, III, Executive Vice President and Chief Financial Officer; Frank B. Turner, Vice Chairman; and Joseph K. Strickland, Jr., Executive Vice President and Chief Credit Officer. Although we have key man life insurance on Mr. Fowler, we have not entered into employment agreements with any employees. See "Management" (page 59).

OUR ABILITY TO PAY DIVIDENDS IS RESTRICTED BY FEDERAL AND STATE POLICIES AND
  REGULATIONS

    Federal Reserve Board policy and Georgia Department of Banking and Finance regulations restrict our ability to pay dividends, and we cannot assure that we will pay dividends on our common stock in the future. Federal Reserve Board policy states that bank holding companies should pay cash dividends on common stock only out of net income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines its ability to serve as a source of strength to its banking subsidiaries. Our ability to declare and pay dividends on the common stock depends upon our earnings and financial condition, our liquidity and capital requirements, the general economic and regulatory climate and other factors our Board of Directors deems relevant.

    Our principal source of funds to pay dividends is cash dividends that we receive from our subsidiary, Main Street Bank. The Georgia Department of Banking and Finance regulates Main Street Bank's dividend payments and must approve dividend payments that would exceed 50% of Main Street Bank's net income for the preceding year. Additionally, FDIC policies and regulations restrict Main Street Bank's ability to pay dividends. See "Supervision and Regulation--Payment of Dividends" (page 70).

OUR EXECUTIVE OFFICERS AND DIRECTORS OWN A MAJORITY OF OUR OUTSTANDING COMMON
  STOCK AND WILL BE ABLE TO CONTROL THE OUTCOME OF CORPORATE ACTIONS THAT REQUIRE SHAREHOLDER APPROVAL

    After the completion of the offering, our executive officers and directors, collectively, will have the power to block business combinations and to control the outcome of all matters required to be submitted to our shareholders for approval. The matters include decisions relating to the election of directors, the determination of day-to-day corporate and management policies and other significant corporate transactions. Our executive officers and directors collectively will beneficially own approximately 5,126,114, or 57.67%, of the outstanding shares of common stock after completion of the offering. Of these shares 2,563,368 shares, which will represent 28.84% of the total outstanding shares of common stock after the offering, are held in various trusts. Each of the trusts prohibits the sale or other disposition of the shares held in the trust and precludes the trustee from voting the shares for a sale or liquidation of Main Street. See "Principal Shareholders and Stock Ownership of Management" (page 58), "Management" (page 59) and "Description of Capital Stock" (page 65).

THE ARBITRARILY DETERMINED PUBLIC OFFERING PRICE MAY BE HIGHER OR LOWER THAN THE
  MARKET PRICE OF THE COMMON STOCK AFTER THE OFFERING

    The public offering price may not indicate the market price for the common stock after the offering. Because an active trading market does not exist for the common stock, we were unable to set an offering price that would reflect the effect of an efficient market for the stock. Instead, we determined the public offering price based on a variety of factors, including the prices at which the common stock has most recently been sold, the history of, and prospects for, the banking industry in our market areas, the price to earnings and price to book value multiples represented by the offering price and by the prices of publicity traded common stock of comparable companies, our historical and prospective cash flow and earnings and that of comparable companies in recent periods. See "The Offering--Determination of Offering Price" (page 17).

IF AN ACTIVE TRADING MARKET FOR THE COMMON STOCK DOES NOT DEVELOP, IT MAY BE
  DIFFICULT FOR YOU TO SELL YOUR SHARES OF COMMON STOCK

    Prior to the offering, there has been no public market for the shares of common stock and an active trading market may not develop. If an active trading market does not develop or continue after this offering, you may not be able to resell your shares at or above the price at which these shares are being offered to the public. Although we have filed an application to have the common stock approved for quotation on the Nasdaq National Market under the symbol MSBI, an active public market may not develop or be sustained after the offering. A public trading market, which has the desired characteristics of depth, liquidity and orderliness, depends upon the presence in the marketplace of willing buyers and sellers of the common stock at any given time. The presence of willing buyers and sellers depends upon individual decisions of investors, over which neither we nor any market maker has any control.

THE MARKET PRICE OF THE COMMON STOCK WILL FLUCTUATE AND COULD FLUCTUATE
  SIGNIFICANTLY

    If a market develops for the common stock after the offering, we may experience significant volatility in the market price of our common stock. Factors that may affect the price of our common stock include the depth and liquidity of the market for the common stock, investor perception of our financial strength, conditions in the banking industry such as credit quality and monetary policies, and general economic and market conditions. Our quarterly operating results, changes in analysts' earnings estimates, changes in general conditions in the economy or financial markets or other developments affecting us could cause the market price of the common stock to fluctuate substantially. In addition, from time to time the stock market experiences extreme price and volume fluctuations. This volatility may significantly affect the market price of the common stock for reasons unrelated to our operating performance.

GOVERNMENT REGULATION MAY HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY AND GROWTH

    Bank holding companies and banks are subject to extensive state and federal government supervision and regulation. Changes in state and federal banking laws and regulations or in federal monetary policies could adversely affect our ability to maintain profitability and continue to grow. For example, new legislation or regulation could limit the manner in which we may conduct our business, including our ability to obtain financing, attract deposits, make loans and achieve satisfactory interest spreads. Many of these regulations are intended to protect depositors, the public and the FDIC, not shareholders. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. The laws, regulations, interpretations and enforcement policies that apply to us have been subject to significant, and sometimes retroactively applied, changes in recent years, and may change significantly in the future.

Future legislation or government policy may also adversely affect the banking industry or our operations. See "Supervision and Regulation" (page 68).

IF WE RAISE ADDITIONAL CAPITAL BY ISSUING MORE SHARES OF COMMON STOCK, YOUR
  OWNERSHIP INTEREST IN MAIN STREET MAY BE DILUTED

    The issuance of additional shares of common stock could dilute your ownership interest in Main Street. Our Board of Directors may elect to obtain additional capital by issuing additional shares of common stock or other securities. We may issue additional securities at prices or on terms less favorable than or equal to the public offering price and terms of this offering.

OUR COMPUTER SYSTEMS AND THOSE OF OTHERS ON WHOM WE RELY MAY NOT OPERATE
  PROPERLY ON YEAR 2000-SENSITIVE DATES

    The year 2000 issue common to most corporations concerns the inability of some types of software and databases to recognize the year 2000 and other year 2000-sensitive dates. If we or any of our service providers, correspondents, vendors or customers experience a disruption of business resulting from a year 2000 problem, our financial condition, results of operations and liquidity could be materially adversely affected. We, like most banks, depend heavily on complex computer systems for most phases of our operations. If not corrected, a year 2000 problem could disrupt our operations as well as those of other financial institutions, which are particularly sensitive to these disruptions. These disruptions could include events ranging from electrical or water failure to computer systems failure, with any of these events potentially resulting in a cessation of our operations until the problem is resolved.

    We rely primarily on software and hardware developed by independent third parties to provide the information systems used by us. As a result, we will depend on the efforts of those vendors to ensure that their data processing systems accommodate year 2000 information. Although we require certification regarding year 2000 readiness from the vendors of our most critical systems and services, we cannot verify independently that any equipment supplied by third party vendors will in fact be year 2000 compliant. Additionally, we could be adversely affected by year 2000 problems experienced by others, including our customers, service providers, vendors, customers' vendors, correspondent banks, government agencies, and the financial services industry in general, over which we have no control. If, for example, one of our major borrowers is unable to conduct its operations as a result of a year 2000 problem, that borrower could be unable to maintain its cash flow and could therefore default on its loan, which would lead to loan losses for us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance" (page 45) for a description of our plan to address the year 2000 issue.

THE MARKET PRICE OF OUR COMMON STOCK COULD DROP SIGNIFICANTLY IF LARGE BLOCKS OF
  OUR COMMON STOCK ARE SOLD IN THE PUBLIC MARKET

    The market price of our common stock could drop significantly if the holders of shares of common stock, which are available for resale in the public market, sell or are perceived by the market as intending to sell large blocks of shares. After this offering, we will have up to 8,889,000 outstanding shares of common stock. Of these shares, approximately 3,575,496 will be immediately available for resale in the public market without restriction. The remaining 5,313,504 outstanding shares will represent shares held by affiliates, restricted shares issued under our Restricted Stock Award Plan and Long-term Incentive Plan, and shares that are restricted under the federal securities laws. These shares will become available for resale in the public market as indicated below:

    - 5,126,114 shares, which are held by our affiliates, will become available for resale beginning 90 days after the close of this offering, subject to the volume and other limitations under federal securities laws. This amount includes 117,600 shares, which were issued under our Restricted Stock Award Plan or Long-term Incentive Plan, that must also meet the vesting requirements under these plans before they may be resold.

    - 93,440 shares, which were issued to nonaffilitates under our Restricted Stock Award Plan or Long-term Incentive Plan, will become available for resale between the closing date of this offering and November 22, 1999 without restriction under federal securities laws, but subject to the vesting requirements under these plans.

    - 93,950 shares, which are held by nonaffiliates, will become available for resale between 90 days after the close of this offering and May 2000, subject to volume and other limitations under federal securities laws. This amount includes 73,000 shares, which were issued under our Restricted Stock Award Plan or Long-term Incentive Plan, that must also meet the vesting requirements under these plans before they may be resold.

    See "Shares Eligible for Future Sale" (page 67), for a discussion of the resale limitations under federal securities laws and see "Management--Restricted Stock Award Plan and--Long-term Incentive Plan" (page 63).

WE MAY NOT ALLOCATE ALL OF THE NET PROCEEDS OF THIS OFFERING IN THE MOST
  PROFITABLE MANNER

    Our management will have broad discretion in allocating the net proceeds of the offering, which are estimated to be $690,000. We intend to use the net proceeds as capital to support asset growth and for other general corporate purposes. Our management will have discretion as to the timing and specific application of the net proceeds, and investors will not have the opportunity to evaluate the economic, financial and other relevant information that we will use in applying the proceeds. Although we intend to use the net proceeds to serve Main Street's best interest, our allocation may not ultimately reflect the most profitable application of these proceeds. See "Use of Proceeds" (page 18).

IF OUR BYLAWS DETER A CHANGE IN CONTROL, YOU MAY BE DEPRIVED OF AN OPPORTUNITY
  TO SELL YOUR SHARES AT A PREMIUM OVER MARKET PRICES

    Our Bylaws contain a provision relating to the removal of directors from our Board that may make it more difficult and time consuming for a potential acquiror to obtain control of Main Street by replacing the Board of Directors or management. If this provision deters an attempt to change or gain control of Main Street, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over market prices. See "Provisions of Our Articles of Incorporation and Bylaws" (page 65).

                                  THE OFFERING

GENERAL

    Main Street is offering 60,000 shares and the selling shareholder, Robert R. Fowler, III, is offering 30,000 shares of Main Street common stock at a price of $14.00 per share. The minimum purchase for any one investor is 100 shares, unless Main Street, in its sole discretion, accepts a subscription for a lesser number of shares. The shares are being offered through the best efforts of our
officers and directors until             , unless we decide to end the offering
sooner or extend the offering as described under "Expiration Date" below. Our officers and directors will not receive any commissions or other compensation for soliciting sales of the common stock, but they will be reimbursed for reasonable expenses they incur in the offering. THE OFFERING IS NOT UNDERWRITTEN.

    We are conducting this offering to provide greater liquidity and marketability for our common stock, to increase community awareness of and involvement in Main Street and to broaden our shareholder base.

ELIGIBILITY TO SUBSCRIBE FOR SHARES

    Because the purpose of this offering is to diversify and broaden our shareholder base, current executive officers and directors of Main Street Banks Incorporated or any of its divisions or subsidiaries are not eligible to purchase shares of common stock in this offering.

HOW TO PURCHASE SHARES IN THE OFFERING

    You can purchase shares of the common stock by delivering to Main Street Banks Incorporated, 1134 Clark Street, Covington, Georgia 30014, Attn: Samuel B. Hay, III the following items:

    - Your completed and signed subscription agreement for at least 100 shares of common stock; and

    - A check or a money order payable to "Main Street Banks Incorporated" in the amount of the total purchase price for the shares you wish to purchase, calculated based on a price of $14.00 per share.

    A blank Subscription Agreement accompanies this prospectus. Additional forms are available upon request from Angela King at the address listed above. You may not revoke or change your subscription after you have submitted your signed Subscription Agreement unless you receive our express permission to do so. You must subscribe for at least 100 shares of common stock. Additionally, we may reject any subscription or limit the number of shares sold to any subscriber.

EXPIRATION DATE

    This offering will expire at 5:00 p.m., Eastern Standard Time, on unless we choose to end the offering sooner or extend the offering period. Our decision to end or extend the offering will be based on demand for
the shares. We will not extend the offering beyond            . We will promptly
publish a notice in various local newspapers including THE COVINGTON NEWS or otherwise notify you if we change the expiration date of the offering.

ALLOCATION OF SUBSCRIPTIONS IF THE OFFERING IS UNDERSUBSCRIBED

    If we receive subscriptions for less than 90,000 shares of common stock, all subscriptions received for up to 30,000 shares will first be allocated to the selling shareholder. Subscriptions received in excess of 30,000 shares and up to a total of 90,000 shares will be allocated to Main Street. We will not accept subscriptions for more than 90,000 shares of common stock. See "--Discretion to Accept Subscriptions" below.

DISCRETION TO ACCEPT SUBSCRIPTIONS

    We have the right, in our sole discretion, to accept or reject any subscription in whole or in part. In order to broaden our shareholder base to the greatest extent possible, if we receive subscriptions for a total of more than 90,000 shares, we will generally give preference to subscriptions for smaller numbers of shares and may limit the number of shares sold to any subscriber. As a result, you may not receive any or all of the shares for which you subscribe.

    We will notify subscribers promptly after the expiration date as to whether and to what extent their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will return to the subscriber the unaccepted portion of the subscription funds, without interest.

ISSUANCE OF STOCK CERTIFICATES

    Promptly after the expiration date described above, Main Street Bank, as transfer agent, will issue stock certificates representing the shares purchased by investors in this offering. Main Street Bank will follow the instructions contained in the accepted Subscription Agreements when it issues the stock certificates.

SUBSCRIPTION PROCEEDS

    We will deposit all subscription proceeds as we receive them in a noninterest-bearing deposit account with Main Street Bank. Promptly following the expiration date of the offering, we will refund any amounts due to subscribers whose subscriptions we did not accept as described under "--Discretion to Accept Subscriptions" above and distribute to the selling shareholder the portion of the subscription proceeds without interest due to him. The remaining subscription proceeds due to us will become immediately available for our use.

DETERMINATION OF OFFERING PRICE

    Our Board of Directors established the offering price of $14.00 per share, which is equal to 2.8 times our consolidated book value per share of $4.95 at March 31, 1999, and 18.7 times our net income per share of $0.75 for the year ended December 31, 1998. The Board considered a number of factors in setting the price, including:

    - the prices at which the common stock has most recently been sold,

    - the history of, and prospects for, the banking industry

    - the price to earnings and price to book value multiples represented by the offering price and by the prices of publicly traded common stock of comparable companies, and

    - our historical and prospective cash flow and earnings and that of comparable companies in recent periods.

    See "Selected Consolidated Financial Information" (page 21) and "Market Price of and Dividends on Common Stock" (page 18).

                                USE OF PROCEEDS

    We estimate that the net proceeds from the sale of 60,000 shares of common stock that we plan to sell in this offering, after we pay estimated expenses of the offering, will be $690,000. We intend to use the net proceeds as capital to support asset growth and for other general corporate purposes.

                 MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK

    We had 190 shareholders of record on March 31, 1999. Prior to this offering, our common stock has not been traded on an established public trading market and quotations for the common stock were not reported on any market. As a result, there has been no regular market for the common stock, and the sales prices known to us do not necessarily reflect the price that would be paid for the common stock in an active market. Our common stock was traded at a price of $5.00 per share during 1997, between $10.00 and $12.00 during 1998 and between $12.50 and $14.00 during 1999. In an effort to improve the trading market for our common stock, we intend to list the common stock on the Nasdaq National Market when the offering is completed. See "Risk Factors--If an active trading market for the common stock does not develop, it may be difficult for you to sell your shares of common stock" (page 12).

    The following table sets forth the amount of the quarterly dividends paid on the common stock during the periods indicated. All per share dividend amounts have been adjusted to reflect the six-for-one stock split that was effective on April 30, 1996 and the four-for-one stock split that was effective on September 1, 1998.

                                                                                                          CASH
                                                                                                        DIVIDEND
                                                                                                        PAID PER
FISCAL YEAR                                                                             DATE PAID         SHARE
---------------------------------------------------------------------------------  -------------------  ---------
1997
First Quarter....................................................................  January 16, 1997       $.05
Second Quarter...................................................................  April 10, 1997          .05
Third Quarter....................................................................  July 8, 1997            .055
Fourth Quarter...................................................................  October 15, 1997        .055

1998
First Quarter....................................................................  January 15, 1998       $.0625
Second Quarter...................................................................  April 10, 1998          .0625
Third Quarter....................................................................  July 15, 1998           .0625
Fourth Quarter...................................................................  October 15, 1998        .0625

1999
First Quarter....................................................................  January 15, 1999       $.0800
Second Quarter...................................................................  April 15, 1999          .0800

    We currently pay cash dividends on a quarterly basis and have paid dividends every year since our inception in 1988. Main Street Banks Incorporated is a legal entity separate and distinct from Main Street Bank, and its revenues depend primarily on the payment of dividends it receives from Main Street Bank. Banking regulations limit the amount of dividends that may be paid by Main Street Bank without prior approval of the Georgia Department of Banking and Finance. At March 31, 1999, $2,558,475 was available for the payment of dividends to Main Street Banks Incorporated without prior regulatory approval. Supervision and Regulation--Payment of Dividends" (page 70).

                                    DILUTION

    As of March 31, 1999, our net tangible book value was $4.76 per share. "Net tangible book value per share" is tangible net worth, or total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of the shares of common stock offered by this prospectus and after deducting estimated offering expenses to be paid by us, the pro forma net tangible book value at March 31, 1999 would have been $4.81 per share. This represents an immediate increase in the net tangible book value of $0.05 per share to existing shareholders and an immediate dilution of $9.19 per share to the new investors purchasing the shares in this offering. The following table illustrates this per share dilution to new investors:

Assumed initial public offering price per share.....................................  $   14.00
  Net tangible book value per share at March 31, 1999...............................  $    4.76
  Increase in net tangible book value per share attributable to new investors.......       0.05
Pro forma net tangible book value per share after offering..........................       4.81
Dilution in net tangible book value per share to new investors......................  $    9.19
                                                                                      ---------
                                                                                      ---------

                                 CAPITALIZATION

    The following table shows our capitalization as of March 31, 1999, and as adjusted to give effect to the receipt of the net proceeds from the sale of 60,000 shares of common stock in the offering. The as adjusted capitalization assumes that we sell 60,000 shares of common stock at $14.00 per share and that the net proceeds from the offering, after deducting the estimated offering expenses payable by us, are approximately $690,000.

                                                                        MARCH 31, 1999
                                                                 ----------------------------
                                                                    ACTUAL       AS ADJUSTED
                                                                 -------------  -------------
Shareholders' Equity:
  Common stock; $1.00 par value; 30,000,000 shares authorized;
    8,827,600 shares issued and outstanding and 8,887,600
    shares issued and outstanding, as adjusted.................  $   8,827,600  $   8,887,600
  Additional paid-in capital...................................        783,488      1,413,488
  Accumulated other comprehensive loss.........................        (85,709)       (85,709)
  Retained earnings............................................     34,206,277     34,206,277
                                                                 -------------  -------------
Total Shareholders' Equity.....................................  $  43,731,656  $  44,421,656
                                                                 -------------  -------------
                                                                 -------------  -------------

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated unaudited financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus. This information has been derived from audited financial statements for 1994 through 1998 and from unaudited financial statements for the three months ended March 31, 1999 and 1998. You should not rely on the three-month information as being indicative of results expected for the entire year.

                                              AT AND FOR THE
                                               THREE MONTHS                             AT AND
                                              ENDED MARCH 31                FOR THE YEARS ENDED DECEMBER 31
                                           --------------------  -----------------------------------------------------
                                             1999       1998       1998       1997       1996       1995       1994
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED BALANCE SHEET DATA:
Total assets.............................  $ 445,518  $ 415,356  $ 431,250  $ 400,201  $ 364,469  $ 346,665  $ 320,522
Mortgage loans held for sale.............      3,084      1,302      4,283         --         --         --         --
Loans, net...............................    333,385    301,418    324,617    298,091    258,831    237,732    221,658
Total deposits...........................    381,001    369,627    365,896    355,947    327,257    312,027    281,372
Investment securities available for
  sale...................................     48,593     50,044     49,618     56,198     47,228     53,897     11,848
Investment securities held to maturity...     12,555     13,421     12,497     12,068     13,352     16,710     58,145
Shareholders' equity.....................     43,732     39,528     42,946     38,109     34,521     31,543     28,932

AVERAGE BALANCES:
Assets...................................  $ 436,248  $ 409,269  $ 417,548  $ 397,289  $ 358,947  $ 338,268  $ 315,529
Earning assets...........................    395,780    373,311    380,012    364,697    327,123    313,146    288,942
Loans, net of unearned income............    332,735    301,408    312,014    281,572    249,065    231,024    208,718
Shareholders' equity.....................     43,676     38,992     40,397     36,227     33,019     30,584     28,463

SELECTED INCOME STATEMENT DATA:
Interest income..........................  $   8,892  $   8,732  $  35,788  $  33,647  $  29,768  $  27,757  $  23,861
Interest expense.........................      3,272      3,266     13,266     13,043     12,399     12,790     10,269
Net interest income......................      5,620      5,466     22,522     20,604     17,369     14,967     13,592
Provision for loan losses................        225        450        865      1,405        935      1,160        704
Noninterest income.......................      1,762      1,237      5,795      4,348      3,685      2,815      2,160
Noninterest expense......................      4,723      4,241     17,847     15,560     14,016     12,280     11,771
Income tax expense.......................        796        596      3,090      2,498      1,811      1,142        769
Net income...............................      1,638      1,416      6,515      5,490      4,291      3,201      2,508

PER SHARE DATA:(1)
Net income per share basic and diluted...  $     .19  $     .16  $     .75  $     .63  $     .50  $     .38  $     .30
Dividends paid per share.................       .080       .063       .250       .208       .167       .125       .083
Book value...............................       4.95       4.54       4.87       4.38       3.99       3.70       3.42
Average common shares outstanding........  8,710,970  8,693,956  8,710,970  8,657,180  8,548,456  8,469,719  8,454,026

ASSET QUALITY RATIOS:
Net charge-offs to average loans
  outstanding............................       0.11%      0.06%      0.03%      0.29%      0.27%      0.12%      0.21%
Allowance to period end loans............       1.79%      1.82%      1.80%      1.71%      1.77%      1.81%      1.53%
Allowance to non-performing loans........     372.22%   1090.87%    405.69%    675.33%    453.98%    245.31%    735.24%
Allowance to non-performing assets.......     223.71%    276.14%    233.16%    321.06%    270.43%    233.92%    251.92%

SELECTED FINANCIAL RATIOS:
Taxable-equivalent yield on average
  interest-earning assets................       9.07%      9.46%      9.51%      9.31%      9.25%      9.07%      8.48%
Cost of average interest-bearing
  liabilities............................       4.22%      4.34%      3.79%      4.38%      4.60%      4.71%      3.90%
Net interest margin......................       5.76%      5.96%      6.02%      5.76%      5.46%      4.99%      4.93%
Net income to average total assets.......       1.50%      1.38%      1.56%      1.38%      1.20%      0.95%      0.79%
Net income to average shareholders'
  equity.................................      15.00%     14.53%     16.13%     15.15%     13.00%     10.47%      8.81%
Efficiency ratio(2)......................      63.98%     63.38%     63.06%     62.40%     66.08%     68.81%     75.23%
Average shareholders' equity to average
  total assets...........................      10.01%      9.53%      9.67%      9.12%      9.20%      9.06%      8.91%

------------------------------

(1) All per share amounts have been adjusted for common stock splits, effected in the form of dividends, to shareholders of record on September 1, 1998 and April 30, 1996.

(2) Calculated by dividing total noninterest expense, excluding securities gains and losses, by net interest income plus noninterest income.

                            BUSINESS OF MAIN STREET

BACKGROUND

    Main Street Bank was founded in 1901 as "The Bank of Covington" and operated as a state chartered commercial bank under that name until 1996, when it was renamed "Main Street Bank." This name change was the culmination of a long-term strategy of expansion from our headquarters in Covington to communities in surrounding Georgia counties. In May 1988, Main Street Banks Incorporated was formed to serve as a holding company for The Bank of Covington. Upon formation, The Bank of Covington, which had four locations in Covington, Newton County, was our sole subsidiary.

    We began implementing our expansion strategy shortly after formation of the holding company. In August 1990, we purchased Southern Heritage Savings Bank located in Winterville, Clarke County, Georgia. In December 1990, we purchased two branches of Prime Bank, formerly Dekalb Federal Savings Bank, in Conyers, Rockdale County, Georgia. At the same time, we formed our third subsidiary, Main Street Savings Bank, FSB.

    In 1993, Main Street Savings Bank purchased three branches of the former First Federal Savings Bank of Georgia in Winder, Barrow County; Loganville, Walton County; and Athens, Clarke County from the Resolution Trust Corporation. At the beginning of 1996, we were a three-subsidiary holding company operating seventeen branches in six counties. In late 1996 we consolidated our subsidiaries into one subsidiary, Main Street Bank, and as a result realized our vision of operating a streamlined, multi-county bank.

    Since then, we have continued to provide leading technology combined with small-town customer service in all of our locations. Main Street Bank continues to be a traditional community bank in all its communities. We currently own and operate 13 banking offices in six counties, and had approximately $445.5 million in assets as of March 31, 1999.

LINES OF BUSINESS

    Through Main Street Bank, we provide basic banking services to our customers in the form of receiving deposits and making loans. The brick and mortar facility with people-to-people banking has been our mainstay since 1901. As the financial industry becomes more technology-driven, we recognize the need to adapt and have developed new products and business lines to meet the changing needs and desires of our customers. In addition to a wide variety of checking, savings, certificates of deposit and loan accounts, we also offer credit and debit cards, Ready Reserve lines of credit, check imaging, corporate PC banking, consumer Internet banking, and voice response touch-tone banking. Main Street Bank recently began offering Internet banking. In addition, we offer mortgages, brokerage services, insurance products, and accounts receivable financing through four business lines known as Main Street Mortgage, Main Street Investments, Main Street Insurance, and Business Manager.

    Our services are:

    - REAL ESTATE LENDING. Our real estate loans consist of residential first and second mortgage loans, residential construction loans and home equity lines of credit, and term loans secured by first and second mortgages on the residences of borrowers for home improvements, education and other personal expenditures. We make mortgage loans with a variety of terms, including fixed and floating rates. Generally, we retain real estate loans with maturities under 10 years and sell mortgage loans with longer maturities. Almost all of our loans for acquisition, development and construction purposes are secured by single-family residences or residential development property. We also offer Small Business Administration loans.

          Risks associated with real estate lending include fluctuations in the value of real estate, new job creation trends, and the borrower's financial stability. Real estate loans are made consistent with our appraisal policy and real estate lending policy, which prescribe maximum loan-to-value ratios and maturities. We expect that these loan-to-value ratios are sufficient to compensate for fluctuations in the real estate market and to minimize the risk of loss.

    - CONSUMER LENDING. We offer consumer installment loans to business owners and other individuals for personal, family, and household purposes. We also offer credit cards and home equity lines of credit to consumers. Consumer lending presents certain unique risks. Consumer loan repayments depend upon a borrower's financial stability and are more likely to be adversely affected by job loss, divorce, illness and other personal hardships. In addition, collateral such as automobiles and other personal property securing consumer loans depreciates rapidly and sometimes is an inadequate repayment source if a borrower defaults. In evaluating these loans, we require our lending officers to review the borrower's level and stability of income, past credit history, and the impact of these facts on the borrower's ability to repay the loan in a timely manner. In addition, we require that our banking officers maintain an appropriate margin between the loan amount and collateral value.

    - COMMERCIAL LENDING. Our commercial loan portfolio is dispersed among various business lines such as a wide variety of small businesses, commercial real estate (both owner-occupied and investment property), and acquisition and development and construction lending. These loans are primarily for the financing of property and plants used in the course of business by these business operators, and to a lesser degree, for the financing of equipment, inventory and accounts receivable. Of our commercial real estate loans, approximately 66% are secured by properties that house the businesses of the property's owners. The remainder is made up of loans on properties that may be deemed investment property.

          Commercial lending entails greater risks than traditional, single-family residential lending. Commercial loans typically involve larger loan balances concentrated among fewer borrowers. The analysis of commercial loans, which requires expertise in evaluating a commercial enterprise and its collateral, is generally more complex than the analysis required for single family residential lending. Like consumer loans, commercial loans are subject to adverse conditions in the economy, as well as the market for the specific goods and services sold by the commercial borrower. Loans secured by commercial real estate can also be affected by trends in the local real estate market. In making all these loans, we manage our credit risk by actively monitoring measures such as cash flow, collateral value and other appropriate credit factors.

    - DEPOSITS AND OTHER BORROWINGS. Deposits are a key component of our banking business, serving as a source of funding for lending as well as for increasing customer account relationships. We offer competitively priced deposit products, including checking, savings and time deposit accounts, as we seek to increase core deposits and market share. Borrowings, principally from the Federal Home Loan Bank, and lines of credit with other banks, provide sources of additional liquidity and funding.

    - BROKERAGE SERVICES/INVESTMENTS. We provide brokerage services through Main Street Investments, a comprehensive brokerage service. Main Street Investments offers our customers a wide variety of investment options, including stocks and bonds, mutual funds, annuities, 401(k) plans, life insurance, Individual Retirement Accounts and Simplified Employee Pension Accounts, estate planning and financial needs analysis.

    - INSURANCE. We provide insurance services through Main Street Insurance, a full-service insurance agency that enables us to offer customers both consumer and commercial insurance products.

    - ACCOUNTS RECEIVABLE. We provide accounts receivable financing through the Business Manager program. Business Manager is a process through which we finance existing receivables on a discounted basis and take over the responsibility for billing our customer's clients and collecting their payments, and providing business owners with needed liquidity.

    We developed brokerage, insurance, and accounts receivable services as a strategy to retain existing customers, to attract additional customers from our market areas, and to enhance our franchise by offering a broader scope of financial services.

    Our operating revenues are derived primarily from interest earned from our loan and investment securities portfolios and fee income from loan and deposit products. We are not dependent upon a single customer, or a few customers, the loss of any one or more of which would have a material adverse effect on our financial condition or results of operations.

MARKET AREAS

    Main Street Bank is ranked twentieth in asset size out of 349 Georgia banks. We operate principally in North Georgia, within the eastern side of metropolitan Atlanta, extending into the Athens area. We have branches in Barrow, Clarke, Gwinnett, Newton, Rockdale, and Walton counties and have a total of 13 banking offices. Our primary market area is the six-county region in which we have branches, and our secondary market includes counties contiguous to that region.

    The following chart describes the communities in which we operate. Market share data is based on deposit information available from the FDIC. Branch deposit data is as of June 30, 1998. Population household and income figures are available from DEMOGRAPHICS USA-COUNTY EDITION, MARKET STATISTICS, 1998 EDITION and unemployment rates are August 1998 estimates by the Georgia Department of Labor.

                                                                         AVERAGE
                                                                        HOUSEHOLD
                                                                        EFFECTIVE       UNEMPLOYMENT         DEPOSIT
COUNTY                                      POPULATION   HOUSEHOLDS   BUYING INCOME         RATE          MARKET SHARE
------------------------------------------  -----------  -----------  --------------  -----------------  ---------------
Barrow....................................      39,000       13,900     $   34,947              4.0%            12.39%
Clarke....................................      93,000       35,700         33,879              3.3              5.06
Gwinnett..................................     508,700      184,400         52,152              2.5              0.19
Newton....................................      55,300       19,500         35,225              3.6             36.50
Rockdale..................................      67,600       23,100         48,728              2.7             12.24
Walton....................................      52,300       18,400         35,730              3.5              3.01

COMPETITION

    We compete with several local and regional commercial banks, thrifts, credit unions and mortgage companies for deposits, loans, and other banking-related financial services. There is intense competition in our market areas from other financial institutions as well as other "non-bank" companies that engage in similar activities. Some of our competitors are not subject to the degree of regulatory review and restrictions that apply to us. In addition, we must compete with much larger financial institutions that have greater financial resources than we do and that compete aggressively for market share. These competitors attempt to gain market share through their financial product mix, pricing strategies and banking center locations. Legislative developments related to interstate branching and banking in general are creating more competitive pressure on smaller financial institutions by providing large banking institutions easier access to a broader marketplace. We also compete with insurance companies, savings banks, consumer finance companies, investment banking firms, brokerage houses, mutual fund managers, investment advisors, and credit unions. Retail establishments compete for loans by offering credit cards and retail installment contracts for the purchase of goods and merchandise.

    We anticipate that competition from both bank and non-bank entities will continue to grow. We have been able to compete effectively with other financial institutions by emphasizing customer service and local office decision-making, by establishing long-term customer relationships and building customer loyalty, and by providing products and services designed to address the specific needs of our customers.

EMPLOYEE RELATIONS

    As of March 31, 1999, we had 311 employees, of whom 258 were full-time and 53 part-time. In addition to a bonus program, we currently maintain an employee benefit program providing, among other benefits, a medical insurance plan, a profit sharing and 401(k) retirement plan, and life and disability insurance. We also grant shares of stock in Main Street to some of our officers under our Restricted Stock Plan and have also adopted a long-term incentive plan under which we may grant other forms of stock-based compensation to selected employees. We consider these employee benefits, as a whole, to be generally competitive with employee benefits provided by other employers in Georgia. We believe our future success depends, in part, on our ability to continue to attract and retain skilled retail, technical, and managerial personnel in order to maintain our quality delivery of financial and banking services. None of our employees is subject to a collective bargaining agreement, and we have never experienced a work stoppage.

FACILITIES

    Our executive offices are located at 1121 Floyd Street and our main banking office is located at 1134 Clark Street, Covington, Georgia 30014. Our principal support and operational functions are located at 2118 Usher Street, Covington, Georgia 30014. All of our branch offices are located in Georgia. The following chart indicates whether each office is leased or owned and lists the loan and deposit balances for each office, as of March 31, 1999.

BANKING                                                                  OWNED (O)      LOANS AS OF    DEPOSITS AS OF
OFFICES                                                                 LEASED (L)     MARCH 31, 1999  MARCH 31, 1999
--------------------------------------------------------------------  ---------------  --------------  --------------
                                                                                               (IN THOUSANDS)
COVINGTON

Main Office.........................................................             O       $  105,799      $  131,912
1134 Clark Street
Covington, GA 30014

North Office........................................................             O           11,590          35,771
3110 Hwy. 278
Covington, GA 30014

Eastside Office.....................................................             O              732           4,172
9130 Hwy. 278
Covington, GA 30014

Kroger Office (supermarket).........................................             L              247           3,548
3139 Hwy. 278
Covington, GA 30014

CONYERS

2405 Salem Road.....................................................             O            4,830          13,949
Conyers, GA 30013

1887 Hwy. 20, SE....................................................             O           38,085          30,699
Conyers, GA 30013

BANKING                                                                  OWNED (O)      LOANS AS OF    DEPOSITS AS OF
OFFICES                                                                 LEASED (L)     MARCH 31, 1999  MARCH 31, 1999
--------------------------------------------------------------------  ---------------  --------------  --------------
                                                                                               (IN THOUSANDS)
940 Main Street NE..................................................             O            4,311          33,781
Conyers, GA 30012

LOGANVILLE

4644 Hwy. 78........................................................             O           16,015          12,107
Loganville, GA 30052

WINDER

45 East Athens Street...............................................             O           64,601          49,688
Winder, Georgia 30680

LAWRENCEVILLE

867 Buford Drive....................................................             O           17,120           9,905
Lawrenceville, GA 30043

ATHENS

2065 Timothy Road...................................................             O           53,798          24,173
Athens, GA 30606

475 East Broad Street...............................................             O            8,539          14,113
Athens, GA 30601

190 Gaines School Road..............................................             O            1,424          18,856
Athens, GA 30605

Main Street Insurance...............................................             O               NA              NA
4644 Hwy. 78
Loganville, GA 30052

Main Street Investments.............................................             O               NA              NA
1134 Clark Street
Covington, GA 30014

Main Street Mortgage................................................             O               NA              NA
475 East Broad Street
Athens, GA 30601

NONBANKING                                                               OWNED (O)
OFFICES                                                                 LEASED (L)
--------------------------------------------------------------------  ---------------

COVINGTON

Corporate Offices and Marketing.....................................             L
1121 Floyd Street
Covington, GA 30014

Operations Center...................................................             L
2118 Usher Street
Covington, GA 30014

Human Resources.....................................................             O
1122 Pace Street
Covington, GA 30014

NONBANKING                                                               OWNED (O)
OFFICES                                                                 LEASED (L)
--------------------------------------------------------------------  ---------------
Accounting and Card Services........................................             L
1114 Pace Street
Covington, GA 30014

    See "Certain Transactions" (page 63) for a description of the terms of the leases for our corporate and marketing offices, operations center and accounting and card services offices, which Mr. Fowler leases to Main Street Bank.

LEGAL PROCEEDINGS

    In the ordinary course of operations, we are a party to various legal proceedings. In the opinion of our management, there is no proceeding pending, or to our knowledge, threatened in which an adverse decision would have a material adverse effect on our financial condition or results of operations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    Management's Discussion and Analysis of Financial Condition and Results of Operations analyzes the major elements of our Consolidated Statements of Financial Condition and Consolidated Statements of Income. This section should be read in conjunction with our financial statements and accompanying notes and other detailed information appearing elsewhere in this Prospectus.

FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

OVERVIEW

    The three month period ended March 31, 1999 was marked by continued strong loan demand. Total loans increased $31.9 million or 10.6%, compared to March 31, 1998, as a result of the internal growth of our real estate construction and mortgage loan portfolios. We experienced positive earnings growth during the quarter ended March 31, 1999 due to the increase in the overall loan portfolio as well as the increased loan volume in the Mortgage Division as interest rates remained at relatively low levels.

    Net income for the three months ended March 31, 1999 was $1.6 million, which was $222,000 or 15.7% more than net income for the three months ended March 31, 1998. Basic and diluted earnings per common share were $0.19 for the three months ended March 31, 1999 and $0.16 for the three months ended March 31, 1998. The increase in net income reflected a one time gain on the sale of our West Broad Street, Athens Branch of $304,000 before taxes and the fact that net interest income increased $154,000 during the period. Annualized return on average assets and return on average common equity were 1.5% and 15.0%, respectively, for the three months ended March 31, 1999 compared to 1.4% and 14.5%, respectively, for the same period in 1998. Main Street's annualized efficiency ratio, calculated by dividing total noninterest expense (excluding securities gains and losses) by net interest income plus noninterest income, was 64.0% for the three months ended March 31, 1999 and 63.4% for the three months ended March 31, 1998. The increase in the efficiency ratio was primarily due to increased compensation expense related to our new lines of business including insurance, investments and card services that required a significant initial investment. These lines are crucial to us to meet our customers' needs and to diversify our revenue sources. Management believes these new lines of business will increase our return on equity and shareholder value in the future.

    Total assets at March 31, 1999 increased to $445.5 million from $415.4 million at March 31, 1998, an increase of $30.1 million or 7.3%. Deposits rose to $381.0 million at March 31, 1999 from $369.6 million at March 31, 1998, an increase of $11.4 million or 3.1%. Total shareholders' equity was $43.7 million at March 31, 1999, representing an increase of $4.2 million or 10.6% over total shareholders' equity of $39.5 million at March 31, 1998.

RESULTS OF OPERATIONS

    NET INTEREST INCOME. Net interest income represents the amount by which interest income on interest-earning assets, including securities and loans, exceeds interest expense incurred on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of our earnings. Interest rate fluctuations, as well as changes in the amount and type of earning assets and liabilities, combine to affect net interest income.

    Net interest income for the three months ended March 31, 1999 was $5.6 million compared to $5.5 million for the three months ended March 31, 1998, an increase of $154,000 or 2.8%. Net interest income increased as a result of significant loan growth. Loans, net of unearned income, increased to $333.4 million at March 31, 1999 from $301.4 million at March 31, 1998, an increase of $32.0 million or

10.6%; however, the decline in interest rates attributable to the Federal Reserve Bank's 75 basis point decrease in rates during the fourth quarter of 1998 reduced our net interest rate spread considerably. The yield on average interest-earning assets decreased to 9.07% for the three months ended March 31, 1999 from 9.46% for the three months ended March 31, 1998. The cost of interest-bearing liabilities decreased to 4.22% for the three months ended March 31, 1999 from 4.34% for the three months ended March 31, 1998. Our net interest margin on a tax-equivalent basis was 5.76% and 5.96% and net interest spread was 4.85% and 5.12% for the periods ended March 31, 1999 and March 31, 1998, respectively. We were unable to offset completely the yield decline on earning assets through rate reductions on interest bearing liabilities.

    The following table presents the total dollar amount of average balances, interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Nonaccrual loans were $1.6 million and $504,000 at March 31, 1999 or March 31, 1998, respectively, and are included in the average loan balances in the table below.

                                                                                    THREE MONTHS ENDED MARCH 31,
                                                                     -----------------------------------------------------------
                                                                                    1999                           1998
                                                                     -----------------------------------  ----------------------

                                                                      BALANCE    INTEREST    YIELD/ RATE   BALANCE    INTEREST
                                                                     ---------  -----------     -----     ---------  -----------
                                                                                       (DOLLARS IN THOUSANDS)
AVERAGE ASSETS
INTEREST-EARNING ASSETS:
  Loans, net of unearned income(1).................................  $ 332,735   $   7,979         9.59%  $ 301,408   $   7,579
  Investment securities:
      Taxable......................................................     48,555         738         6.08      54,212         888
      Non-taxable(2)...............................................     12,517         237         7.57      12,832         289
  Interest-bearing deposits........................................        296           2         2.70         123           2
  Federal funds sold...............................................      1,677          17         4.05       4,736          72
                                                                     ---------  -----------               ---------  -----------
Total interest-earning assets......................................    395,780       8,973         9.07%    373,311       8,830

NONINTEREST-EARNING ASSETS:
  Cash and due from banks..........................................     20,798                               18,641
  Allowance for loan losses........................................     (5,916)                              (5,234)
  Premises and equipment...........................................     15,252                               13,016
  Other real estate owned..........................................      1,067                                1,487
  Other assets.....................................................      9,267                                8,048
                                                                     ---------                            ---------
      Total assets.................................................  $ 436,248                            $ 409,269
                                                                     ---------                            ---------
                                                                     ---------                            ---------
AVERAGE LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES:
  Demand and money market deposits.................................  $  83,318   $     491         2.36%  $  81,567   $     487
  Savings deposits.................................................     25,523         126         1.97      24,481         121
  Time deposits....................................................    183,482       2,401         5.23     191,605       2,606
  FHLB advances....................................................     15,733         222         5.64       2,800          41
  Federal funds purchased and other borrowings.....................      2,145          32         5.97         783          11
                                                                     ---------  -----------               ---------  -----------
Total interest-bearing liabilities.................................    310,201       3,272         4.22%    301,236       3,266
NONINTEREST-BEARING:
      Demand deposits..............................................     77,325                               65,599
      Other liabilities............................................      5,046                                3,442
                                                                     ---------                            ---------
      Total liabilities............................................    392,572                              370,277

Shareholders' equity...............................................     43,676                               38,992
                                                                     ---------                            ---------
      Total liabilities and shareholders' equity...................  $ 436,248                            $ 409,269
                                                                     ---------                            ---------
                                                                     ---------                            ---------
  Net interest rate spread.........................................                                4.85%
  Net interest income and margin(3)................................              $   5,701         5.76%              $   5,565



                                                                     YIELD/ RATE
                                                                        -----

AVERAGE ASSETS
INTEREST-EARNING ASSETS:
  Loans, net of unearned income(1).................................       10.06%
  Investment securities:
      Taxable......................................................        6.55
      Non-taxable(2)...............................................        9.01
  Interest-bearing deposits........................................        6.50
  Federal funds sold...............................................        6.08

Total interest-earning assets......................................        9.46%
NONINTEREST-EARNING ASSETS:
  Cash and due from banks..........................................
  Allowance for loan losses........................................
  Premises and equipment...........................................
  Other real estate owned..........................................
  Other assets.....................................................

      Total assets.................................................

AVERAGE LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES:
  Demand and money market deposits.................................        2.39%
  Savings deposits.................................................        1.98
  Time deposits....................................................        5.44
  FHLB advances....................................................        5.86
  Federal funds purchased and other borrowings.....................        5.62

Total interest-bearing liabilities.................................        4.34%
NONINTEREST-BEARING:
      Demand deposits..............................................
      Other liabilities............................................

      Total liabilities............................................
Shareholders' equity...............................................

      Total liabilities and shareholders' equity...................

  Net interest rate spread.........................................        5.12%
  Net interest income and margin(3)................................        5.96%

------------------------

(1) Fee income related to loans of $600,000 and $544,000 for the three months ended March 31, 1999 and 1998 is included in interest income.

(2) In order to make pre-tax income and resultant yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed using a federal income tax rate of 34%.

(3) The net interest margin is equal to net interest income divided by average interest-earning assets.

    The following schedule presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase related to changes in outstanding balances and the changes in interest rates. For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated to rate.

                                                                                           THREE MONTHS ENDED MARCH 31,
                                                                                                   1999 VS. 1998
                                                                                            INCREASE (DECREASE) DUE TO
                                                                                         ---------------------------------
                                                                                           VOLUME       RATE       TOTAL
                                                                                         -----------  ---------  ---------

                                                                                              (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans..................................................................................   $     791   $    (391) $     400
Investment securities:
    Taxable............................................................................         (93)        (57)      (150)
    Non-taxable........................................................................          (7)        (45)       (52)
Interest-bearing deposits..............................................................           3          (3)        --
Federal funds sold.....................................................................         (46)         (9)       (55)
                                                                                              -----   ---------  ---------
Total increase (decrease) in interest income...........................................         648        (505)       143
                                                                                              -----   ---------  ---------
INTEREST-BEARING LIABILITIES:
Demand and money market deposits.......................................................          10          (6)         4
Savings deposits.......................................................................           6          (1)         5
Time deposits..........................................................................        (108)        (96)      (204)
FHLB advances..........................................................................         190          (9)       181
Federal funds purchased and other borrowings...........................................          19           2         21
                                                                                              -----   ---------  ---------
Total increase (decrease) in interest expense..........................................         117        (110)         7
                                                                                              -----   ---------  ---------
Increase (decrease) in net interest income.............................................   $     531   $    (395) $     136
                                                                                              -----   ---------  ---------
                                                                                              -----   ---------  ---------

    PROVISION FOR LOAN LOSSES. Provisions for loan losses are charged to income to bring our allowance for loan losses to a level deemed appropriate by management based on the factors discussed under "--Financial
Condition--Allowance for Loan Losses." The provision for loan losses was $225,000 for the three months ended March 31, 1999 and $450,000 for the same time period in 1998, a decrease of $225,000 or 50.0%.

    NONINTEREST INCOME. Noninterest income is an important source of revenue for financial institutions. Service charges on deposit accounts are the largest component of noninterest income and a significant source of revenue for us. Noninterest income for the three months ended March 31, 1999 was $1.8 million, an increase of $525,000 from $1.2 million for the same period in 1998. 1999 results included a $304,000 gain before taxes on the sale of our West Broad Street Branch property. Excluding the gain on sale of the West Broad Street Branch property, noninterest income rose $221,000 or 17.9% over the same period in 1998.

    The following table presents the major categories of noninterest income:

                                                                              THREE MONTHS ENDED
                                                                                  MARCH 31,
                                                                             --------------------
                                                                               1999       1998
                                                                             ---------  ---------

                                                                                 (DOLLARS IN
                                                                                  THOUSANDS)
Service charges on deposit accounts........................................  $     740  $     738
Mortgage division income...................................................        216        194
Investment division income.................................................         26         33
Insurance division income..................................................         21         --
Card services income.......................................................        204        135
Nonoperating income........................................................        390         20
Other noninterest income...................................................        165        117
                                                                             ---------  ---------
    Total noninterest income...............................................  $   1,762  $   1,237
                                                                             ---------  ---------
                                                                             ---------  ---------

    NONINTEREST EXPENSE. In the three month period ended March 31, 1999, noninterest expense increased $482,000 or 11.4% to $4.7 million from $4.2 million for the period ended March 31, 1998. The increase reflected a 9.3% increase in salaries and employee benefits due to several new positions added for the new business lines. Premises and equipment expense increased reflecting an increased investment in branch facilities, a new Operations Center and check imaging equipment.

    The following table presents the major categories of noninterest expense:

                                                                              THREE MONTHS ENDED
                                                                                  MARCH 31,
                                                                             --------------------
                                                                               1999       1998
                                                                             ---------  ---------

                                                                                  DOLLARS IN
                                                                                  THOUSANDS)
Salaries and employee benefits.............................................  $   2,676  $   2,448
Bank premises..............................................................        324        304
Equipment rentals, depreciation and maintenance............................        364        309
Professional fees..........................................................        147         79
Regulatory assessments.....................................................         39         41
Intangible amortization....................................................        110        110
Other......................................................................      1,063        950
                                                                             ---------  ---------
    Total noninterest expense..............................................  $   4,723  $   4,241
                                                                             ---------  ---------
                                                                             ---------  ---------

    INCOME TAXES. Income tax expense includes both federal income tax and Georgia state income tax. The amount of federal income tax expense is influenced by the amount of taxable income, the amount of tax-exempt income, the amount of non-deductible interest expense and the amount of other non-deductible expenses. During the three months ended March 31, 1999, income tax expense was $796,000 compared to $596,000 for the three months ended March 31, 1998. The effective tax rate for the three months ended March 31, 1999 was 32.7% compared to 29.6% for the same period of 1998.

    IMPACT OF INFLATION. The effects of inflation on the local economy and on our operating results have been relatively modest for the past several years. Since substantially all of our assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. We try to control the impact of interest rate fluctuations by managing the relationship between its interest rate sensitive assets and liabilities. See "--Financial Condition--Interest Rate Sensitivity and Liquidity" (page 41).

FINANCIAL CONDITION

    LOAN PORTFOLIO. Loans, net of unearned income, were $333.4 million at March 31, 1999, an increase of $32.0 million or 10.6% from $301.4 million at March 31, 1998. Real estate construction loans increased by $9.1 million to $47.6 million at March 31, 1999 from $38.5 million at March 31, 1998, a 22.3% increase. Real estate mortgage loans increased to $225.0 at March 31, 1999 from $209.6 from March 31, 1998, a $15.4 million or 7.3% increase. Due to the sensitivity of repayment of construction loans to fluctuations in the economy, we maintain a policy of keeping construction loans below 18% of total loans, an amount management believes will provide protection in the event of an economic downturn.

    The following table summarizes the loan portfolio by type of loan:

                                                                                       MARCH 31,
                                                                      --------------------------------------------
                                                                              1999                   1998
                                                                      ---------------------  ---------------------

                                                                        AMOUNT     PERCENT     AMOUNT     PERCENT
                                                                      ----------  ---------  ----------  ---------
Commercial and industrial...........................................  $   16,874       5.06% $   14,362       4.77%
Real estate construction............................................      47,621      14.28      38,506      12.77
Real estate mortgage................................................     225,034      67.50     209,590      69.53
Consumer and other..................................................      43,856      13.16      38,960      12.93
                                                                      ----------             ----------
  Total Loans.......................................................  $  333,385     100.00  $  301,418     100.00
                                                                      ----------             ----------
                                                                      ----------             ----------
Mortgage loans held for sale........................................  $    3,084             $    1,302
                                                                      ----------             ----------
                                                                      ----------             ----------

    To accomplish our lending objectives, management seeks to achieve consistent loan growth within our primary market areas while maximizing loan yields and maintaining a high quality loan portfolio. We monitor our lending objectives primarily through our Senior Loan Committee. Our lending objectives are clearly defined in our Lending Policy, which is reviewed annually and approved by the Board of Directors. The Senior Loan Committee is chaired by our Chief Credit Officer. Other members of the committee include our five division executives, our risk management officer and various lending officers.

    Generally, all loans with total related debt of $250,000 or more are reviewed for approval by the Senior Loan Committee. However, for certain loans that the Board of Directors has identified as low risk loans, i.e., residential mortgage loans and consumer loans, the division executives have approval authority up to $500,000. The next level of approval authority rests with the Board of Directors. The Board of Directors is generally responsible for ratifying the actions of the Senior Loan Committee and serving as the ultimate approval authority for single advances of $1 million or more. Additionally, the Board of Directors is responsible for approving all new loan requests for which a borrower's total debt exceeds $2.5 million.

    To achieve consistent growth, a high yielding loan portfolio and sound loan quality, we primarily focus on the following loan categories: (1) commercial,
(2) real estate construction, (3) real estate mortgage and (4) consumer loans. Management has strategically located its branches in high growth markets and has taken advantage of a surge in residential and industrial growth in northeastern Georgia.

    Real estate mortgage lending has significantly contributed to our loan growth during the past several years. Generally, these loans are owner-occupied and are amortized over a 15 year to 20 year period with a three to five year maturity. The underwriting criteria for these loans is very similar to the underwriting criteria used in the mortgage industry. Typically, a borrower's debt to income ratio can not exceed 36% and the loan to appraised value ratio cannot exceed 89.9%. However, our knowledge of our customers and our market allows us to be more flexible in meeting our customers' needs. We also underwrite commercial mortgage loans. Loans included in this category are primarily for the acquisition or refinance of owner occupied commercial buildings. These loans are underwritten on the borrower's ability to meet certain minimum debt service requirements and the value of the underlying collateral to meet certain loan to value guidelines. We will also perfect our interest on equipment or other business assets of the borrower and obtain personal guaranties.

    We also underwrite loans to finance the construction of residential and non-residential properties which include speculative and pre-sale loans. Speculative construction loans involve a higher degree of risk, as these are made on the basis that a borrower will be able to sell the project to a potential buyer after a project is completed. Pre-sale construction loans usually have a pre-qualified buyer under contract before construction is to begin. The major risk for pre-sale loans is getting the project completed in a timely manner and according to plan specifications. Non-residential construction loans include construction loans for churches, commercial buildings, strip shopping centers, and acquisition and development loans. These loans also carry a higher degree of risk and require strict underwriting guidelines. All construction loans are secured by first liens on real estate and generally have floating interest rates. We conduct periodic inspections either directly or through an agent prior to approval of periodic draws on these loans. As an underwriting guideline, management focuses on the borrower's past experience in completing projects in a timely manner and the borrower's financial condition with special emphasis placed on liquidity ratios. Although the construction loans are deemed to be of higher risk, we believe that we can monitor and manage this risk properly.

    We also underwrite commercial and industrial loans. Generally, these loans are for working capital purposes and are secured by inventory, accounts receivable or equipment. We maintain strict underwriting standards for this type of lending. Potential borrowers must meet certain working capital and debt ratios as well as generate positive cash flow from operations. Borrowers in this category will generally have a debt service coverage ratio of 1.3 to 1. We will also perfect our interest on equipment or other business assets of the borrower and obtain personal guaranties. This loan category represents our smallest loan category.

    Consumer loans we make include automobile loans, recreational vehicle loans, boat loans, home improvement loans, home equity loans, personal loans (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 12 to 120 months and vary based upon the nature of collateral and size of the loan. Consumer loans involve greater risk than residential mortgage loans. This is due to the fact that these loans may be unsecured or secured by rapidly depreciating assets such as automobiles. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan balance. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans.

    The contractual maturity ranges of the commercial and industrial and real estate-construction portfolios and the amount of such loans with predetermined interest rates and floating interest rates in each maturity range as of March 31, 1999 are summarized in the following table:

                                                                                 MARCH 31, 1999
                                                             -------------------------------------------------------
                                                                                 AFTER ONE
                                                                               THROUGH FIVE   AFTER FIVE
                                                             ONE YEAR OR LESS      YEARS         YEARS       TOTAL
                                                             ----------------  -------------  -----------  ---------

                                                                             (DOLLARS IN THOUSANDS)
Commercial and industrial..................................     $    5,589       $   4,769     $   6,516   $  16,874
Real estate-construction...................................         46,423           1,157            41      47,621
                                                                   -------          ------    -----------  ---------
  Total....................................................     $   52,012       $   5,926     $   6,557   $  64,495
                                                                   -------          ------    -----------  ---------
                                                                   -------          ------    -----------  ---------
Loans with a predetermined interest rate...................     $   21,501       $   5,926     $   6,557   $  33,984
Loans with a floating interest rate........................         30,511               0             0      30,511
                                                                   -------          ------    -----------  ---------
  Total....................................................     $   52,012       $   5,926     $   6,557   $  64,495
                                                                   -------          ------    -----------  ---------
                                                                   -------          ------    -----------  ---------

    NONPERFORMING ASSETS. We have several procedures in place to assist in maintaining the overall quality of our loan portfolio. We have established written guidelines contained in our Lending Policy for the collection of past due loan accounts. These written guidelines explain in detail our policy on the collection of loans over 30, 60, and 90 days delinquent. Generally, loans over 90 days delinquent are placed in a nonaccrual status. However, if the loan is deemed to be in process of collection, it may be maintained on an accrual basis. Management makes loan officers aware of our Lending Policy and the collection policy contained therein on a continuous basis. Management has also staffed our collection department with properly trained staff to assist lenders with collection efforts and to maintain records and develop reports on delinquent borrowers.

    We have historically had strong asset quality. There were $2.7 million or 0.80% of total loans and other real estate in nonperforming assets at March 31, 1999 compared to $2.0 million or 0.66% of total loans and other real estate at March 31, 1998. Despite the increase during the period, nonperforming assets remain less than 1% of total loans and other real estate. For the periods ended March 31, 1999 and 1998, approximately $7,000 and $6,000 of interest income would have been recorded on nonperforming loans, if all such loans had been accruing interest at the original contract rate. We record real estate acquired through foreclosure at the lesser of the outstanding loan balance or the fair value at the time of foreclosure, less estimated cost to sell. We usually dispose of real estate acquired through foreclosure within one year; however, if we are unable to dispose of the foreclosed property, the property's value is assessed annually and written down to its fair value less cost to sell.

    The following table presents information regarding nonperforming assets at March 31, 1999 and March 31, 1998:

                                                                                                   MARCH 31,
                                                                                              --------------------
                                                                                                1999       1998
                                                                                              ---------  ---------

                                                                                                  (DOLLARS IN
                                                                                                   THOUSANDS)
Nonperforming Assets
  Nonaccrual loans..........................................................................  $   1,607  $     504
  Restructured loans........................................................................         --         --
  Other real estate and repossessions.......................................................      1,067      1,487
                                                                                              ---------  ---------
  Total nonperforming assets................................................................  $   2,674  $   1,991
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Loans past due 90 days or more and still accruing...........................................  $     628  $     661
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Ratio of past due loans to loans, net of unearned income(1).................................       0.19%      0.22%
Ratio of nonperforming assets to loans, net of unearned income,
  and other real estate(1)..................................................................       0.80%      0.66%

------------------------

(1) Excludes mortgage loans held for sale

    ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. Management has established an allowance for loan losses which it believes is adequate for inherent losses in our loan portfolio. Based on a continuous credit evaluation of the loan portfolio, management presents a quarterly review of the allowance for loan losses to the Board of Directors. The review that management has developed primarily focuses on risk by evaluating the level of loans in certain risk categories. These categories have also been established by management and take the form of loan grades. These loan grades closely mirror regulatory classification guidelines and include pass loan categories 1 through 4 and Special Mention, Substandard, Doubtful, and Loss categories of 5 through 8, respectively. By grading the loan portfolio in this manner, management is able to effectively grade the portfolio by risk, which management believes is the most effective way to analyze the loan portfolio and thus analyze the adequacy of the reserve for loan losses. Also, management reviews activity in the allowance for loan losses, such as charge-offs and recoveries, during a quarter to identify trends.

    We follow a loan review program to evaluate the credit risk in the loan portfolio. Through the loan review process, we maintain an internally classified loan list which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. Loans classified as "substandard" are those loans with clear and defined weaknesses such as a highly-leveraged position, unfavorable financial ratios, uncertain financial ratios, uncertain repayment sources, or poor financial condition which may jeopardize recoverability of the debt. Loans classified as "doubtful" are those loans that have characteristics similar to substandard loans but have an increased risk of loss, or at least a portion of the loan may require to be charged-off if liquidated. Loans classified as "loss" are those loans that are in the process of being charged-off.

    For the three months ended March 31, 1999, net charge-offs totaled $93,000 or 0.11% (annualized) of average loans outstanding for the period compared to $44,000 in net charge-offs or 0.06% (annualized) of average loans outstanding at March 31, 1998. For the three months ended March 31, 1999, we recorded a provision for loan losses of $225,000 compared to $450,000 for the period ended March 31, 1998. At March 31, 1999 the allowance totaled $5.9 million and represented 1.79% of gross loans.

    The following table presents an analysis of the allowance for loan losses and other related data:

                                                                                          THREE MONTHS ENDED
                                                                                              MARCH 31,
                                                                                        ----------------------
                                                                                           1999        1998
                                                                                        ----------  ----------

                                                                                        (DOLLARS IN THOUSANDS)
Average loans outstanding.............................................................  $  332,735  $  301,408
Total loans, net of unearned income, outstanding at end of period.....................  $  333,385  $  301,417
Allowance for loan losses at beginning of period......................................  $    5,850  $    5,092
Provision for loan losses.............................................................         225         450
Charge-offs:
  Commercial and industrial...........................................................          (7)        (22)
  Real estate.........................................................................         (59)        (33)
  Consumer............................................................................         (95)        (51)
Recoveries:
  Commercial and industrial...........................................................          11          13
  Real estate.........................................................................           1           1
  Consumer............................................................................          56          48
                                                                                        ----------  ----------
Net charge-offs.......................................................................  $      (93) $      (44)
                                                                                        ----------  ----------
Allowance for loan losses at end of period............................................  $    5,982  $    5,498
                                                                                        ----------  ----------
                                                                                        ----------  ----------
Ratio of allowance to end of period loans, net of unearned income.....................        1.79%       1.82%
Ratio of net charge-offs to average loans.............................................        0.11%       0.06%
Ratio of allowance to end of period nonperforming loans...............................      372.22%   1,090.87%

    The following table describes the allocation of the allowance for loan losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                                                        MARCH 31,
                                                                      ----------------------------------------------
                                                                               1999                    1998
                                                                      ----------------------  ----------------------

                                                                                                         PERCENT OF
                                                                                 PERCENT OF               LOANS TO
                                                                                  LOANS TO                  TOTAL
                                                                       AMOUNT    TOTAL LOANS   AMOUNT       LOANS
                                                                      ---------  -----------  ---------  -----------
                                                                                  (DOLLARS IN THOUSANDS)
Balance of allowance for loan losses applicable to:
  Commercial and industrial.........................................  $     301        5.03%  $     261        4.75%
  Real estate.......................................................      4,889       81.73%      4,519       82.19%
  Consumer and other................................................        792       13.24%        718       13.06%
  Unallocated.......................................................         --          --          --          --
                                                                      ---------  -----------  ---------  -----------
    Total allowance for loan losses.................................  $   5,982      100.00%  $   5,498      100.00%
                                                                      ---------  -----------  ---------  -----------
                                                                      ---------  -----------  ---------  -----------

    We believe that the allocation of our allowance for loan losses is reasonable. Where management is able to identify specific loans or categories of loans where specific amounts of reserve are required, allocations are assigned to those categories. Federal and state bank regulators also require that a bank maintain a reserve that is sufficient to absorb an estimated amount of unidentified potential losses based on management's perception of economic conditions, loan portfolio growth, historical charge-off experience and exposure concentrations.

    We believe that the allowance for loan losses at March 31, 1999 is adequate to cover losses inherent in the portfolio as of such date. There can be no assurance that we will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at March 31, 1999.

    INVESTMENT SECURITIES. We use our securities portfolio both as a source of income and as a source of liquidity. At March 31, 1999, investment securities totaled $59.7 million, a decrease of $3.8 million from $63.5 million at March 31, 1998. At March 31, 1999, investment securities represented 13.4% of total assets, compared to 15.3% of total assets at March 31, 1998. The average yield on a fully taxable equivalent basis on the investment portfolio for the three months ended March 31, 1999 was 6.39% compared to a yield of 7.02% for the three months ended March 31, 1998.

    The following table presents the amortized cost and fair value of securities classified as available-for-sale and held-to-maturity at March 31, 1999:

                                                                             MARCH 31, 1999
                                                                         ----------------------
                                                                          AMORTIZED     FAIR
                                                                            COST        VALUE
                                                                         -----------  ---------

                                                                         (DOLLARS IN THOUSANDS)
Held to maturity securities
States and political subdivisions......................................   $  12,555   $  12,947
                                                                         -----------  ---------
                                                                         -----------  ---------
Available for sale securities
U.S. Treasury securities...............................................   $   3,986   $   4,015
U.S. Government agencies and corporations..............................      15,989      15,979
Mortgage-backed securities.............................................      27,256      27,159
                                                                         -----------  ---------
                                                                          $  47,231   $  47,153
                                                                         -----------  ---------
                                                                         -----------  ---------

    Mortgage-backed securities are securities which have been developed by pooling real estate mortgages and are principally issued by federal agencies such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. These securities are deemed to have high credit ratings, and minimum regular monthly cash flows of principal and interest are guaranteed by the issuing agencies.

    At March 31, 1999, 63.4% of the mortgage-backed securities we held had contractual final maturities of more than ten years. However, unlike U.S. Treasury and U.S. government agency securities, which have a lump sum payment at maturity, mortgage-backed securities provide cash flows from regular principal and interest payments and principal prepayments throughout the lives of the securities. Mortgage-backed securities which are purchased at a premium will generally suffer decreasing net yields as interest rates drop because home owners tend to refinance their mortgages. Thus, the premium paid must be amortized over a shorter period. Therefore, these securities purchased at a discount will obtain higher net yields in a decreasing interest rate environment. As interest rates rise, the opposite will generally be true. During a period of increasing interest rates, fixed rate mortgage-backed securities do not tend to experience heavy prepayments of principal and consequently, the average life of this security will not be unduly shortened. If interest rates begin to fall, prepayments will increase.

    The following table summarizes the contractual maturity of investment securities and their weighted average yields:

                                                                               MARCH 31, 1999
                                          -----------------------------------------------------------------------------------------
                                                                                                AFTER FIVE YEARS BUT
                                                                       AFTER ONE YEAR BUT
                                              WITHIN ONE YEAR                                                            AFTER TEN
                                                                       WITHIN FIVE YEARS          WITHIN TEN YEARS         YEARS
                                          ------------------------  ------------------------  ------------------------  -----------
                                            AMOUNT        YIELD       AMOUNT        YIELD       AMOUNT        YIELD       AMOUNT
                                          -----------     -----     -----------     -----     -----------     -----     -----------
                                                                           (DOLLARS IN THOUSANDS)
U.S. Treasury securities................   $   3,024         6.46%   $     991         4.94%          --           --           --
U.S. government agencies................          --           --       14,983         6.01    $     996         6.15%          --
Mortgage-backed securities..............         227         5.11        3,618         5.69        6,103         6.05    $  17,211
States and political subdivisions.......       1,647         7.45        3,825         7.96        6,533         6.96          550
                                          -----------               -----------               -----------               -----------
    Total...............................   $   4,898         6.73%   $  23,417         6.23%   $  13,632         6.49%   $  17,761
                                          -----------               -----------               -----------               -----------
                                          -----------               -----------               -----------               -----------


                                             YIELD       TOTAL
                                             -----     ---------

U.S. Treasury securities................          --   $   4,015
U.S. government agencies................          --      15,979
Mortgage-backed securities..............        5.66%     27,159
States and political subdivisions.......        9.37%     12,555
                                                       ---------
    Total...............................        5.77%  $  59,708
                                                       ---------
                                                       ---------

    We have adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("Statement 115"). At the date of purchase, we are required to classify debt and equity securities into one of three categories: held-to-maturity, trading or available-for-sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held-to-maturity and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. We do not have any securities classified as trading securities. Investments not classified as either held-to-maturity or trading are classified as available-for-sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, in accumulated other comprehensive income, a separate component of shareholders' equity, until realized.

    DEPOSITS. Main Street offers a variety of deposit accounts having a wide range of interest rates and terms. Our deposits consist of demand, savings, money market and time accounts. We rely primarily on competitive pricing policies and customer service to attract and retain these deposits. We do not have any brokered deposits.

    Our average total deposits for the three months ended March 31, 1999 were $369.6 million or 1.8% over average total deposits during the same period in 1998. Our total deposits at March 31, 1999, were $381.0 million, up $11.4 million or 3.1% over total deposits at March 31, 1998. The increase in deposits is attributable to internal growth.

    Main Street's lending and investing activities are funded principally by deposits, approximately 51.8% of which are demand, money market and savings deposits. Average noninterest-bearing deposits at March 31, 1999 increased to $77.3 million compared to $65.6 million for the first three months of 1998, an increase of $11.7 million or 17.9% over 1998. Approximately 20.9% of the average deposits were noninterest-bearing at March 31, 1999. As a result, we had a total cost of deposits of 4.12% for such period. Money Market deposits grew $5.0 million or 15.9% at March 31, 1999 compared to March 31, 1998.

    The daily average balances and weighted average rates paid on interest-bearing deposits for the period ended March 31, 1999 are presented below:

                                                                        THREE MONTHS ENDED
                                                                          MARCH 31, 1999
                                                                       ---------------------
                                                                         AMOUNT      RATE
                                                                       ----------  ---------

                                                                            (DOLLARS IN
                                                                            THOUSANDS)
Demand and money market deposits.....................................  $   83,318       2.36%
Savings deposits.....................................................      25,523       1.97
Time deposits........................................................     183,482       5.23
                                                                       ----------
    Total interest-bearing deposits..................................  $  292,323       4.12%
                                                                       ----------
                                                                       ----------

    The following table sets forth the amount of our certificates of deposit that are $100,000 or greater by time remaining until maturity:

                                                                                MARCH 31, 1999
                                                                                --------------
                                                                                 (DOLLARS IN
                                                                                  THOUSANDS)
Three months or less..........................................................    $   13,684
Over three through six months.................................................        16,413
Over six through 12 months....................................................        10,935
Over 12 months................................................................         4,027
                                                                                     -------
    Total.....................................................................    $   45,059
                                                                                     -------
                                                                                     -------

    We expect that the majority of the certificates of deposit maturing within one year will renew. Should this not occur, management believes that there will be sufficient cash to fund payments.

    OTHER BORROWINGS. Deposits are the primary source of funds for our lending and investment activities. Occasionally, we obtain additional funds from the Federal Home Loan Bank and correspondent banks. At March 31, 1999, we had $15.0 million in Federal Home Loan Bank advances compared to $2.0 million at the same time in 1998. Main Street also has borrowing ability set up with the Federal Reserve Discount Window, backed by a portion of our commercial loan portfolio. Main Street's weighted average interest rate for the period ended March 31, 1999 was 5.71%. For a more detailed discussion of the borrowings of Main Street, see note 7 to the Consolidated Financial Statements included herein.

    INTEREST RATE SENSITIVITY AND LIQUIDITY. Main Street's Asset Liability and Funds Management Policy provides management with the necessary guidelines for effective funds management, and we have established a measurement system for monitoring its net interest rate sensitivity position. We manage our sensitivity position within established guidelines.

    Interest rate risk is managed by the Asset Liability Committee which is composed of senior officers of Main Street, in accordance with policies approved by our Board of Directors. The Asset Liability Committee formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the Asset Liability Committee considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The Asset Liability Committee meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans and the maturities of investments and borrowings. Additionally, the Asset Liability Committee reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management uses two methodologies to manage interest rate risk: (i) an analysis of relationships between interest-earning assets and interest-bearing liabilities; and (ii) an interest rate shock simulation model. We have traditionally managed our business to reduce our overall exposure to changes in interest rates.

    Main Street manages its exposure to interest rates by structuring its balance sheet in the ordinary course of business. We have also purchased a $10.0 million interest rate cap for the purpose of reducing interest rate risk. We do not utilize interest rate swaps, financial options, or financial future contracts in order to reduce interest rate risk.

    An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. The management of interest rate risk is performed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time ("GAP") and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments. Interest rate sensitivity reflects the potential effect on net interest income of a movement in interest rates. A company is considered to be asset sensitive, or having a positive GAP, when the amount of its interest-earning assets maturing or repricing within a given period exceeds the amount of its interest-bearing liabilities also maturing or repricing within that time period. Conversely, a company is considered to be liability sensitive, or having a negative GAP, when the amount of its interest-bearing liabilities maturing or repricing within a given period exceeds the amount of its interest-earning assets also maturing or repricing within that time period. During a period of rising interest rates, a negative GAP would tend to affect net interest income adversely, while a positive GAP would tend to result in an increase in net interest income. During a period of falling interest rates, a negative GAP would tend to result in an increase in net interest income, while a positive GAP would tend to affect net interest income adversely.

    The following table sets forth an interest rate sensitivity analysis for Main Street at March 31, 1999:

                                                             VOLUMES SUBJECT TO PREPRICING WITHIN
                                               0-30 DAYS   31-180 DAYS  181-365 DAYS  AFTER ONE YEAR    TOTAL
                                               ----------  -----------  ------------  --------------  ----------

                                                                    (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Investment securities......................  $    1,306   $   5,121    $   12,116    $     42,605   $   61,148
  Loans......................................      97,762      67,618        47,019         122,237      334,636
  Federal funds sold and other short term
    investments..............................       5,138          --            --              --        5,138
                                               ----------  -----------  ------------  --------------  ----------
      Total interest-earning assets..........     104,206      72,739        59,135         164,842      400,922
                                               ----------  -----------  ------------  --------------  ----------
Interest-bearing liabilities:
  Demand, money market and savings
  Deposits...................................       1,618       8,090         9,709          95,717      115,134
  Time deposits..............................      12,604     108,332        43,067          19,523      183,526
  Other borrowings...........................          --          --            --          15,000       15,000
                                               ----------  -----------  ------------  --------------  ----------
      Total interest-bearing liabilities.....      14,222     116,422        52,776         130,240      313,660
                                               ----------  -----------  ------------  --------------  ----------
Period GAP...................................  $   89,984   $ (43,683)   $    6,359    $     34,602   $   87,262
                                               ----------  -----------  ------------  --------------  ----------
                                               ----------  -----------  ------------  --------------  ----------
Cumulative GAP...............................  $   89,984   $  46,301    $   52,660    $     87,262
                                               ----------  -----------  ------------  --------------
                                               ----------  -----------  ------------  --------------
Period GAP to total assets...................       20.20%      (9.80)%        1.43%           7.77%
Cumulative GAP to total assets...............       20.20%      10.39 %       11.82%          19.59%

    Shortcomings are inherent in any GAP analysis since certain assets and liabilities may not move proportionally as interest rates change. In addition to GAP analysis, we use an interest rate risk simulation model and shock analysis to test the interest rate sensitivity of net interest income and the balance sheet, respectively. Contractual maturities and repricing opportunities of loans are incorporated in the model as are prepayment assumptions, maturity data and call options within the investment portfolio. Assumptions based on past experience are incorporated into the model for nonmaturity deposit accounts. Based on our March 31, 1999 simulation analysis, we estimate that a 200 basis point rise or decline in rates over the next 12 month period would have an impact of no more than 7% on our net interest income for the period. The change is relatively small, despite our asset sensitive GAP position.

    As a financial institution, our primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of our assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which have a short term to maturity. Based upon the nature of our operations, we are not subject to foreign exchange or commodity price risk. We do not own investment securities held as trading assets.

    Main Street's exposure to market risk is reviewed on a regular basis. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Management realizes certain risks are inherent, and that the goal is to identify and accept the risks.

    Liquidity involves our ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate on an ongoing basis. During the past three years, our liquidity needs have primarily been met by growth in core deposits, as previously discussed, with limited use of advances from the Federal Home Loan Bank. Although access to purchased funds from correspondent banks is available and has been utilized on occasion to take advantage of investment opportunities, we do not generally rely on these external funding sources. The cash and federal funds sold position, supplemented by amortizing investment and loan portfolios, have generally created an adequate liquidity position.

    CAPITAL RESOURCES. Capital management consists of providing equity to support both current and future operations. We are subject to capital adequacy requirements imposed by the Federal Reserve Board and Main Street Bank is subject to capital adequacy requirements imposed by the FDIC and the Georgia State Department of Banking and Finance. Both the Federal Reserve Board and the FDIC have adopted risk-based capital requirements for assessing bank holding company and bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

    The risk-based capital standards issued by the Federal Reserve Board require all bank holding companies to have "Tier 1 capital" of at least 4.0% and "total risk-based" capital (Tier 1 and Tier 2) of at least 8.0% of total risk-adjusted assets. "Tier 1 capital" generally includes common shareholders' equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. "Tier 2 capital" may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is "total risk-based capital."

    The Federal Reserve Board has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to average total consolidated assets ("leverage ratio") of 3.0% for institutions with well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0% to 5.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets.

    Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, each federal banking agency revised its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. Main Street Bank is subject to capital adequacy guidelines of the FDIC that are substantially similar to the Federal Reserve Board's guidelines. Also pursuant to the Federal Deposit Insurance Corporation Improvement Act, the FDIC has promulgated regulations setting the levels at which an insured institution such as Main Street Bank would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under the FDIC's regulations, Main Street Bank is classified "well capitalized" for purposes of prompt corrective action. See "Supervision and Regulation" (page 68).

    Shareholders' equity increased from $39.5 million at March 31, 1998 to $43.7 million at March 31, 1999, an increase of $4.2 million or 10.6%. This increase was primarily the result of net income of $6.7 million, less dividends paid on common stock of approximately $2.3 million.

    The following table provides a comparison of Main Street's and its banking subsidiary's leverage and risk-weighted capital ratios as of March 31, 1999 to the minimum and well capitalized regulatory standards:

                                                                                 TO BE WELL CAPITALIZED
                                                        MINIMUM REQUIRED FOR          UNDER PROMPT
                                                          CAPITAL ADEQUACY          CORRECTIVE ACTION     ACTUAL RATIO AT
                                                              PURPOSES                 PROVISIONS         MARCH 31, 1999
                                                      -------------------------  -----------------------  ---------------
Main Street
Leverage ratio......................................               3.00%(1)                  5.00%                9.78%
Tier 1 risk-based capital ratio.....................               4.00                      6.00                12.94
Risk-based capital ratio............................               8.00                     10.00                14.19

Banking subsidiary
Leverage ratio......................................               3.00%(2)                  5.00%                9.25%
Tier 1 risk-based capital ratio.....................               4.00                      6.00                11.94
Risk-based capital ratio............................               8.00                     10.00                13.20

------------------------

(1) The Federal Reserve Board may require us to maintain a leverage ratio of up to 200 basis points above the required minimum.

(2) The FDIC may require Main Street Bank to maintain a leverage ratio of up to 200 basis points above the required minimum.

YEAR 2000 COMPLIANCE

    THE YEAR 2000 PROBLEM. The year 2000 issue confronting us and our suppliers, customers, customers' suppliers and competitors centers on the inability of computer systems to recognize the year 2000 and other year 2000-sensitive dates, including September 9, 1999, December 31, 1999 and February 29, 2000. Many existing computer programs and systems originally were programmed with six-digit dates that provided only two digits to identify the calendar year in the date field. With the impending new millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000. Like most financial service providers, our operations may be affected significantly by the year 2000 issue because we depend on computer-generated financial information. Software, hardware and equipment both within and outside of our direct control, and third parties with which we electronically or operationally interface are likely to be affected. These third parties include customers and third party vendors providing data processing, information systems management, computer system maintenance, and credit bureau information. If computer systems are not able to identify the year 2000, many computer applications could fail or create incorrect results. Consequently, many calculations that rely on date-related information, such as interest, payment or due dates and other operating functions, could generate significantly misstated results, and we could lose our ability to process transactions, prepare statements or engage in similar normal business activities. In addition, under certain circumstances, failure to address adequately the year 2000 issue could adversely affect the viability of our suppliers and creditors and the creditworthiness of our borrowers. If not adequately addressed, the year 2000 issue could ultimately have a significant adverse impact on our products, services and competitive condition and, in turn, our financial condition and results of operations.

    REGULATORY OVERSIGHT. The FDIC has issued guidelines for insured financial institutions with respect to year 2000 compliance. We developed a year 2000 Readiness plan based in part on the guidelines and timetables issued by the FDIC. Our readiness plan focuses on four primary areas: (1) service providers;
(2) in-house computers and systems located at our banking offices; (3) third party and customer relationships; and (4) contingency planning. A company-wide task force, staffed by employees, subcontractors, and outside consultants, was established in 1997 to evaluate and manage the risks, solutions and cost associated with addressing this issue. Under the direction of this group, with direct supervision by executive management, we had identified all known risks and completed most testing of critical systems as of December 31, 1998.

    OUR STATE OF READINESS. Ultimately, the potential impact of the year 2000 issue will depend not only on the corrective measures we undertake, but also on the way in which the year 2000 issue is addressed by governmental agencies, businesses and other entities that provide data to, or receive data from, us, or whose financial condition or operational capability is important to us as borrowers, suppliers or customers. We are evaluating and taking action to mitigate these outside risks.

    Management has completed its review of external relationships and evaluated certain relationships based upon the potential business impact, available alternatives and cost of substitution. In the case of critical suppliers such as third party providers of telecommunications services and other utilities and major vendors, we are receiving a year 2000 readiness confirmation. In-house computer equipment was tested in 1998, and faulty equipment was identified and corrected at that time. In regards to our customer relationships, both consumer and commercial customers have been informed about the year 2000 through meetings and various printed materials.

    CONTINGENCY PLANS. As part of our normal business practice, we maintain contingency plans to follow in the event of emergency situations, some of which could arise from year 2000-related problems. We are formulating a detailed year 2000 contingency plan which will assess several possible scenarios to which we may be required to react. Our formal year 2000 contingency plan was completed in June of 1999.

    FINANCIAL IMPLICATIONS. The costs incurred in addressing the year 2000 problem are being expensed as incurred in compliance with generally accepted accounting principles except for equipment replaced in the normal course of business, which was capitalized. None of these costs is expected to impact materially the results of operations in any one period. Management estimates the total cost of achieving Year 2000 compliance to be approximately $472,000, of which $185,000 was incurred by March 31, 1999. We believe our plans for dealing with the Year 2000 issue will result in timely and adequate modifications of our systems and technology.

FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

OVERVIEW

    Net income was $6.5 million, $5.5 million and $4.3 million for the years ended December 31, 1998, 1997 and 1996, respectively, and basic and diluted earnings per share were $0.75, $0.63 and $0.50 for these same periods. Earnings growth from 1996 to 1997 and from 1997 to 1998 resulted principally from an increase in net interest income which primarily was driven by strong loan demand and an increase in noninterest income as a result of the addition and the continued growth of several fee-based lines of business. We posted returns on average assets of 1.56%, 1.38% and 1.20% and returns on average equity of 16.13%, 15.15% and 13.00% for the years ended December 31, 1998, 1997 and 1996, respectively. Our efficiency ratio was 63.03% in 1998, 62.40% in 1997 and 66.08% in 1996.

    Total assets at December 31, 1998, 1997 and 1996 were $431.3 million, $400.2 million and $364.5 million, respectively. Total deposits at December 31, 1998, 1997 and 1996 were $365.9 million, $355.9 million and $327.3 million, respectively. Loans, net of unearned income, were $324.6 million at December 31, 1998, an increase of $26.5 million or 8.9% from $298.1 million at the end of 1997. Loans, net of unearned income, were $258.8 million at year end 1996. Shareholders' equity was $42.9 million, $38.1 million and $34.5 million at December 31, 1998, 1997 and 1996, respectively.

RESULTS OF OPERATIONS

    NET INTEREST INCOME. Net interest income for 1998 was $22.5 million, compared to $20.6 million for 1997, an increase of $1.9 million or 9.2%. The improvement in net interest income for 1998 was primarily due to the increase in total interest earning assets, primarily in the loan portfolio. During 1998, the yield on interest earning assets increased 20 basis points from 9.31% in 1997 to 9.51% in 1998 due to the increase in volume of higher yielding loans. The cost of funds decreased 59 basis points from 4.38% in 1997 to 3.79% in 1998 primarily due to the increase in lower yielding demand and money market deposits.

    Our net interest income in 1997 was $20.6 million, an increase of 18.4% over the 1996 level of $17.4 million, due to loan growth and a stable net interest margin. The improvement in net interest income for 1997 was primarily due to the increase in total interest earning assets, primarily in the loan portfolio. During 1997, the yield on interest earning assets increased 6 basis points from 9.25% in 1996 to 9.31% in 1997 due to the increase in volume of higher yielding loans. The cost of funds decreased 22 basis points from 4.60% in 1996 to 4.38% in 1997 primarily due to the increase in lower cost transaction accounts and a reduction in market rates overall.

    The following table presents the total dollar amount of average balances, interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Nonaccrual loans were $1.1 million,

$832,000 and $674,000 at December 31, 1998, 1997, and 1996, respectively. These amounts are included in the average loan balances in the table below.

                                                                        YEARS ENDED DECEMBER 31,
                                    ------------------------------------------------------------------------------------------------
                                                   1998                                 1997                           1996
                                    -----------------------------------  -----------------------------------  ----------------------

                                                                                       YIELD
                                     BALANCE    INTEREST    YIELD/ RATE   BALANCE    INTEREST    YIELD/ RATE   BALANCE    INTEREST
                                    ---------  -----------     -----     ---------  -----------     -----     ---------  -----------
                                                                         (DOLLARS IN THOUSANDS)
AVERAGE ASSETS
INTEREST-EARNING ASSETS:
  Loans, net of unearned
    income(1).....................  $ 312,014   $  31,599        10.13%  $ 281,572   $  28,414        10.09%  $ 249,065   $  24,857
  Investment securities:
    Taxable.......................     50,044       3,178         6.35      57,916       3,731         6.44      54,094       3,470
    Non-taxable(2)................     12,466       1,042         8.36      12,435       1,189         9.56      14,631       1,409
  Interest-bearing deposits.......        123           9         7.32         109          10         9.17          87           4
  Federal funds sold..............      5,365         314         5.85      12,665         707         5.58       9,246         508
                                    ---------  -----------               ---------  -----------               ---------  -----------
Total interest-earning assets.....    380,012      36,142         9.51%    364,697      34,051         9.31%    327,123      30,248
Noninterest-earning assets
  Cash and due from bank..........     19,250                               15,787                               13,583
  Allowance for loan losses.......     (5,471)                              (4,800)                              (2,723)
  Premises and equipment..........     13,959                               13,174                                9,188
  Other real estate owned.........        832                                  628                                  674
  Other assets....................      8,966                                7,803                               11,102
                                    ---------                            ---------                            ---------
    Total assets..................  $ 417,548                            $ 397,289                            $ 358,947
                                    ---------                            ---------                            ---------
                                    ---------                            ---------                            ---------
AVERAGE LIABILITIES AND
  SHAREHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES:
Demand and money market deposits..  $  80,373   $   1,993         2.48%  $  79,625   $   1,834         2.30%  $  64,092   $   1,434
Savings deposits..................     23,917         479         2.00      23,226         466         2.01      23,479         477
Time deposits.....................    185,237      10,127         5.48     193,050      10,617         5.50     180,380      10,393
FHLB advances.....................     10,252         586         5.72       1,764         106         6.01         462          24
Federal funds purchased and other
  borrowings......................      1,382          81         5.86         310          20         6.45       1,252          71
                                    ---------  -----------               ---------  -----------               ---------  -----------
                                    ---------  -----------               ---------  -----------               ---------  -----------
Total interest-bearing
  Liabilities.....................    301,161      13,266         3.79%    297,975      13,043         4.38%    269,665      12,399
NON-INTEREST-BEARING:
Demand deposits...................     71,694                               59,118                               52,771
Other liabilities.................      4,296                                3,969                                3,492
                                    ---------                            ---------                            ---------
                                    ---------                            ---------                            ---------
Total liabilities.................    377,151                              361,062                              325,928
Shareholders' equity..............     40,397                               36,227                               33,019
                                    ---------                            ---------                            ---------
                                    ---------                            ---------                            ---------
Total liabilities and
  shareholders' equity............  $ 417,548                            $ 397,289                            $ 358,947
                                    ---------                            ---------                            ---------
                                    ---------                            ---------                            ---------
Net interest rate spread..........                                5.13%                                4.93%
Net interest income and
  margin(3).......................              $  22,876         6.02%              $  21,008         5.76%              $  17,849



                                    YIELD/ RATE
                                       -----

AVERAGE ASSETS
INTEREST-EARNING ASSETS:
  Loans, net of unearned
    income(1).....................        9.98%
  Investment securities:
    Taxable.......................        6.41
    Non-taxable(2)................        9.63
  Interest-bearing deposits.......        4.60
  Federal funds sold..............        5.49

Total interest-earning assets.....        9.25%
Noninterest-earning assets
  Cash and due from bank..........
  Allowance for loan losses.......
  Premises and equipment..........
  Other real estate owned.........
  Other assets....................

    Total assets..................

AVERAGE LIABILITIES AND
  SHAREHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES:
Demand and money market deposits..        2.24%
Savings deposits..................        2.03
Time deposits.....................        5.76
FHLB advances.....................        5.19
Federal funds purchased and other
  borrowings......................        5.67

Total interest-bearing
  Liabilities.....................        4.60%
NON-INTEREST-BEARING:
Demand deposits...................
Other liabilities.................

Total liabilities.................
Shareholders' equity..............

Total liabilities and
  shareholders' equity............

Net interest rate spread..........        4.65%
Net interest income and
  margin(3).......................        5.46%

------------------------

(1)  Fee income related to loans of $2,407,000, $1,942,000, and $1,485,000 for the years December 31, 1998, 1997, and 1996, respectively, is included in interest income.

(2) In order to make pre-tax income and resultant yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed using a federal income tax rate of 34%.

(3) The net interest margin is equal to net interest income divided by average interest-earning assets.

    The following schedule presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase related to higher outstanding balances and the change in interest rates. For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated to rate.

                                                                 YEARS ENDED DECEMBER 31,         YEARS ENDED DECEMBER 31,
                                                              -------------------------------  -------------------------------
                                                                       1998 VS. 1997                    1997 VS. 1996

                                                                INCREASE (DECREASE) DUE TO       INCREASE (DECREASE) DUE TO
                                                              -------------------------------  -------------------------------
                                                               VOLUME      RATE       TOTAL     VOLUME      RATE       TOTAL
                                                              ---------  ---------  ---------  ---------  ---------  ---------
                                                                                   (DOLLARS IN THOUSANDS)
Interest-earning assets:
Loans.......................................................  $   3,060  $     125  $   3,185  $   3,247  $     310  $   3,557
Investment securities:
Taxable.....................................................       (508)       (45)      (553)       244         17        261
Non-taxable.................................................          3       (150)      (147)      (211)        (9)      (220)
Interest-bearing deposits...................................          1         (2)        (1)         1          5          6
Federal funds sold..........................................       (407)        14       (393)       188         11        199
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Total increase (decrease) in interest income................      2,149        (58)     2,091      3,469        334      3,803
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Interest-bearing liabilities:
Demand and money market deposits............................         14        145        159        352         48        400
Savings deposits............................................         15         (2)        13         (6)        (5)       (11)
Time deposits...............................................       (453)       (37)      (490)       726       (502)       224
FHLB advances...............................................        510        (30)       480         68         14         82
Federal funds purchased and other borrowings................         69         (8)        61        (53)         2        (51)
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Total increase (decrease) in interest expense...............        155         68        223      1,087       (443)       644
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Increase (decrease) in net interest income..................  $   1,994  $    (126) $   1,868  $   2,382  $     777  $   3,159
                                                              ---------  ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------  ---------

    PROVISION FOR LOAN LOSSES. The allowance for loan losses at December 31, 1998 was $5.8 million, representing 1.80% of outstanding loans. One year earlier, this ratio was 1.71% of outstanding loans. The provision for loan losses charged against earnings was $865,000 in 1998 compared to $1.4 million in 1997. Net loans charged off in 1998 were $107,000 compared to $821,000 in 1997.

    During 1997, Main Street made provisions totaling $1.4 million to the allowance for loan losses, an increase of $470,000 compared to 1996. Net loans charged off in 1997 were $821,000 compared to $661,000 in loan charge-offs for 1996.

    NONINTEREST INCOME. For 1998, noninterest income totaled $5.8 million, an increase of $1.5 million or 34.9% versus $4.3 million in 1997. The increase was partly due to an increase of $416,000 in mortgage origination fees related to mortgage loan sales. We began our Mortgage Division in 1996. Also, revenues from our investment and insurance divisions and card services increased as business grew from these lines. A one-time gain on the sale of the Winterville Office of $136,000 before taxes was recognized during fourth quarter of 1998. Noninterest income for 1997 was $4.3 million, a $664,000 or 16.2% increase from 1996 primarily due to an increase in service charges and mortgage division and card services income. Nonoperating income for 1996 included a $425,000 pretax gain on the sale of a bank charter.

    The following table presents the major categories of noninterest income:

                                                                                          YEARS ENDED DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1998       1997       1996
                                                                                       ---------  ---------  ---------

                                                                                           (DOLLARS IN THOUSANDS)
Service charges on deposit accounts..................................................  $   3,099  $   2,898  $   2,300
Mortgage division income.............................................................      1,035        620        146
Investment division income...........................................................        123         31         --
Insurance division income............................................................         76         --         --
Card services income.................................................................        679        445        186
Nonoperating income..................................................................        192        (16)       700
Other noninterest income.............................................................        591        370        353
                                                                                       ---------  ---------  ---------
    Total noninterest income.........................................................  $   5,795  $   4,348  $   3,685
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    NONINTEREST EXPENSE. For the years ended 1998, 1997 and 1996, noninterest expense totaled $17.8 million, $15.6 million and $14.0 million, respectively. The following table presents the major categories of noninterest expense:

                                                                                      YEARS ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1998       1997       1996
                                                                                   ---------  ---------  ---------

                                                                                       (DOLLARS IN THOUSANDS)
Salaries and employee benefits...................................................  $   9,934  $   8,649  $   6,929
Bank premises expense............................................................      1,337      1,210      1,019
Equipment rentals, depreciation and maintenance..................................      1,379      1,115        918
Professional fees................................................................        315        309        378
Regulatory assessments...........................................................        161        108        975
Intangible amortization..........................................................        439        439        656
Other............................................................................      4,281      3,730      3,141
                                                                                   ---------  ---------  ---------
    Total noninterest expense....................................................  $  17,846  $  15,560  $  14,016
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    For 1998, noninterest expense totaled $17.8 million, an increase of $2.2 million or 14.1% over $15.6 million in 1997. Salaries and employee benefits for 1998 totaled $9.9 million, an increase of $1.3 million or 15.1% over $8.6 million for 1997. This was due to several new positions added. Other expenses increased principally due to increased occupancy, equipment and other expenses related to the opening of the Eastside Office and the new Operations Center. Total noninterest expenses in 1997 were $15.6 million, a 11.4% increase over the prior year's level of $14.0 million. Salaries and employee benefits in 1997 increased by 24.6% from $6.9 million to $8.6 million, largely due to staffing the Mortgage Division which began operations in the fall of 1996, and the increased staffing of several new and replacement branches that opened in the third quarter of 1996. These new branches were also responsible for higher occupancy, equipment and other expenses in 1997 over 1996.

    INCOME TAXES. In 1998 income tax expense was $3.1 million compared to $2.5 million in 1997. The 1996 amount was $1.8 million. The effective tax rates in 1998, 1997 and 1996, respectively, were 32.2%, 31.3% and 29.7%.

FINANCIAL CONDITION

    LOAN PORTFOLIO. At December 31, 1998, loans, net of unearned income, were $324.6 million, an increase of $26.5 million or 8.9% over net loans at December 31, 1997 of $298.1 million. The growth in the loan portfolio was attributable to our consistent focus on growth and a strong lending market. At December 31, 1998 real estate-construction loans increased $8.4 million or 21.2% and real estate mortgage loans increased $13.9 million or 6.7% from December 31, 1997. At December 31, 1998, loans, net of unearned income, were 88.7% of deposits and 75.3% of total assets.

    Loans, net of unearned income, increased 15.2% during 1997 from $258.8 million at December 31, 1996 to $298.1 million at December 31, 1997. The loan growth during 1997 was also due to growth of our real estate-construction and mortgage portfolios. At December 31, 1997 real estate-construction loans increased $13.5 million or 52.2% and real estate-mortgage loans increased $23.4 million or 12.8% from December 31, 1996. At December 31, 1997, loans, net of unearned income, were 83.7% of deposits and 74.5% of total assets.

    The following table summarizes the loan portfolio of Main Street by type of loan:

                                                                              DECEMBER 31,
                                                       ----------------------------------------------------------
                                                          1998        1997        1996        1995        1994
                                                       ----------  ----------  ----------  ----------  ----------
                                                                         (DOLLARS IN THOUSANDS)
Commercial and industrial............................  $   15,188  $   13,917  $   11,392  $   10,190  $    7,843
Real estate-construction.............................      47,831      39,449      25,917      19,962      18,327
Real estate-mortgage.................................     220,743     206,803     183,400     169,686     166,293
Consumer and other...................................      40,855      37,922      38,122      37,894      29,195
                                                       ----------  ----------  ----------  ----------  ----------
                                                       $  324,617  $  298,091  $  258,831  $  237,732  $  221,658
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Mortgage loans held for sale.........................  $    4,283          --          --          --          --
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Percent of loans by category to total loans
  (Excluding loans held for sale):
Commercial and industrial............................        4.68%       4.67%       4.40%       4.29%       3.54%
Real estate-construction.............................       14.73%      13.23%      10.01%       8.40%       8.27%
Real estate-mortgage.................................       68.00%      69.38%      70.86%      71.38%      75.02%
Consumer and other...................................       12.59%      12.72%      14.73%      15.93%      13.17%
                                                       ----------  ----------  ----------  ----------  ----------
                                                           100.00%     100.00%     100.00%     100.00%     100.00%
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

    The contractual maturity ranges of the commercial and industrial and real estate-construction portfolios and the amount of such loans with predetermined interest rates and floating rates in each maturity range as of December 31, 1998 are summarized as follows:

                                                                                AFTER ONE
                                                                 ONE YEAR OR  YEAR THROUGH   AFTER FIVE
                                                                    LESS       FIVE YEARS       YEARS       TOTAL
                                                                 -----------  -------------  -----------  ---------
                                                                               (DOLLARS IN THOUSANDS)
Commercial and industrial......................................   $   6,240     $   4,473     $   4,475   $  15,188
Real estate-construction.......................................      45,254         1,103         1,474      47,831
                                                                 -----------       ------    -----------  ---------
    Total......................................................   $  51,494     $   5,576     $   5,949   $  63,019
                                                                 -----------       ------    -----------  ---------
                                                                 -----------       ------    -----------  ---------
Loans with a predetermined interest rate.......................   $  20,186     $   5,576     $   5,653   $  31,415
Loans with a floating interest rate............................      31,308            --           296      31,604
                                                                 -----------       ------    -----------  ---------
    Total......................................................   $  51,494     $   5,576     $   5,949   $  63,019
                                                                 -----------       ------    -----------  ---------
                                                                 -----------       ------    -----------  ---------

    NONPERFORMING ASSETS. Our lending approach, as well as a healthy local economy, has resulted in strong asset quality. We had nonperforming assets of $
2.5 million, $1.6 million, and $1.7 million as of December 31, 1998, 1997 or 1996, respectively. For 1998, the gross amount of interest income that would have been recorded on nonperforming loans, if all such loans had been accruing interest at the original contract rate, was approximately $33,000.

    The following table presents information regarding nonperforming assets at the dates indicated:

                                                                                       DECEMBER 31,
                                                                   -----------------------------------------------------
                                                                     1998       1997       1996       1995       1994
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                                  (DOLLARS IN THOUSANDS)
Nonperforming Assets
Nonaccrual loans.................................................  $   1,442  $     754  $     993  $   1,726  $     454
Other real estate and repossessions..............................      1,067        832        674         84        871
                                                                   ---------  ---------  ---------  ---------  ---------
Total nonperforming assets.......................................  $   2,509  $   1,586  $   1,667  $   1,810  $   1,325
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
Loans past due 90 days or more and still accruing................  $     359  $     850  $     156  $     289  $     536
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
Ratio of past due loans to loans, net of unearned income(1)......       0.11%      0.29%      0.06%      0.12%      0.24%
Ratio of nonperforming assets to loans, net of unearned income,
  and other real estate(1).......................................       0.77%      0.53%      0.64%      0.76%      0.60%

------------------------

(1) Excludes mortgage loans held for sale.

    ALLOWANCE FOR LOAN LOSSES. For the year ended 1998, net charge-offs totaled $107,000 or 0.03% of average loans outstanding for the period, compared to $821,000 or 0.29% in net charge-offs during 1997. Our net charge-offs totaled $661,000 or 0.27% of average loans outstanding in 1996. During 1998, Main Street recorded a provision for loan losses of $865,000 compared with $1.4 million for 1997. At December 31, 1998, the allowance for loan losses totaled $5.8 million, or 1.80% of total loans, net of unearned income. We made a provision for loan losses of $1.4 million during 1997 compared with a provision of $935,000 for 1996. At December 31, 1997, the allowance for loan losses was $5.1 million, or 1.71% of total loans, net of unearned income. At December 31, 1996, the allowance was $4.5 million, or 1.77% of total loans, net of unearned income.

    The following table presents an analysis of the allowance for loan losses and other related data:

                                                                        YEARS ENDED DECEMBER 31,
                                                       ----------------------------------------------------------
                                                          1998        1997        1996        1995        1994
                                                       ----------  ----------  ----------  ----------  ----------
                                                                         (DOLLARS IN THOUSANDS)
Average loans outstanding............................  $  312,014  $  281,572  $  249,065  $  225,910  $  206,744
Total loans, net of unearned income, at end of
  period.............................................  $  324,617  $  298,091  $  258,831  $  237,732  $  221,658
Allowance for loan losses at beginning of period.....       5,092       4,508       4,234       3,338       3,082
Provision for loans losses...........................         865       1,405         935       1,160         704
Charge-offs:
  Commercial and industrial..........................        (132)        (93)       (141)        (24)         (9)
  Real estate........................................         (54)       (221)       (265)        (62)       (445)
  Consumer...........................................        (322)       (762)       (484)       (269)       (298)
Recoveries:
  Commercial and industrial..........................          62          38          37           1           8
  Real estate........................................         118          28          45           9         175
  Consumer...........................................         221         189         147          81         121
                                                       ----------  ----------  ----------  ----------  ----------
Net charge-offs......................................  $     (107) $     (821) $     (661) $     (264) $     (448)
                                                       ----------  ----------  ----------  ----------  ----------
Allowance for loan losses at end of period...........  $    5,850  $    5,092  $    4,508  $    4,234  $    3,338
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Ratio of allowance to end of period loans............        1.80%       1.71%       1.77%       1.81%       1.53%
Ratio of net charge-offs to average loans............        0.03%       0.29%       0.27%       0.12%       0.21%
Ratio of allowance to end of period nonperforming
  Loans..............................................      409.69%     675.33%     453.98%     245.31%     735.24%

    The following tables describe the allocation of the allowance for loan losses among various categories of loans and certain other information. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                                                    DECEMBER 31,
                                                                 --------------------------------------------------
                                                                           1998                      1997
                                                                 ------------------------  ------------------------
                                                                             PERCENT OF                PERCENT OF
                                                                              LOANS TO                  LOANS TO
                                                                                TOTAL                     TOTAL
                                                                  AMOUNT        LOANS       AMOUNT        LOANS
                                                                 ---------  -------------  ---------  -------------
                                                                               (DOLLARS IN THOUSANDS)
Balance of allowance for loan losses applicable to:
  Commercial and industrial....................................  $     274         4.68%   $     238         4.67%
  Real estate..................................................      4,840        82.73        4,207        82.61
  Consumer and other...........................................        736        12.59          647        12.72
  Unallocated..................................................         --           --           --           --
                                                                 ---------       ------    ---------       ------
    Total allowance for loan losses............................  $   5,850       100.00%   $   5,092       100.00%
                                                                 ---------       ------    ---------       ------
                                                                 ---------       ------    ---------       ------

                                                                                     DECEMBER 31
                                                        ----------------------------------------------------------------------
                                                                 1996                    1995                    1994
                                                        ----------------------  ----------------------  ----------------------
                                                                   PERCENT OF              PERCENT OF              PERCENT OF
                                                                    LOANS TO                LOANS TO                LOANS TO
                                                         AMOUNT    TOTAL LOANS   AMOUNT    TOTAL LOANS   AMOUNT    TOTAL LOANS
                                                        ---------  -----------  ---------  -----------  ---------  -----------
                                                                                (DOLLARS IN THOUSANDS)
Balance of allowance for loan losses applicable to:
  Commercial and industrial...........................  $     198        4.40%  $     182        4.29%  $     118        3.54%
  Real estate.........................................      3,646       80.87       3,378       79.78       2,780       83.29
  Consumer and other..................................        664       14.73         674       15.93         440       13.17
  Unallocated.........................................         --          --          --          --          --          --
                                                        ---------  -----------  ---------  -----------  ---------  -----------
    Total allowance for loan losses...................  $   4,508      100.00%  $   4,234      100.00%  $   3,338      100.00%
                                                        ---------  -----------  ---------  -----------  ---------  -----------
                                                        ---------  -----------  ---------  -----------  ---------  -----------

    INVESTMENT SECURITIES. The following table summarizes the contractual maturity of investment securities and their weighted average yields.

                                                                        DECEMBER 31, 1998
                             -------------------------------------------------------------------------------------------------------
                                                       AFTER ONE YEAR         AFTER FIVE YEARS
                                  WITHIN ONE          BUT WITHIN FIVE          BUT WITHIN TEN      AFTER TEN
                                     YEAR                  YEARS                   YEARS             YEARS
                             --------------------  ----------------------  ----------------------  ---------
                              AMOUNT      YIELD     AMOUNT       YIELD      AMOUNT       YIELD      AMOUNT       YIELD       TOTAL
                             ---------  ---------  ---------     -----     ---------     -----     ---------     -----     ---------
                                                                     (DOLLARS IN THOUSANDS)
U.S. Treasury securities...  $   3,028       6.37% $   1,013        6.30%         --          --          --          --   $   4,041
U.S. government agencies
  and corporations.........      1,501       6.06     11,078        6.41   $   2,025        6.19%         --          --      14,604
Mortgage-backed
  securities...............         59       4.97      2,338        5.72       5,649        5.89   $  21,552        5.99%     29,598
States and political
  subdivisions.............        779      10.63      4,447        7.74       6,721        7.09         550        9.37      12,497
                             ---------  ---------  ---------         ---   ---------         ---   ---------         ---   ---------
    Total..................  $   5,367       6.89% $  18,876        6.63%  $  14,395        6.48%  $  22,102        6.07%  $  60,740
                             ---------  ---------  ---------         ---   ---------         ---   ---------         ---   ---------
                             ---------  ---------  ---------         ---   ---------         ---   ---------         ---   ---------

    The following table presents the amortized costs and fair value of securities classified as available for sale and held-to-maturity at December 31, 1998, 1997 and 1996:

                                                                 1998                    1997                    1996
                                                        ----------------------  ----------------------  ----------------------
                                                         AMORTIZED     FAIR      AMORTIZED     FAIR      AMORTIZED     FAIR
                                                           COST        VALUE       COST        VALUE       COST        VALUE
                                                        -----------  ---------  -----------  ---------  -----------  ---------
                                                                                (DOLLARS IN THOUSANDS)
HELD TO MATURITY SECURITIES
States and political subdivisions.....................   $  12,497   $  13,044   $  12,068   $  12,526   $  13,352   $  13,946
                                                        -----------  ---------  -----------  ---------  -----------  ---------
                                                        -----------  ---------  -----------  ---------  -----------  ---------
AVAILABLE FOR SALE SECURITIES
U.S.Treasury securities...............................   $   3,991   $   4,041   $   6,477   $   6,529   $   2,993   $   2,990
U.S. Government agencies and corporations.............      14,495      14,604      24,526      24,633      18,163      18,090
Mortgage-backed securities............................      29,663      29,598      23,705      23,672      26,411      26,137
                                                        -----------  ---------  -----------  ---------  -----------  ---------
                                                         $  48,149   $  48,243   $  54,708   $  54,834   $  47,567   $  47,217
                                                        -----------  ---------  -----------  ---------  -----------  ---------
                                                        -----------  ---------  -----------  ---------  -----------  ---------

    At December 31, 1998, investment securities were $60.7 million, a decrease of $6.2 million from $66.9 million at December 31, 1997. This was due to several maturities and calls for which we did not reinvest in investment securities. At December 31, 1998, investment securities represented 16.6% of total deposits and 14.1% of total assets. Approximately $25.3 million or 41.7% of our investment securities reprice within one year. The average yield on a fully taxable equivalent basis on the investment portfolio was 6.75% for 1998, compared to 6.99% for 1997.

    Investment securities increased from $60.6 million at December 31, 1996 to $66.9 million at December 31, 1997. The average yield on a fully taxable equivalent basis on the investment portfolio was 6.99% for 1997, compared to 7.10% for 1996.

    DEPOSITS. Deposits at December 31, 1998 were $365.9 million, an increase of $9.9 million, or 2.8% from $356.0 million at December 31, 1997. Noninterest-bearing deposits were $76.8 million at December 31, 1998, an increase of $17.2 million, or 28.9% from $59.5 million at December 31, 1997. Noninterest-bearing deposits as of December 31, 1997 were $59.5 million compared to $52.7 million at December 31, 1996. We do not accept brokered deposits. Total deposits at December 31, 1996 were $327.3 million.

    The daily average balances and weighted average rates paid on deposits for each of the years ended December 31, 1998, 1997 and 1996 are presented below:

                                                                                       YEARS ENDED DECEMBER 31,
                                                                   ----------------------------------------------------------------
                                                                           1998                  1997                  1996
                                                                   --------------------  --------------------  --------------------
                                                                    AMOUNT      RATE      AMOUNT      RATE      AMOUNT      RATE
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
                                                                                        (DOLLARS IN THOUSANDS)
Demand and money market deposits.................................  $  80,373       2.48% $  79,625       2.30% $  64,092       2.24%
Savings deposits.................................................     23,917       2.00     23,226       2.01     23,479       2.03
Time deposits....................................................    185,237       5.48    193,050       5.50    180,380       5.76
                                                                   ---------        ---  ---------        ---  ---------        ---
    Total interest-bearing deposits..............................    289,527       4.35%   295,901       4.37%   267,951       4.59%
                                                                   ---------        ---  ---------        ---  ---------        ---
                                                                   ---------        ---  ---------        ---  ---------        ---

    The following table sets forth the amount of Main Street's certificates of deposit that are $100,000 or greater by time remaining until maturity:

                                                                           DECEMBER 31, 1998
                                                                              (DOLLARS IN
                                                                               THOUSANDS)
                                                                          --------------------
Three months or less....................................................       $    9,748
Over three through six months...........................................           10,011
Over six through 12 months..............................................           17,708
Over 12 months..........................................................            5,906
                                                                                  -------
    Total...............................................................       $   43,373
                                                                                  -------
                                                                                  -------

    OTHER BORROWINGS. Deposits are the primary source of funds for our lending and investment activities. Occasionally, we obtain additional funds from the FHLB and correspondent banks. At December 31, 1998, we had borrowings of $17.0 million in FHLB advances and $2.8 million in Federal Funds Purchased compared to $2.0 million and $1.5 million, respectively, at December 31, 1997. Main Street's weighted average interest rate for the period ended December 31, 1998 was 5.72%. For a more detailed discussion of the borrowings of Main Street, see note 7 to the Consolidated Financial Statements included herein.

    INTEREST RATE SENSITIVITY AND LIQUIDITY. The following table sets forth an interest rate sensitivity analysis for Main Street at December 31, 1998:

                                                                  VOLUMES SUBJECT TO PREPRICING WITHIN
                                                      ------------------------------------------------------------
                                                                                                AFTER
                                                       0-30 DAYS   31-180 DAYS  181-365 DAYS  ONE YEAR     TOTAL
                                                      -----------  -----------  ------------  ---------  ---------
                                                                         (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Investment Securities.............................   $   1,099    $   8,197    $   10,940   $  41,879  $  62,115
  Loans.............................................      89,404       71,016        50,964     114,548    325,932
  Federal funds sold and short term investments.....         143           --            --          --        143
                                                      -----------  -----------  ------------  ---------  ---------
    Total interest-earning assets...................      90,646       79,213        61,904     156,427    388,190
                                                      -----------  -----------  ------------  ---------  ---------
Interest-bearing liabilities:
  Demand, money market and savings Deposits.........       1,479        7,393         8,871      89,936    107,679
  Time deposits.....................................      10,520       70,025        77,464      23,446    181,455
  Borrowings........................................       2,800        2,000            --      15,000     19,800
                                                      -----------  -----------  ------------  ---------  ---------
    Total interest-bearing liabilities..............      14,799       79,418        86,335     128,382    308,934
                                                      -----------  -----------  ------------  ---------  ---------
Period GAP..........................................   $  75,847    $    (205)   $  (24,431)  $  28,045  $  79,256
                                                      -----------  -----------  ------------  ---------  ---------
                                                      -----------  -----------  ------------  ---------  ---------
Cumulative GAP......................................   $  75,847    $  75,642    $   51,211   $  79,256
                                                      -----------  -----------  ------------  ---------
                                                      -----------  -----------  ------------  ---------
Period GAP to total assets..........................       17.59%       (0.05)%        5.67%       6.50%
Cumulative GAP to total assets......................       17.59%      17.54%         11.88%      18.38%

    CAPITAL RESOURCES. Shareholders' equity increased to $42.9 million at December 31, 1998 from $38.1 million at December 31, 1997, an increase of $4.8 million or 12.6%. This increase was primarily the result of net income of $6.5 million, less dividends declared on common stock of $2.3 million. During 1997, shareholders' equity increased by $3.6 million or 10.4% from $34.5 million at December 31, 1996.

    The following table provides a comparison of Main Street's and its banking subsidiary's leverage and risk-weighted capital ratios as of December 31, 1998 to the minimum and well capitalized regulatory standards:

                                                     MINIMUM REQUIRED     TO BE WELL CAPITALIZED
                                                        FOR CAPITAL       UNDER PROMPT CORRECTIVE     ACTUAL RATIO AT
                                                     ADEQUACY PURPOSES       ACTION PROVISIONS       DECEMBER 31, 1998
                                                    -------------------  -------------------------  -------------------
Main Street:
  Leverage ratio..................................            3.00%(1)                5.00%                   9.67%
  Tier 1 risk-based capital ratio.................            4.00                    6.00                   12.74
  Risk-based capital ratio........................            8.00                   10.00                   14.00
Banking Subsidiary:
  Leverage ratio..................................            3.00%(2)                5.00%                   9.08%
  Tier 1 risk-based capital ratio.................            4.00                    6.00                   11.92
  Risk-based capital ratio........................            8.00                   10.00                   13.17

------------------------

(1) The Federal Reserve Board may require us to maintain a leverage ratio of up to 200 basis points above the required minimum.

(2) The FDIC may require Main Street Bank to maintain a leverage ratio of up to 200 basis points above the required minimum.

QUARTERLY RESULTS

    The following table sets forth certain consolidated quarterly financial information of Main Street. This information is derived from unaudited Consolidated Financial Statements which include, in the opinion of management, all normal recurring adjustments which management considers necessary for a fair presentation of the results for such periods. The results for any quarter are not necessarily indicative of results for any future period. This information should be read in conjunction with Main Street's Consolidated Financial Statements and the Notes thereto included elsewhere in this report.

                                                                                   1998 QUARTER ENDED
                                                                  ----------------------------------------------------
                                                                   MARCH 31     JUNE 30   SEPTEMBER 30    DECEMBER 31
                                                                  -----------  ---------  -------------  -------------
                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income.................................................   $   8,732   $   8,839    $   9,042      $   9,175
Interest expense................................................       3,266       3,272        3,374          3,354
Net interest income.............................................       5,466       5,567        5,668          5,821
Provision for loan losses.......................................         450         220           50            145
Securities gains................................................          11           2            4              1
Earnings before income taxes....................................       2,012       2,151        2,603          2,839
Net income......................................................       1,416       1,462        1,726          1,911
Net income per share, basic and diluted.........................         .16         .17          .20            .22


                                                                                   1997 QUARTER ENDED
                                                                  ----------------------------------------------------
                                                                   MARCH 31     JUNE 30   SEPTEMBER 30    DECEMBER 31
                                                                  -----------  ---------  -------------  -------------
                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income.................................................   $   7,639   $   8,397    $   8,809      $   8,802
Interest expense................................................       3,014       3,348        3,365          3,316
Net interest income.............................................       4,625       5,049        5,444          5,486
Provision for loan losses.......................................         300         315          345            445
Securities gains................................................           6          11            1              3
Earnings before income taxes....................................       1,631       1,755        2,453          2,149
Net income......................................................       1,152       1,198        1,668          1,472
Net income per share, basic and diluted.........................         .13         .14          .19            .17

                           PRINCIPAL SHAREHOLDERS AND
                         STOCK OWNERSHIP OF MANAGEMENT

    The following table lists, as of June 30, 1999, the number of shares of common stock beneficially owned by (a) each current director, (b) our Chairman, President, and Chief Executive Officer, (c) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding common stock, (d) each person named in the Summary Compensation Table under "Management-Executive Compensation" and (e) all current executive officers and directors as a group.

    Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial ownership. Accordingly, the listed individuals are named as beneficial owners of shares as to which they may disclaim any beneficial interest.

    The percentages prior to the offering are calculated based on 8,829,000 shares issued and outstanding on June 30, 1999. Percentages after the closing of the offering are based on 8,889,000 shares to be issued and outstanding upon consummation of the offering.

                                                     SHARES BENEFICIALLY                     SHARES BENEFICIALLY
                                                     OWNED PRIOR TO THE                        OWNED AFTER THE
                                                          OFFERING          SHARES BEING          OFFERING
                                                   -----------------------     SOLD IN     -----------------------
NAME OF BENEFICIAL OWNER                             NUMBER    PERCENTAGE   THE OFFERING     NUMBER    PERCENTAGE
-------------------------------------------------  ----------  -----------  -------------  ----------  -----------
Executive Officers and Directors
Robert R. Fowler, III............................   4,458,638(1)      50.50      30,000     4,428,638(1)      49.82%
Frank B. Turner..................................     193,440        2.19             0       193,440        2.18
Samuel B. Hay III................................     270,000(2)       3.06           0       270,000(2)       3.04
Joseph K. Strickland, Jr.........................     134,500(3)       1.52           0       134,500(3)       1.51
C. Candler Hunt..................................      99,536        1.13             0        99,536        1.12
                                                                                      0
All Executive Officers and Directors as Group (5
  persons).......................................   5,156,114(4)      58.40      30,000     5,126,114(4)      57.67
Other 5% Shareholders
Fowler Children's Trust..........................   1,922,568       21.78             0     1,922,568       21.63

------------------------

(1) Includes the following:

  NUMBER    MANNER
OF SHARES   HELD
----------  -----------------------------------------------------------------------------------------------------
   162,000  Issued under Main Street's Restricted Stock Award Plan
 1,922,568  Held by the Fowler Children's Trust
   207,000  Held by the Estate of Louly T. Fowler
   640,800  Held by three Fowler Family Grandchildren's Trusts
   560,000  Held by three Fowler Family Generation Skipping Tax Exempt Grandchildren's Trusts
   405,520  Held by a family limited partnership formed by Mr. Fowler and his daughter
   195,200  Held by Mr. Fowler's spouse, Mary H. Fowler

    Mr. Fowler is the executor of the Estate of Louly T. Fowler, trustee of the Children's trust and two of the Grandchildren's Trusts and Co-Trustee of the other four Grandchildren's Trusts described above and general partner of the family limited partnership described above.

(2) Includes 102,000 shares of stock issued to Mr. Hay pursuant to Main Street's Restricted Stock Award Plan.

(3) Includes 93,000 shares of stock issued to Mr. Strickland pursuant to Main Street's Restricted Stock Award Plan and 48,000 shares held by Sterne Agee & Leach as IRA custodian for Mr. Strickland.

(4) Includes the shares described in notes (1) through (3) above.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information concerning each of our directors and executive officers. All of the directors of Main Street Banks Incorporated are also directors of Main Street Bank.

NAME                                               AGE                       POSITION AND OFFICES HELD
---------------------------------------------      ---      ------------------------------------------------------------
Robert R. Fowler, III........................          60   Chairman of the Board, President, and Chief Executive
                                                            Officer
Frank B. Turner..............................          60   Vice Chairman of the Board
Samuel B. Hay, III...........................          36   Director, Executive Vice President, and Chief Financial
                                                            Officer
Joseph K. Strickland, Jr.....................          54   Director, Executive Vice President and Chief Credit Officer
C. Candler Hunt..............................          54   Director

    ROBERT R. FOWLER, III has been Chairman and Chief Executive Officer of Main Street Banks Incorporated since its organization in 1988. He served as Chairman of the Board of Main Street Bank from 1985 to 1996, and was elected Vice Chairman in 1996. He has been employed by Main Street Bank since 1967. Mr. Fowler also has served on the Board of Directors of The Bankers Bank since 1996.

    FRANK B. TURNER has served as Vice Chairman of Main Street Banks Incorporated since 1990. He has been City Manager of Covington, Georgia since 1970. Mr. Turner is a director of Main Street Bank.

    SAMUEL B. HAY, III has served on the Board of Main Street Banks Incorporated since 1992, and was elected Executive Vice President and Chief Financial Officer in 1994. Mr. Hay was elected Chairman and Chief Executive Officer of Main Street Bank in December 1996. He has been employed by Main Street Bank since 1990.

    JOSEPH K. STRICKLAND, JR. became Executive Vice President and Chief Credit Officer of Main Street Banks Incorporated in 1993 and was elected to the Board in 1995. Mr. Strickland is the President and Chief Operating Officer and a director of Main Street Bank.

    C. CANDLER HUNT has been an executive of Godfrey's Warehouse, a manufacturer of livestock feed located in Madison, Georgia, since 1971. He was elected as a director of Main Street Banks Incorporated in 1989 and is a director of Main Street Bank.

Messrs. Fowler and Turner are first cousins. Mr. Hay is Mr. Fowler's nephew.

    Except for Mr. Fowler, none of our directors holds any directorships in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.

    The directors were elected at the most recent annual meeting of shareholders held on April 20, 1999 to a one-year term. The Board of Directors selects the executive officers.

COMMITTEES

    Our Board of Directors has established the following committees:

    EXECUTIVE/MANAGEMENT COMMITTEE. The Executive Committee meets as needed, and with certain exceptions, has the same power and authority as the Board of Directors in the management of the business affairs of Main Street between meetings of the Board. In addition, the committee reviews financial reports, personnel and staffing, asset/liability management, investments, and audit reports of Main Street. The Committee is composed of Robert R. Fowler, III, Chairman, Joseph K. Strickland, Samuel B. Hay, III, and advisory member Frank B. Turner.

    POLICY COMMITTEE. The Policy Committee meets as needed, to review and approve proposed compensation increases to senior officers and directors of Main Street Bank. This committee also periodically reviews and approves general policies and procedures relating to compensation and benefits for officers and directors, reviews employee compensation plans and benefits, and periodically reports to the Board of Directors. The committee also reviews policies concerning officer and employee retirement, termination and resignation. Members of this committee are Robert R. Fowler, III, Chairman, Frank B. Turner, Vice Chairman, C. Candler Hunt, and Joseph E. Patrick, Jr.

    EXECUTIVE OFFICER COMPENSATION COMMITTEE. A sub-committee of the Policy Committee is the Executive Officer Compensation Committee. This committee determines and sets executive officer salaries annually. It also reviews and recommends to the Policy Committee the points at which various percentage awards will be made under the Cash Incentive Bonus Plan for executive officers. Members of the Executive Officer Compensation Committee are C. Candler Hunt, Joseph E. Patrick, Jr., and Frank B. Turner.

    AUDIT COMMITTEE. The Audit Committee meets with our internal audit staff on a quarterly basis to review and discuss specifics of the audit function and to review any problems known to the Audit Department. Members of this committee are
C. Candler Hunt, Chairman, Frank B. Turner, Vice Chairman, and Louly F. Hay.

    ASSET LIABILITY MANAGEMENT & INVESTMENT COMMITTEE. This committee, which generally meets on a monthly basis, or as needed, manages our assets and liabilities, reviews procedures and practices relating to the investment activities of all subsidiaries, reviews examinations and audits of the loan portfolios, examines delinquencies, reviews financial transactions with management, and periodically reports to the Board of Directors. Members of this committee are Samuel B. Hay, III, Chairman, Robert R. Fowler, III, Joseph K. Strickland, Jr., James R. Turner and Ronald H. Cook, Jr.

    SENIOR LOAN COMMITTEE. The Senior Loan Committee meets weekly and reviews applications for loans of $250,000 or more and all loans of customers with a total debt of $250,000 or more. The committee also performs credit reviews on loan customers with total debts of $250,000 or more. Further, the committee reviews procedures and practices related to lending activities, analyzes examinations and audits of loan portfolios, and examines delinquencies. The voting members of the Senior Loan Committee are Joseph K. Strickland, Jr., Chairman, Hal W. Dally, Vice Chairman, Robert R. Fowler, III, John R. Chesnut, Jr., Ronald E. Carter, James A. Fletcher, Samuel B. Hay, III, Guy M. Dabbs, III, William F. Parker, Jr., M. Jay Staines, Rob M. Watts, Charles O. Summerour, Kerry W. Lipscomb, Lee A. Northcutt, Webster G. Samples, and advisory member Frank B. Turner.

    Main Street Bank's Board of Directors maintains several committees to assist in the supervision and management of Main Street Bank. The committees perform functions typically associated with committees of financial institutions.

DIRECTOR COMPENSATION

    Directors of Main Street Banks Incorporated who are not also officers or employees receive a fee of $300 per board meeting attended, and the Vice Chairman of the Board receives an additional $300 per month for his services as Vice Chairman.

    All directors of Main Street Bank receive a fee of $300 per board meeting attended. Those who are not also officers receive a fee of $300 per committee meeting attended.

EXECUTIVE COMPENSATION

    The table below shows information concerning the compensation paid to the Chief Executive Officer and our two other most highly compensated executive officers for services to us in all capacities for the years ended 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                NAME AND PRINCIPAL
                     POSITION                                                                        NUMBER OF        ALL OTHER
                   WITH COMPANY                       YEAR     SALARY ($)    BONUS ($)   VALUE ($)    SHARES     COMPENSATION ($)(2)
--------------------------------------------------  ---------  -----------  -----------  ---------  -----------  -------------------
Robert R. Fowler, III ............................       1998     153,740       38,435     180,000      18,000           31,468(3)
  Chairman, President and                                1997     142,753       45,683           0           0           35,070(3)
  Chief Executive Officer                                1996     139,763       55,933     120,000      24,000            9,721(3)
Samuel B. Hay, III ...............................       1998     120,339       30,085     180,000      18,000            6,424
  Executive Vice President                               1997     104,641       33,485           0           0            9,148
  and Chief Financial Officer                            1996      90,988       35,971      60,000      12,000            8,779
Joseph K. Strickland .............................       1998     129,662       32,415     240,000      24,000            6,779
  Executive Vice President                               1997     119,076       38,104           0           0            9,279
  and Chief Credit Officer                               1996     112,259       50,064      60,000      12,000            7,405

------------------------

(1) Prior to this offering, there has been no public trading market for the shares of Main Street common stock. As a result, we determined the value of the restricted stock awards listed above based on the per share sales price of Main Street common stock in the transaction known to management to have occurred nearest to the grant date. All awards granted in 1996 were granted on November 22, 1996 and all awards granted in 1998 were granted on November 22, 1998. The nearest known transaction to November 22, 1996 occurred on September 26, 1996 and the per share sales price was $5.00, as adjusted for our September 1, 1998 four-for-one stock split. The nearest known transaction to November 22, 1998 occurred on December 7, 1998 and the per share sales price was $10.00. All of the restricted stock awards vest at a rate of 20% per year beginning on the first anniversary of the grant date.

    The number and aggregate value of the restricted stock holdings as of December 31, 1998 are as listed below. The aggregate value is based on the per share sales price of the transaction known to management to have occurred nearest to December 31, 1998. This transaction occurred on December 14, 1998 and the per share sales price was $12.00.

                                                                                 AGGREGATE
                                                            NUMBER OF SHARES       VALUE
                                                            -----------------  --------------
Mr. Fowler................................................         162,000      $  1,944,000
Mr. Hay...................................................         102,000         1,244,000
Mr. Strickland............................................          96,000         1,152,000

------------------------

(2) In all cases except for Mr. Fowler, the amounts shown represent matching and other contributions that we have paid to the indicated person's Savings Plan account. In Mr. Fowler's case, the amounts also include the payments described in note (3) below.

(3) The amounts shown include matching and other contributions to Mr. Fowler's Savings Plan account and the value of life insurance premiums paid on Mr. Fowler's behalf under a split-dollar life insurance policy as follows:

                                            PREMIUMS ON
           CONTRIBUTIONS TO SAVINGS        SPLIT-DOLLAR
                 PLAN ACCOUNT             LIFE INSURANCE
           -------------------------  -----------------------
1998.....              4,794                    26,674
1997.....              9,480                    25,590
1996.....              9,721                         0

RESTRICTED STOCK AWARD PLAN

    The Main Street Banks Incorporated Restricted Stock Award Plan provides for the grant of restricted stock awards as an incentive to key employees. We reserved a total of 720,000 shares to be issued under the Restricted Stock Award Plan. All of these shares of restricted stock are currently issued and outstanding. These shares of restricted stock vest at a rate of 20% per year beginning on the first anniversary of the grant date. See "Long-term Incentive Plan" below for the amount of vested and unvested shares as of June 30, 1999.

LONG-TERM INCENTIVE PLAN

    We have reserved 240,000 shares of common stock under our Long-term Incentive Plan, which was adopted in April 1997. Under this plan, the Board of Directors may grant options, restricted stock, or other stock-based compensation to employees equal to the fair market value of the stock on the date of the grant. As of June 30, 1999, 45,960 shares of restricted stock had been issued under this plan. These shares of restricted stock vest at a rate of 20% per year beginning on the first anniversary of the grant date. As of June 30, 1999, of the 765,960 shares issued under the Restricted Stock Award Plan and the Long-term Incentive Plan, 491,280 shares were vested and 274,680 were unvested.

SAVINGS PLAN

    Effective January 1, 1988, Main Street Bank's qualified profit sharing plan was converted to a Section 401(k) employee savings plan. The Savings Plan covers all of our employees who have one year's credited service and includes a vesting schedule for employer's matching contributions of 20% vesting after three years and 20% vesting after each additional year's crediting service thereafter. Matching contributions become fully vested after seven years.

CASH INCENTIVE BONUS PLAN

    The Board of Directors established the Cash Incentive Bonus Plan was established by the Board of Directors as a means of compensating our officers through a cash bonus program tied to specific performance standards achieved by Main Street Banks Incorporated, as a whole, as well as by each individual officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The following persons serve as members of the Executive Officer Compensation Committee, which is a sub-committee of the Policy Committee: C. Candler Hunt, Joseph E. Patrick, Jr. and Frank B. Turner. Mr. Turner is not an employee of Main Street Banks Incorporated, but serves as Vice Chairman of the board of directors.

CERTAIN TRANSACTIONS

    Our Directors and certain business organizations and individuals associated with them are customers of and have banking transactions with Main Street Bank and our other former banking subsidiaries in the ordinary course of business. Such transactions include loans, commitments, lines of credit and letters of credit. All of those transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not and do not involve more than normal risk of collectibility or present any other unfavorable features. Additional transactions with these persons and businesses are anticipated in the future.

    Robert R. Fowler, III, President, Chief Executive Officer and Chairman of the Board, has entered into three lease agreements with us, through which he leases to us buildings that we use for our operations center, corporate and marketing offices, and accounting and card services office. These leases are described below:

    - OPERATIONS CENTER. We entered into the lease agreement for our operations center on April 1, 1998. The operations center building is 22,300 square feet and is located at 2118 Usher Street, Covington, Georgia 30014. Under this lease agreement, we paid to Mr. Fowler rent at a rate of $2.36 per square foot or an aggregate of $52,630 for the period from April 1, 1998 until April 1, 1999. The lease agreement provides a rental schedule by which the rental rate is adjusted each year on the anniversary date of the lease agreement. We expect to pay rent in the amount of $65,526 for the period from April 1, 1999 until April 1, 2000. The lease agreement expires March 31, 2007. We have the option to renew the lease agreement for two successive five-year extension periods. Additionally, we may terminate the lease agreement after the completion of five years of the term with a termination payment equal to six months rent. The termination payments decrease by the amount of one month's rental payment for each succeeding lease year.

    - CORPORATE AND MARKETING OFFICES. We entered into the lease agreement for our corporate and marketing offices located at 1121 Floyd Street, Covington, Georgia 30014 in May 1999. This building contains approximately 4,980 square feet. The rental rate from June 1, 1999 through December 1, 1999 is $2,747 per month and will increase to $3,245 per month on January 1, 2000. Thereafter, the lease agreement provides for 3% increases to the rental rate on each January 1 until the expiration date, December 31, 2009. We have the option to renew the lease agreement for two successive five-year extension periods.

    - ACCOUNTING AND CARD SERVICES OFFICES. We entered into the lease agreement for our accounting and card services offices, located at 1114 Pace Street, Covington, Georgia 30014, on March 25, 1994. This building is approximately 4,300 square feet. Since July 1999 the rental rate under this lease agreement has been $1,850 per month. The rental rate will increase to $2,220 per month in July 2003 and to $2,664 in July 2007. This lease agreement expires on June 30, 2013.

    We believe that the terms of the lease agreements are at least as favorable to us as terms available from unrelated third parties.

                          DESCRIPTION OF CAPITAL STOCK

    Our Articles of Incorporation authorize us to issue up to 30,000,000 shares of common stock, par value $1.00 per share, of which 60,000 shares will be issued pursuant to this offering. As of March 31, 1999, 8,827,600 shares of common stock were issued and outstanding.

    All shares of common stock are entitled to share equally in dividends from legally available funds, when, as and if declared by the Board of Directors. Upon liquidation or dissolution of Main Street Banks Incorporated, whether voluntary or involuntary, all shares of common stock are entitled to share equally in all assets available for distribution to the shareholders. Each holder of common stock is entitled to one vote for each share on all matters submitted to the shareholders. Holders of common stock do not have any preemptive right to acquire authorized but unissued capital stock. There is no cumulative voting, redemption right, sinking fund provision or right of conversion in existence with respect to the common stock. All shares of the common stock issued in accordance with the terms of the offering as described in this prospectus will be fully paid and non-assessable. See "Market Price of and Dividends on Common Stock" (page 18) and "Supervision and Regulation Dividends" (page70).

             PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

GENERAL

    The Georgia Business Corporation Code and our Articles of Incorporation and Bylaws govern shareholders' rights and related matters. Our Bylaws contain a provision relating to the removal of our directors which could have the effect of impeding an attempt to change or remove management or gain control of Main Street in a transaction not supported by our Board of Directors. In addition, our Articles of Incorporation also contain a provision which eliminates the potential personal liability of directors for monetary damages and our Bylaws contain provisions which provide indemnification for our directors. The provision relating to removal of directors and the provisions relating to elimination of liability and indemnification of directors are discussed more fully below.

    REMOVAL OF DIRECTORS. Under Georgia law, one or more directors of a corporation may be removed with or without cause by the affirmative vote of a majority of the shares present at a meeting at which a quorum is represented and entitled to vote thereon, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise. However, Section 3.3 of our Bylaws provides that our directors may be removed during their terms with or without cause only by the affirmative vote of the holders of two-thirds of the issued and outstanding shares of common stock entitled to vote in an election of directors.

    This provision may make it more difficult and time consuming for a potential acquiror to obtain control of Main Street by replacing the Board of Directors and management. Furthermore, the provision may also make it more difficult for our shareholders to replace the Board of Directors or management, even if a majority of the shareholders believes that replacing them would be in our best interests. As a result, this provision may tend to perpetuate the incumbent Board of Directors and management.

    Although our management believes this provision is beneficial to our shareholders, it also may tend to discourage some takeover bids that are not supported by our Board. As a result, our shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that this provision discourages undesirable proposals, we may be able to avoid those expenditures of time and money.

INDEMNIFICATION

    Our Bylaws contain certain indemnification provisions which provide that directors, officers, employees or agents of Main Street, the insiders, will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or proceeding.

    When a case or dispute is not ultimately determined on its merits (i.e., it is settled), the indemnification provisions provide that we will indemnify insiders when they meet the applicable standard of conduct. The applicable standard of conduct is met if the insider acted in a manner he or she in good faith believed to be in or not opposed to the best interests of Main Street, and with respect to any criminal action or proceeding, if the insider had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the Board of Directors, the shareholders or independent legal counsel in each specific case.

    Our Bylaws also provide that the indemnification rights set forth in the Bylaws are not exclusive of other indemnification rights to which an insider may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. We can also provide for greater indemnification than that set forth in the Bylaws if we choose to do so, subject to approval by our shareholders. We may not, however, indemnify an insider for liability arising out of circumstances that constitute exceptions to limitation of an insider's liability for monetary damages. See "Provisions of our Articles of Incorporation and Bylaws--Limitation of Liability" (page 67)

    The indemnification provisions of the Bylaws specifically provide that we may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him or her in any such capacity, whether or not we would have had the power to indemnify against such liability.

    We are not aware of any pending or threatened action, suit or proceeding involving any insiders for which indemnification from us may be sought.

    To the extent indemnification for liabilities arising under the Securities Act of 1933 is permitted to our directors, officers and controlling persons under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against the liabilities other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Main Street in the successful defense of any action, suit or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

LIMITATION OF LIABILITY

    Article Eight of our Articles of Incorporation, subject to the exceptions listed below, eliminates the potential personal liability of a director for monetary damages to us and our shareholders for breach of a duty as a director. There is no elimination of liability for:

    (1) a breach of duty involving appropriation of a business opportunity of the Company,

    (2) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law,

    (3) a transaction from which the director derives an improper material tangible personal benefit, or

    (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code.

    Article Eight does not eliminate or limit our right or that of our shareholders to seek injunctive or other equitable relief not involving monetary damages.

    We adopted Article Eight pursuant to the Georgia Business Corporation Code which allows Georgia corporations, with the approval of their shareholders, to include in their Articles of Incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. We included Article Eight in our Articles of Incorporation to encourage qualified individuals to serve and remain as our directors. While we have not experienced any problems in locating directors, we could experience difficulty in the future as our business activities increase and diversify. Article Eight was also included to enhance our ability to secure liability insurance for our directors at a reasonable cost. We intend to obtain liability insurance covering actions taken by our directors in their capacities as directors. The Board of Directors believes that Article Eight will enable us to secure such insurance on terms more favorable than if such a provision were not included in the Articles of Incorporation.

AMENDMENTS

    Any amendment of Articles Eight and Nine of the Articles of Incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    After the close of this offering, we will have up to 8,889,000 shares of common stock outstanding. This includes approximately 3,575,496 shares that may be immediately resold after the offering in the public market without restriction. The remaining 5,313,504 shares of our outstanding common stock will become available for resale in the public market at future dates after the close of this offering subject to the resale limitations under the federal securities laws and subject to vesting requirements, in the case of shares issued under our Restricted Stock Award Plan or Long-term Incentive Plan. See "Risk Factors--The market price of our common stock could drop significantly if large blocks of our common stock are sold in the public market," (page 14) for a discussion of the number of shares that will be eligible for sale after the close of this offering. In addition see "Management--Restricted Stock Award Plan" and "--Long-term Incentive Plan" (page 63) for a description of the vesting requirements that apply to shares issued under those plans.

    Rule 144 under the Securities Act of 1933 places volume and other limitations on the resale of restricted shares and shares held by affiliates of Main Street. Restricted shares, for Rule 144 purposes are shares that have been acquired within the last two years under an exemption from registration under federal securities law. An affiliate is a person who directly, or indirectly controls, is controlled by, or is under common control with, the Main Street. Affiliates of a company generally include its directors, executives officers and principal shareholders.

    In general, under Rule 144 holders of restricted shares who have held their shares for at least one year are entitled to sell within any three-month period a number of shares that does not exceed the greater of one of the following amounts:

    (1) 1% of the outstanding shares of common stock; or

    (2) the average weekly trading volume during the four calendar weeks preceding his or her sale.

    Sales under Rule 144 are also subject to provisions regarding the manner of sale, notice requirements and the availability of current public information about Main Street. Affiliates will no longer be subject to the volume restrictions and other limitations under Rule 144 beginning 90 days after their status as an affiliate terminates, if they have held their shares for two years. A nonaffiliate who has held restricted shares for two years is not subject to the volume and other limitations under Rule 144.

    Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

                           SUPERVISION AND REGULATION

    The following discussion describes the material elements of the regulatory framework that applies to banks and bank holding companies and provides certain specific information related to us.

GENERAL

    Main Street Banks Incorporated is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as currently in effect. As a result we and any future non-bank subsidiaries we establish are and will be subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

    The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve's prior approval before: (1) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank's voting shares; (2) it or any of its non-bank subsidiaries may acquire all or substantially all of the assets of any bank; or
(3) it may merge or consolidate with any other bank holding company.

    The Bank Holding Company Act also provides that the Federal Reserve may not approve any transaction that would result in or tend to create a monopoly, substantially lessen competition or otherwise function as a restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy, which is discussed below.

    We, and any other bank holding company located in Georgia, may acquire a bank located in any other state, and any bank holding company located outside of Georgia may acquire any Georgia-based bank, regardless of state law to the contrary. In either case, certain deposit-percentage, aging requirements, and other restrictions apply. National and state-chartered banks may branch across state lines by acquiring banks in other states. By adopting legislation prior to June 1, 1997, a state could elect either to "opt in", accelerating the date after which interstate branching would be permissible, or "opt out", prohibiting interstate branching altogether. The Georgia Interstate Banking Act provides that interstate acquisitions by or of institutions located in Georgia are permitted in states that also allow national interstate acquisitions. The Georgia Interstate Branching Act permits Georgia-based banks and bank holding companies owning or acquiring banks outside of Georgia and all non-Georgia banks and bank holding companies owning or acquiring banks in Georgia to merge any lawfully acquired bank into an interstate branch network. The Georgia Interstate Branching Act also allows banks to establish new branches throughout Georgia.

    The Bank Holding Company Act generally prohibits us from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries. The Bank Holding Company Act also prohibits us from acquiring or keeping direct or indirect control of any company engaged in any activities other than those activities that the Federal Reserve determines to be closely related to banking or managing or controlling banks. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, the Federal Reserve has determined that factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities are permissible activities of bank holding companies. The Bank Holding Company Act does not place territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve may order a holding company or its subsidiaries to terminate any activity or ownership or control of any subsidiary when it has reasonable cause to believe that the holding company's continued activity, ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiaries.

    Our deposits are insured by the FDIC to the maximum extent provided by law. Main Street Bank is also subject to numerous state and federal statutes and regulations that affect its business, activities and operations, and it is supervised and examined by one or more state or federal bank regulatory agencies.

    The FDIC and the Georgia Department of Banking and Finance regularly examine the operations of Main Street Bank and have the authority to approve or disapprove mergers, the establishment of branches, and similar corporate actions. Both regulatory agencies also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

    Main Street Banks Incorporated is a legal entity separate and distinct from Main Street Bank. The principal source of Main Street Banks Incorporated cash flow, including cash flow to pay dividends to its shareholders, is dividends that Main Street Bank pays to it. Statutory and regulatory limitations apply to Main Street Bank's payment of dividends to Main Street Banks Incorporated as well as to Main Street Banks Incorporated payment of dividends to its shareholders.

    If, in the opinion of the federal banking regulator, Main Street Bank were engaged in or about to engage in an unsafe or unsound practice, the federal banking regulator could require, after notice and a hearing, that it cease and desist from its practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. See "--Prompt Corrective Action" below.

    The Georgia Department of Banking and Finance also regulates Main Street Bank's dividend payments and must approve dividend payments that would exceed 50% of Main Street Bank's net income for the prior year. Our payment of dividends may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

    At March 31, 1999, Main Street Bank was able to pay $2,558,475 in dividends to Main Street Banks Incorporated without prior regulatory approval.

CAPITAL ADEQUACY

    We are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Main Street Bank Incorporated and the appropriate federal banking regulator in the case of Main Street Bank. The Federal Reserve has established two basic measures of capital adequacy for bank holding companies--a risk-based measure and a leverage measure. A bank holding company must satisfy all applicable capital standards to be considered in compliance.

    The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

    The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. At least one-half of total capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets. This portion of total capital is referred to as Tier 1 Capital. The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves and is referred to as Tier 2 Capital. At March 31, 1999, our consolidated ratio of total capital to risk-weighted assets was 13.3% and our consolidated ratio of Tier 1 Capital to risk-weighted assets was 12.9%.

    In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet the specified criteria including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. Our leverage ratio at March 31, 1999 was 9.8%. The guidelines also provide that bank holding companies experiencing internal growth, or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a bank holding company's Tier 1 Capital leverage ratio, after deducting all intangibles, and other indicators of capital strength in evaluating proposals for expansion or new activities.

    Main Street Bank is subject to risk-based and leverage capital requirements adopted by the FDIC, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

    Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action" below.

SUPPORT OF SUBSIDIARY INSTITUTIONS

    Under Federal Reserve policy, Main Street Banks Incorporated is expected to act as a source of financial strength for, and to commit resources to support, Main Street Bank. This support may be required at times when, without this Federal Reserve policy, Main Street Banks Incorporated might not be inclined to provide it. In addition, any capital loans by a bank holding company to its subsidiary bank will be repaid only after its deposits and certain other indebtedness are repaid in full. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

PROMPT CORRECTIVE ACTION

    The Federal Deposit Insurance Corporation Improvement Act of 1991 established a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized), and are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, relating to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

    An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The controlling holding company's obligation to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. In addition, the appropriate federal banking agency may treat an undercapitalized institution in the same manner as it treats a significantly undercapitalized institution, if it determines that those actions are necessary.

    At March 31, 1999, Main Street Bank's capital level placed it in the well-capitalized category.

FDIC INSURANCE ASSESSMENTS

    The FDIC has adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation that the institution's primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. The FDIC determines an institution's insurance assessment rate based on the institution's capital category and supervisory category. Under the risk-based assessment system, there are nine combinations of capital groups and supervisory subgroups to which different assessment rates are applied. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup.

    Effective January 1, 1997, the FDIC imposed assessments to help repay the $780 million in annual interest payments on the $8 billion of Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. The FDIC will assess banks at a rate of 1.3 cents per $100 of deposits until December 31, 1999. Thereafter, it will add approximately 2.4 cents per $100 of deposits to each assessment.

    The FDIC may terminate an institution's deposit insurance if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

PROPOSED LEGISLATION AND REGULATORY ACTION

    New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

                                 LEGAL MATTERS

    Powell, Goldstein, Frazer and Murphy LLP, Atlanta, Georgia, will pass upon the validity of the shares of common stock offered by this prospectus for Main Street.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited Main Street's consolidated financial statements for the three years ended December 31, 1998 included in this prospectus. Main Street's financial statements are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                            REPORTS TO SHAREHOLDERS

    Upon the effective date of the Registration Statement on Form S-1 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, which include requirements to file annual reports on Form 10-K and quarterly reports on Form 10-Q with the Securities and Exchange Commission. This reporting obligation will exist for at least one year and will continue for fiscal years thereafter, except that such reporting obligations may be suspended for any subsequent fiscal year if at the beginning of such year the common stock of Main Street is held of record by less than 300 persons.

    At any time that we are not a reporting company, we will furnish our shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1-.05 of the Georgia Department of Banking and Finance. Our fiscal year ends on December 31. Additionally, we will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.

                             ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission the Registration Statement under the Securities Act, with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to Main Street and the common stock, reference is made to the Registration Statement and the exhibits to it. Copies of the Registration Statement may be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, NW, Judiciary Plaza, Washington, DC 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as Main Street, that file electronically with the Securities and Exchange Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                         MAIN STREET BANKS INCORPORATED

Report of Independent Auditors.......................................................  F-2

Consolidated Statements of Financial Condition as of March 31, 1999 (unaudited) and    F-3
  December 31, 1998 and 1997.........................................................

Consolidated Statements of Income for the three months ended March 31, 1999 and March  F-5
  31, 1998 (unaudited) and for the years ended December 31, 1998, 1997 and 1996......

Consolidated Statements of Changes in Shareholders' Equity for the years ended         F-7
  December 31, 1998, 1997 and 1996 and for the three months ended March 31, 1999
  (unaudited)........................................................................

Consolidated Statements of Cash Flows for the three months ended March 31, 1999 and    F-11
  1998 (unaudited) and for the years ended December 31, 1998, 1997 and 1996..........

Notes to Consolidated Financial Statements...........................................  F-13

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors

Main Street Banks Incorporated

    We have audited the accompanying consolidated statements of financial condition of Main Street Banks Incorporated and subsidiary as of December 31, 1998 and 1997, and the related statements of income, changes in shareholders' equity, and cash flows for the three years ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Main Street Banks Incorporated and subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the three years ended December 31, 1998 in conformity with generally accepted accounting principles.

Atlanta, Georgia
February 19, 1999

                 MAIN STREET BANKS INCORPORATED AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                           DECEMBER 31
                                                                     MARCH 31     ------------------------------
                                                                       1999            1998            1997
                                                                  --------------  --------------  --------------
                                                                   (UNAUDITED)
ASSETS
Cash and due from banks.........................................  $   22,508,423  $   21,231,287  $   16,829,585
Interest-bearing deposits in banks..............................         508,144         143,111         103,170
Federal funds sold..............................................       4,630,000              --              --
Investment securities held to maturity (fair value of
  $12,946,915, $13,044,485 and $12,526,411 at March 31, 1999
  (unaudited), December 31, 1998 and 1997, respectively)........      12,554,932      12,497,146      12,068,110
Investment securities available for sale........................      47,152,876      48,242,546      54,833,630
Other investments...............................................       1,440,130       1,375,579       1,364,798
Mortgage loans held for sale....................................       3,084,357       4,282,914              --
Loans, net of unearned income...................................     333,385,384     324,616,860     298,091,318
Allowance for loan losses.......................................      (5,982,383)     (5,849,997)     (5,091,653)
                                                                  --------------  --------------  --------------
Loans, net......................................................     327,403,001     318,766,863     292,999,665
Premises and equipment, net.....................................      15,631,167      16,328,067      13,717,197
Other real estate...............................................       1,066,613         832,023         627,820
Accrued interest receivable.....................................       2,776,775       2,739,057       2,984,236
Goodwill and other intangibles, net.............................       1,713,375       1,823,067       2,261,834
Other assets....................................................       5,048,047       2,988,761       2,411,327
                                                                  --------------  --------------  --------------
Total assets....................................................  $  445,517,840  $  431,250,421  $  400,201,372
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
  Noninterest-bearing demand....................................  $   82,341,250  $   76,762,889  $   59,529,993
  Interest-bearing demand and money market......................      89,559,446      83,520,903      82,258,989
  Savings.......................................................      25,574,161      24,157,812      24,099,277
  Time deposits of $100,000 or more.............................      45,058,525      43,373,125      41,931,273
  Other time deposits...........................................     138,467,497     138,081,728     148,127,240
                                                                  --------------  --------------  --------------
Total deposits..................................................     381,000,879     365,896,457     355,946,772
Accrued interest payable........................................       1,429,782       1,372,846       1,368,944
Federal Home Loan Bank advances.................................      15,000,000      17,000,000       2,000,000
Federal funds purchased.........................................              --       2,800,000       1,500,000
Other liabilities...............................................       4,355,523       1,234,796       1,276,437
                                                                  --------------  --------------  --------------
Total liabilities...............................................     401,786,184     388,304,099     362,092,153

SHAREHOLDERS' EQUITY
Common stock--$1 par value; 30,000,000 authorized; 8,827,600 issued and outstanding at March 31, 1999 (unaudited) and
  December 31, 1998; 2,172,400 issued and outstanding at
  December 31, 1997.............................................       8,827,600       8,827,600       2,172,400
Additional paid-in-capital......................................         783,488         783,488       6,758,688
Retained earnings...............................................      34,206,277      33,274,134      29,095,766
Accumulated other comprehensive income..........................         (85,709)         61,100          82,365
                                                                  --------------  --------------  --------------
Total shareholders' equity......................................      43,731,656      42,946,322      38,109,219
                                                                  --------------  --------------  --------------
Total liabilities and shareholders' equity......................  $  445,517,840  $  431,250,421  $  400,201,372
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

                            See accompanying notes.

                 MAIN STREET BANKS INCORPORATED AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                      THREE MONTHS ENDED         YEAR ENDED DECEMBER 31
                                                     --------------------  ----------------------------------
                                                       1999       1998        1998        1997        1996
                                                     ---------  ---------  ----------  ----------  ----------

                                                         (UNAUDITED)
Interest income:
  Loans, including fees............................  $7,978,973 $7,579,292 $31,598,633 $28,414,337 $24,857,007
  Interest on investment securities:
  Taxable..........................................    738,301    887,676   3,178,151   3,731,234   3,469,851
  Non-taxable......................................    156,402    191,299     688,448     784,261     929,571
  Federal funds sold...............................     16,593     71,676     314,158     707,009     507,646
  Interest-bearing deposits in banks...............      1,951      2,094       8,912       9,797       3,515
                                                     ---------  ---------  ----------  ----------  ----------
Total interest income..............................  8,892,220  8,732,037  35,788,302  33,646,638  29,767,590

Interest expense:
  Interest-bearing demand and money market.........    491,074    487,147   1,992,775   1,833,960   1,434,074
  Savings..........................................    126,151    120,997     479,459     465,560     477,668
  Time deposits of $100,000 or more................    616,143    604,469   2,435,359   2,261,132   2,033,583
  Other time deposits..............................  1,784,605  2,000,866   7,691,218   8,355,983   8,359,421
  Federal Funds purchased..........................     25,694      7,316      62,871       4,314      53,800
  Federal Home Loan Bank advances..................    221,642     40,783     586,113     105,661      24,204
  Other............................................      6,538      3,984      18,494      16,044      16,134
                                                     ---------  ---------  ----------  ----------  ----------
Total interest expense.............................  3,271,847  3,265,562  13,266,289  13,042,654  12,398,884

Net interest income................................  5,620,373  5,466,475  22,522,013  20,603,984  17,368,706
Provision for loan losses..........................    225,000    450,000     865,000   1,405,000     934,737
                                                     ---------  ---------  ----------  ----------  ----------
Net interest income after provision for loan
  losses...........................................  5,395,373  5,016,475  21,657,013  19,198,984  16,433,969

Noninterest income:
  Service charges on deposit accounts..............    740,341    737,668   3,098,573   2,897,612   2,299,505
  Investment securities gains......................         --     11,176      17,533      20,958      76,200
  Gain (loss) on sales of premises and equipment...    348,273      3,754      55,284    (150,059)    444,852
  Gains on sales of mortgage loans.................     56,691      4,960     296,845          --          --
  Gains on sales of other loans....................         --         --      40,587      99,266     108,545
  Other income.....................................    616,828    479,574   2,286,219   1,480,375     755,402
                                                     ---------  ---------  ----------  ----------  ----------
Total noninterest income...........................  1,762,133  1,237,132   5,795,041   4,348,152   3,684,504

Noninterest expense:
  Salaries and other compensation..................  $2,301,475 $2,125,955 $8,594,292  $7,291,916  $5,847,737
  Employee benefits................................    374,121    321,861   1,339,640   1,357,062   1,081,103
  Net occupancy and equipment expense..............    687,857    613,462   2,729,816   2,338,049   1,949,872
  Professional services............................    146,763     79,062     315,015     308,854     378,157
  Regulatory agency assessments....................     39,084     41,466     161,351     107,622     975,369
  Amortization of intangible assets................    109,692    109,692     438,767     438,767     656,371
  Other expense....................................  1,063,977    949,856   4,268,097   3,717,315   3,127,494
                                                     ---------  ---------  ----------  ----------  ----------
Total noninterest expense..........................  4,722,969  4,241,354  17,846,978  15,559,585  14,016,103

Income before income taxes.........................  2,434,537  2,012,253   9,605,076   7,987,551   6,102,370
Income tax expense.................................    796,186    596,266   3,089,701   2,497,768   1,811,212
                                                     ---------  ---------  ----------  ----------  ----------
Net income.........................................  $1,638,351 $1,415,987 $6,515,375  $5,489,783  $4,291,158
                                                     ---------  ---------  ----------  ----------  ----------
                                                     ---------  ---------  ----------  ----------  ----------
Earnings per share-basic and diluted...............  $     .19  $     .16  $      .75  $      .63  $      .50
                                                     ---------  ---------  ----------  ----------  ----------
                                                     ---------  ---------  ----------  ----------  ----------
Weighted average common shares outstanding.........  8,710,970  8,693,956   8,710,970   8,657,180   8,548,456
                                                     ---------  ---------  ----------  ----------  ----------
                                                     ---------  ---------  ----------  ----------  ----------

                            See accompanying notes.

                 MAIN STREET BANKS INCORPORATED AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                     ACCUMULATED
                                         COMMON STOCK      ADDITIONAL                   OTHER           TOTAL
                                     --------------------    PAID-IN     RETAINED   COMPREHENSIVE   SHAREHOLDERS'
                                      SHARES     AMOUNT      CAPITAL     EARNINGS       INCOME         EQUITY
                                     ---------  ---------  -----------  ----------  --------------  -------------
Balance at January 1, 1996.........    355,650  $ 355,650   $8,051,463  $23,097,475   $   38,839     $31,543,427
  Comprehensive income, net of tax:
    Net income.....................         --         --          --    4,291,158            --       4,291,158
    Other comprehensive income:
      Net unrealized loss on
        investment securities held
        for sale arising in the
        current year...............                                                     (233,033)       (233,033)
      Less reclassification
        adjustment for net gains
        included in net income.....                                                      (50,292)        (50,292)
                                                                                                    -------------
  Comprehensive income.............                                                                    4,007,833
  Cash dividends declared per share
    ($.17 per share)...............         --         --          --   (1,422,360)           --      (1,422,360)
  Stock issued under restricted
    stock award plan...............     30,200     30,200     362,400           --            --         392,600
  Stock forfeited under restricted
    stock award plan...............        (60)       (60)         --           --            --             (60)
Common stock split (6 for 1),
  effected in the form of a
  dividend.........................  1,777,950  1,777,950  (1,777,950)          --            --              --
                                     ---------  ---------  -----------  ----------  --------------  -------------

Balance at December 31, 1996.......  2,163,740  $2,163,740  $6,635,913  $25,966,273   $ (244,486)    $34,521,440


                                                                                     ACCUMULATED
                                         COMMON STOCK      ADDITIONAL                   OTHER           TOTAL
                                     --------------------    PAID-IN     RETAINED   COMPREHENSIVE   SHAREHOLDERS'
                                      SHARES     AMOUNT      CAPITAL     EARNINGS       INCOME         EQUITY
                                     ---------  ---------  -----------  ----------  --------------  -------------
Balance at December 31, 1996.......  2,163,740  $2,163,740  $6,635,913  $25,966,273   $ (244,486)    $34,521,440
  Comprehensive income, net of tax:
    Net income.....................         --         --          --    5,489,783            --       5,489,783
    Other comprehensive income:
      Net unrealized gains on
        investment securities held
        for sale arising in the
        current year...............         --         --          --           --       340,683         340,683
      Less reclassification
        adjustment for net gains
        included in net income.....         --         --          --           --       (13,832)        (13,832)
                                                                                                    -------------
  Comprehensive income.............                                                                    5,816,634
  Cash dividends declared per share
    ($.27 per share)...............         --         --          --   (2,360,290)           --      (2,360,290)
  Stock issued under restricted
    stock award plan...............      9,700      9,700     135,800           --            --         145,500
  Stock forfeited under restricted
    stock award plan...............     (1,040)    (1,040)    (13,025)          --            --         (14,065)
                                     ---------  ---------  -----------  ----------  --------------  -------------

Balance at December 31, 1997.......  2,172,400  $2,172,400  $6,758,688  $29,095,766   $   82,365     $38,109,219

                 MAIN STREET BANKS INCORPORATED AND SUBSIDIARY

                                                                                     ACCUMULATED
                                         COMMON STOCK      ADDITIONAL                   OTHER           TOTAL
                                     --------------------    PAID-IN     RETAINED   COMPREHENSIVE   SHAREHOLDERS'
                                      SHARES     AMOUNT      CAPITAL     EARNINGS       INCOME         EQUITY
                                     ---------  ---------  -----------  ----------  --------------  -------------

Balance at December 31, 1997.......  2,172,400  $2,172,400  $6,758,688  $29,095,766   $   82,365     $38,109,219
  Comprehensive income, net of tax:
    Net income.....................  6,515,375  6,515,375
    Other comprehensive income:
      Net unrealized losses on
        investment securities held
        for sale arising in the
        current year...............         --         --          --           --       (32,837)        (32,837)
      Less reclassification
        adjustment for net gains
        included in net income.....         --         --          --           --        11,572          11,572
                                                                                                    -------------
  Comprehensive income.............                                                                    6,494,110
  Cash dividends declared per share
    ($.27 per share)...............         --         --          --   (2,337,007)           --      (2,337,007)
  Stock issued under restricted
    stock award plan...............    132,000    132,000     548,000           --            --         680,000
  Common stock split (4 for 1),
    effected in the form of a
    dividend.......................  6,523,200  6,523,200  (6,523,200)          --            --              --
                                     ---------  ---------  -----------  ----------  --------------  -------------

Balance at December 31, 1998.......  8,827,600  $8,827,600  $ 783,488   $33,274,134   $   61,100     $42,946,322


                                                                                     ACCUMULATED
                                         COMMON STOCK      ADDITIONAL                   OTHER           TOTAL
                                     --------------------    PAID-IN     RETAINED   COMPREHENSIVE   SHAREHOLDERS'
                                      SHARES     AMOUNT      CAPITAL     EARNINGS       INCOME         EQUITY
                                     ---------  ---------  -----------  ----------  --------------  -------------

Balance at December 31, 1998.......  8,827,600  $8,827,600  $ 738,488   $33,274,134   $   61,100     $42,946,322
  Comprehensive income, net of tax:
    Net income (unaudited).........                                      1,638,351                     1,638,351
    Other comprehensive income:
      Net unrealized losses on
        investment securities held
        for sale arising in the
        current year (unaudited)...                                                     (146,809)       (146,809)
      Less reclassification
        adjustment for net gains
        included in net income
        (unaudited)................                                                           --              --
                                                                                                    -------------
  Comprehensive income
    (unaudited)....................                                                                    1,491,542
  Cash dividends declared per share
    ($.08 per share) (unaudited)...                                       (706,208)                     (706,208)
                                     ---------  ---------  -----------  ----------  --------------  -------------
Balance at March 31, 1999
  (unaudited)......................  8,827,600  $8,827,600  $ 783,488   $34,206,277   ($  85,709)    $43,731,656
                                     ---------  ---------  -----------  ----------  --------------  -------------
                                     ---------  ---------  -----------  ----------  --------------  -------------

                            See accompanying notes.

                 MAIN STREET BANKS INCORPORATED AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      THREE MONTHS ENDED
                                                           MARCH 31                     YEAR ENDED DECEMBER 31
                                                  --------------------------  -------------------------------------------

                                                      1999          1998          1998           1997           1996
                                                  ------------  ------------  -------------  -------------  -------------
                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income......................................  $  1,638,351  $  1,415,987  $   6,515,375  $   5,489,783  $   4,291,158
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Provision for loan losses.....................       225,000       450,000        865,000      1,405,000        934,737
  Depreciation and amortization.................       328,651       239,192      1,090,001        913,918        691,690
  Amortization of intangible assets.............       113,053       113,053        452,213        451,642        656,371
  Net (gain) loss on sales of OREO..............            --          (303)       (79,018)        10,677        (69,913)
  Gain on sale of charter.......................            --            --             --             --       (425,000)
  Investment securities gains...................            --       (11,176)       (17,553)       (20,958)       (76,200)
  Net amortization of investment securities.....       (15,046)         (249)       (33,502)       (10,022)        41,520
  Net accretion on loans purchased..............       (18,007)      (20,807)       (69,695)      (126,214)      (223,353)
  (Gain) loss on sales of premises and
    equipment...................................      (348,273)           --        (55,284)       150,059        (19,852)
  Net decrease (increase) in mortgage loans held
    for sale....................................     1,198,557            --     (4,282,914)            --             --
  Gains on sales of mortgage loans..............       (56,691)      (53,563)      (296,845)            --             --
  Gain on sales of other loans..................            --        (4,960)       (40,587)       (99,266)            --
  Deferred income tax (benefit) expense.........       (75,629)           --         95,955       (216,840)      (160,206)
  Deferred net loan fees........................        25,068        25,068        100,120         50,135         63,922
  Vesting in restricted stock award plan........       120,720       106,935        493,000        335,700        216,840
  Changes in operating assets and liabilities:
    (Increase) decrease in accrued interest
      receivable................................       (37,718)       99,695        245,179       (468,856)       177,034
    Increase (decrease) in accrued interest
      payable...................................        57,296       (38,059)         3,902        165,487        (69,354)
    Other.......................................     1,085,884      (245,843)      (975,329)       201,087       (863,041)
                                                  ------------  ------------  -------------  -------------  -------------
Net cash provided by operating activities.......     4,241,216     2,074,970      4,010,018      8,231,332      5,166,353

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investment securities held to
  maturity......................................      (364,934)   (1,951,673)    (3,764,460)    (1,015,000)            --
Purchases of investment securities available for
  sale..........................................    (6,539,450)   (5,801,223)   (25,389,492)   (41,813,157)    (9,268,893)
Purchases of other investments..................       (65,100)      (14,000)       (14,000)       (54,300)      (591,500)
Maturities of investment securities held to
  maturity......................................       307,319       600,000      3,368,790      2,363,022      3,389,086
Maturities and calls of investment securities
  available for sale............................     7,264,015     8,777,000     31,951,576     31,541,825     15,433,453
Proceeds from sales of investment securities
  available for sale............................            --            --             --      3,106,435             --
Net proceeds from sale of charter...............            --            --             --             --        425,000
Net increase in loans...........................    (9,226,791)   (3,669,727)   (27,319,593)   (40,668,075)   (23,532,349)
Purchases of premises and equipment.............      (129,674)           --     (3,764,652)    (1,367,513)    (6,535,672)
Proceeds from sales of premises and equipment...     1,187,354            --        491,506        572,198         89,765
Proceeds from sales of OREO.....................            --        98,462        796,165        889,343      1,555,439
                                                  ------------  ------------  -------------  -------------  -------------
Net cash used by investing activities...........    (7,567,261)   (1,961,161)   (23,644,160)   (46,445,222)   (19,035,671)

                 MAIN STREET BANKS INCORPORATED AND SUBSIDIARY

                                                      THREE MONTHS ENDED
                                                           MARCH 31                     YEAR ENDED DECEMBER 31
                                                  --------------------------  -------------------------------------------
                                                      1999          1998          1998           1997           1996
                                                  ------------  ------------  -------------  -------------  -------------
                                                         (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand and savings accounts.....    13,033,253    13,389,441     18,553,345     14,767,417     19,657,158
Increase (decrease) in time deposits............     2,071,169       290,308     (8,603,660)    13,922,667     (4,427,692)
(Decrease) increase in federal funds purchased..    (2,800,000)   (1,500,000)     1,300,000      1,500,000             --
(Decrease) increase in Federal Home Loan Bank
  advances......................................    (2,000,000)           --     15,000,000      2,000,000             --
Dividends paid..................................      (706,208)     (543,100)    (2,173,900)    (1,817,190)    (1,422,360)
                                                  ------------  ------------  -------------  -------------  -------------
Net cash provided by financing activities.......     9,598,214    11,636,649     24,075,785     30,372,894     13,807,106
                                                  ------------  ------------  -------------  -------------  -------------
Net increase (decrease) in cash and cash
  equivalents...................................     6,272,169    11,750,458      4,441,643     (7,840,996)       (62,212)
Cash and cash equivalents at beginning of
  period........................................    21,374,398    16,932,755     16,932,755     24,773,751     24,835,963
                                                  ------------  ------------  -------------  -------------  -------------
Cash and cash equivalents at end of period......  $ 27,646,567  $ 28,683,213  $  21,374,398  $  16,932,755  $  24,773,751
                                                  ------------  ------------  -------------  -------------  -------------
                                                  ------------  ------------  -------------  -------------  -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
Cash paid during the year for:
  Interest......................................  $  3,271,847  $  3,265,561  $  13,262,387  $  12,877,167  $  12,468,235
                                                  ------------  ------------  -------------  -------------  -------------
                                                  ------------  ------------  -------------  -------------  -------------
  Income taxes, net.............................  $    216,000  $         --  $   2,764,270  $   2,725,000  $   2,450,000
                                                  ------------  ------------  -------------  -------------  -------------
                                                  ------------  ------------  -------------  -------------  -------------
SUPPLEMENTAL DISCLOSURES OF NONCASH TRANSACTIONS
Loans transferred to real estate acquired
  through foreclosure...........................  $    365,653  $    299,780  $     550,168  $     496,750  $   2,075,511
                                                  ------------  ------------  -------------  -------------  -------------
                                                  ------------  ------------  -------------  -------------  -------------
Bank owned premises transferred to other real
  estate........................................  $         --  $         --  $     685,000  $          --  $          --
                                                  ------------  ------------  -------------  -------------  -------------
                                                  ------------  ------------  -------------  -------------  -------------

                            See accompanying notes.

                 MAIN STREET BANKS INCORPORATED AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    Main Street Banks Incorporated is a one-bank holding company which conducts business primarily in Barrow, Clarke, Gwinnett, Newton, Rockdale and Walton counties through its wholly owned subsidiary, Main Street Bank. Main Street Bank provides a full range of traditional banking, mortgage banking, and investment and insurance services to individual and corporate customers through its thirteen locations.

    The consolidated financial statements of Main Street Banks Incorporated and subsidiary (collectively the "Company") are prepared in accordance with generally accepted accounting principles and practices within the financial services industry, which requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of other real estate acquired in connection with foreclosures or in satisfaction of loans. Management believes that the allowance for loan losses is adequate and the valuation of other real estate is appropriate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of Main Street Banks Incorporated ("Parent") and its wholly owned subsidiary, Main Street Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

INVESTMENT SECURITIES

    Management determines the appropriate classification of investment securities at the time of purchase and reevaluates such designation as of each balance sheet date. Investment securities are classified as held-to-maturity when the Company has the positive intent and the ability to hold the securities to maturity. Held to maturity securities are stated at amortized cost.

    Investment securities not classified as held-to-maturity are classified as available for sale. Available for sale securities are stated at fair value with the unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. Other investments are stated at amortized cost.

    Realized gains and losses, and declines in value determined to be other than temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

    The amortized cost of investment securities classified as held-to-maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to expected maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments.

                 MAIN STREET BANKS INCORPORATED AND SUBSIDIARY

                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
LOANS

    Loans are reported at the gross amount outstanding reduced by purchase discount, deferred net loan fees and unearned income. Interest income on loans is generally recognized over the terms of the loans based on the unpaid daily principal amount outstanding. If the collectibility of interest appears doubtful, the accrual thereof is discontinued. When accrual of interest is discontinued, all unpaid interest is reversed. Interest income on such loans is subsequently recognized only to the extent cash payments are received, the full recovery of principal is anticipated, or after full principal has been recovered when collection of principal is in question. Gains on sales of loans are recognized at the time of sale, as determined by the difference between the net sales proceeds and the book value of the loans sold. Loan origination fees, net of direct loan origination costs, are deferred and recognized as income over the life of the related loan on a level-yield basis.

MORTGAGE LOANS HELD FOR SALE

    Mortgage loans held-for-sale are recorded at the lower of cost or market on an individual loan basis, determined by outstanding commitments from investors and prevailing market conditions. The Company did not have any mortgage loans held-for-sale at December 31, 1997. Gains and losses on sales of loans are recognized at settlement date. Gains and losses are determined as the difference between the net sales proceeds and carrying value of the loans sold.

ALLOWANCE FOR LOAN LOSSES

    The allowance for loan losses is established through a provision for loan losses charged to expense. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans and takes into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality and review of specific problem loans. Periodic revisions are made to the allowance when circumstances which necessitate such revisions become known. Recognized losses are charged to the allowance for loan losses, while subsequent recoveries are added to the allowance.

PREMISES AND EQUIPMENT

    Premises and equipment are reported at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using primarily accelerated methods over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the estimated useful lives of the improvements or the term of the related lease.

OTHER REAL ESTATE

    Other real estate represents property acquired through foreclosure or in settlement of loans and is recorded at the lower of cost or fair value less estimated selling expenses. Losses incurred in the acquisition of foreclosed properties are charged against the allowance for loan losses at the time of foreclosure. Subsequent writedowns of other real estate are charged to current operations.

                 MAIN STREET BANKS INCORPORATED AND SUBSIDIARY

                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
GOODWILL AND OTHER INTANGIBLE ASSETS

    Substantially all costs in excess of net assets of entities acquired are being amortized using the straight-line method over periods ranging from 10 to 15 years. Other intangibles related to entities acquired are being amortized over periods ranging from 5 to 10 years using the straight-line method. Intangible assets related to capital lease rights are being amortized over the term of the related lease using the straight-line method. Accumulated amortization was $3,017,774, $2,904,720 and $2,452,507 at March 31, 1999
(unaudited), December 31, 1998 and 1997, respectively. Amortization expense totaled $113,503 for the periods ended March 31, 1999 and 1998 (unaudited) and $452,213, $451,642 and $669,817 for the periods ended December 31, 1998, 1997 and 1996, respectively.

INCOME TAXES

    The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

EARNINGS PER SHARE AND COMMON STOCK SPLIT

    The Company has adopted the provisions of Financial Accounting Standards Board No. 128, "Earnings Per Share" ("Statement 128"). All earnings per share amounts for all periods presented have been restated to conform to the requirements of Statement 128. All per share amounts have been adjusted for the common stock splits, effected in the form of dividends, to shareholders of record on September 1, 1998 and April 30, 1996.

FINANCIAL INSTRUMENTS

    In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or when related fees are incurred or received.

CASH AND CASH EQUIVALENTS

    For purposes of presentation in the statement of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits in banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

RECLASSIFICATION

    Certain previously reported amounts have been reclassified to conform to current presentation.

                 MAIN STREET BANKS INCORPORATED AND SUBSIDIARY

                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("Statement 130"), which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Statement 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company adopted this statement in 1998, which is a more inclusive reporting methodology that includes disclosure of certain financial information that previously has not been recognized in the calculation and reporting of net income. The Company's only comprehensive income items are related to unrealized gains and on investment securities classified as available for sale and reclassification adjustment for gains and losses on securities sales and calls included in net income. All comprehensive income items are tax effected at 34%.

    In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("Statement 131"), which establishes standards for the way that public business enterprises report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographical areas and major customers. The adoption of this standard did not have a significant impact on the Company, as the Company principally operates in one business segment.

    In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance as to when it is appropriate to capitalize the costs of software developed or obtained for internal use. The effect of the adoption of SOP 98-1 was not material to the Company's financial position or results of operations.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"). Statement 133 establishes new accounting and reporting standards for derivatives. This statement requires all derivatives to be measured at fair value and recognized as either assets or liabilities in the statement of financial condition. Accounting for the changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. In May of 1999, the Financial Accounting Standards Board elected to defer the effective date of this statement for one year. Adoption of this statement is required for the Company's financial statements for the year ending December 31, 2001. Adoption is not expected to result in a material financial impact based on the Company's limited use of derivatives.

2. CASH AND DUE FROM BANKS

    The Company is required to maintain average reserve balances with the Federal Reserve Bank, on deposit with national banks, or in cash. The average reserve requirements at March 31, 1999 (unaudited), December 31, 1998 and 1997 were approximately $8,358,000, $8,588,000 and $6,665,000, respectively. The Company maintained cash balances and reserves which were adequate to meet these requirements.

                 MAIN STREET BANKS INCORPORATED AND SUBSIDIARY

                               DECEMBER 31, 1998

3. INVESTMENT SECURITIES

    The amortized cost and estimated fair value of investment securities are as follows:

                                                                                MARCH 31, 1999
                                                                                 (UNAUDITED)
                                                            ------------------------------------------------------
                                                                              GROSS        GROSS
                                                              AMORTIZED    UNREALIZED   UNREALIZED
                                                                COST          GAINS       LOSSES      FAIR VALUE
                                                            -------------  -----------  -----------  -------------
HELD TO MATURITY SECURITIES
States and political subdivisions.........................  $  12,554,932   $ 418,562   $   (26,579) $  12,946,915
                                                            -------------  -----------  -----------  -------------
                                                            -------------  -----------  -----------  -------------
AVAILABLE FOR SALE SECURITIES
U.S. Treasury securities..................................  $   3,985,780   $  30,833   $    (1,303) $   4,015,310
U.S. Government agencies and corporations.................     15,988,611      25,382       (34,660)    15,979,333
Mortgage-backed securities................................     27,256,847      94,188      (192,802)    27,158,233
                                                            -------------  -----------  -----------  -------------
                                                            $  47,231,238   $ 150,403   $  (228,765) $  47,152,876
                                                            -------------  -----------  -----------  -------------
                                                            -------------  -----------  -----------  -------------

                                                                              DECEMBER 31, 1998
                                                            ------------------------------------------------------
                                                                              GROSS        GROSS
                                                              AMORTIZED    UNREALIZED   UNREALIZED
                                                                COST          GAINS       LOSSES      FAIR VALUE
                                                            -------------  -----------  -----------  -------------
HELD TO MATURITY SECURITIES
States and political subdivisions.........................  $  12,497,146   $ 547,339   $        --  $  13,044,485
                                                            -------------  -----------  -----------  -------------
                                                            -------------  -----------  -----------  -------------
AVAILABLE FOR SALE SECURITIES
U.S. Treasury securities..................................  $   3,991,421   $  49,529   $        --  $   4,040,950
U.S. Government agencies and corporations.................     14,495,177     108,438            --     14,603,615
Mortgage-backed securities................................     29,663,372      59,314      (124,705)    29,597,981
                                                            -------------  -----------  -----------  -------------
                                                            $  48,149,970   $ 217,281   $  (124,705) $  48,242,546
                                                            -------------  -----------  -----------  -------------
                                                            -------------  -----------  -----------  -------------

                                                                               DECEMBER 31, 1997
                                                             ------------------------------------------------------
                                                                               GROSS        GROSS
                                                               AMORTIZED    UNREALIZED   UNREALIZED
                                                                 COST          GAINS       LOSSES      FAIR VALUE
                                                             -------------  -----------  -----------  -------------
HELD TO MATURITY SECURITIES
States and political subdivisions..........................  $  12,068,110   $ 474,704    $ (16,403)  $  12,526,411
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------
AVAILABLE FOR SALE SECURITIES
U.S. Treasury securities...................................  $   6,477,292   $  52,078    $      --   $   6,529,370
U.S. Government agencies and corporations..................     24,525,744     108,351       (1,375)     24,632,720
Mortgage-backed securities.................................     23,705,261      51,176      (84,897)     23,671,540
                                                             -------------  -----------  -----------  -------------
                                                             $  54,708,297   $ 211,605    $ (86,272)  $  54,833,630
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------

    The amortized cost and estimated fair value of investment securities held to maturity and available for sale at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or repay obligations without call

                 MAIN STREET BANKS INCORPORATED AND SUBSIDIARY

                               DECEMBER 31, 1998

3. INVESTMENT SECURITIES (CONTINUED)
or prepayment penalties. Mortgage-backed securities have been allocated based on expected maturity dates after considering assumed prepayment patterns.

                                                         INVESTMENT SECURITIES         INVESTMENT SECURITIES
                                                            HELD TO MATURITY             AVAILABLE FOR SALE
                                                      ----------------------------  ----------------------------
                                                        AMORTIZED        FAIR         AMORTIZED        FAIR
                                                          COST           VALUE          COST           VALUE
                                                      -------------  -------------  -------------  -------------
Due in one year or less.............................  $     778,704  $     790,945  $   4,555,526  $   4,587,098
Due after one year through five years...............      4,447,348      4,589,487     14,352,309     14,429,299
Due after five years through ten years..............      6,721,094      7,016,308      7,605,835      7,674,604
Due after ten years.................................        550,000        647,745     21,542,498     21,551,475
                                                      -------------  -------------  -------------  -------------
                                                      $  12,497,146  $  13,044,485  $  48,056,168  $  48,242,476
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------

    Gains and losses on sales of securities consist of the following:

                               AVAILABLE FOR SALE

                                                              THREE MONTHS ENDED
                                                                   MARCH 31            YEAR ENDED DECEMBER 31
                                                             --------------------  -------------------------------
                                                               1999       1998       1998       1997       1996
                                                             ---------  ---------  ---------  ---------  ---------

                                                                 (UNAUDITED)
Gross gains................................................         --  $  11,176  $  17,533  $  49,620     76,200
Gross losses...............................................         --         --         --    (28,662)        --
                                                             ---------  ---------  ---------  ---------  ---------
Net realized gains.........................................         --  $  11,176  $  17,533  $  20,958  $  76,200
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

    The related income tax expense on sale of securities for the periods ended March 31, 1999 and March 31, 1998 (unaudited), was $0, and $3,655, and $5,640,
$6,554 and $22,616 for periods ended December 31, 1998, 1997, and 1996, respectively.

    Securities with a carrying value of approximately $49,261,783, $51,551,503 and $56,060,292 at March 31, 1999 (unaudited), December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes.

                 MAIN STREET BANKS INCORPORATED AND SUBSIDIARY

                               DECEMBER 31, 1998

4. LOANS

    Loans are summarized as follows:

                                                                                           DECEMBER 31
                                                                     MARCH 31     ------------------------------
                                                                       1999            1998            1997
                                                                  --------------  --------------  --------------
                                                                   (UNAUDITED)
Commercial and industrial.......................................  $   16,874,687  $   15,187,523  $   13,916,875
Real estate construction........................................      48,096,503      48,330,628      39,812,549
Real estate mortgage............................................     225,415,035     221,142,074     207,272,423
Consumer and other..............................................      44,249,349      41,271,359      38,542,292
                                                                  --------------  --------------  --------------
Total loans.....................................................     334,635,574     325,931,584     299,544,139
Less:
  Purchase discount.............................................        (381,415)       (399,422)       (469,117)
  Deferred net loan fees........................................        (475,856)       (499,785)       (364,203)
  Unearned income...............................................        (392,919)       (415,517)       (619,501)
  Allowance for loan losses.....................................      (5,982,383)     (5,849,997)     (5,091,653)
                                                                  --------------  --------------  --------------
Loans net.......................................................  $  327,403,001  $  318,766,863  $  292,999,665
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

    Loans in nonaccrual status amounted to $1,607,024, $1,442,259 and $754,290 at March 31, 1999 (unaudited), December 31, 1998 and 1997, respectively. The allowance for loan losses related to these impaired loans was $80,351, $40,055 and $65,510 at March 31, 1999 (unaudited), December 31, 1998 and 1997, respectively. The average recorded investment in impaired loans was $1,524,642, $826,254 and $783,226 at March 31, 1999 (unaudited), December 31, 1998 and 1997, respectively. If such loans had been on an accrual basis, interest income would have been approximately $7,035 and $5,607 higher for the periods ended March 31, 1999 and 1998 (unaudited) and $33,230, $27,933 and $25,537 higher for the periods ended December 31, 1998, 1997 and 1996, respectively.

    An analysis of activity in the allowance for loan losses is as follows:

                                                 THREE MONTHS ENDED
                                                      MARCH 31                    YEAR ENDED DECEMBER 31
                                             --------------------------  ----------------------------------------
                                                 1999          1998          1998          1997          1996
                                             ------------  ------------  ------------  ------------  ------------

                                                                         (UNAUDITED)
Balance at beginning of year...............  $  5,849,997  $  5,091,653  $  5,091,653  $  4,508,378  $  4,233,786
Provision charged to expense...............       225,000       450,000       865,000     1,405,000       934,737
Loans charged off..........................      (160,959)     (106,847)     (507,555)   (1,076,946)     (891,253)
Recoveries of loans previously charged
  off......................................        68,345        62,351       400,899       255,221       231,108
                                             ------------  ------------  ------------  ------------  ------------
Balance at end of period...................  $  5,982,383  $  5,497,157  $  5,849,997  $  5,091,653  $  4,508,378
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

    A substantial portion of the Company's loans are secured by real estate in northeast Georgia communities, primarily in Barrow, Clarke, Gwinnett, Newton, Rockdale, and Walton counties. In addition, a substantial portion of real estate acquired through foreclosure consists of single-family residential properties and land located in these same markets. The ultimate collectibility of a substantial portion of our loan portfolio and the recovery of a substantial portion of the carrying amount of real estate are susceptible to changes in market conditions in northeast Georgia.

                 MAIN STREET BANKS INCORPORATED AND SUBSIDIARY

                               DECEMBER 31, 1998

5. PREMISES AND EQUIPMENT

    Premises and equipment are comprised of the following:

                                                                                             DECEMBER 31
                                                                        MARCH 31     ----------------------------
                                                                          1999           1998           1997
                                                                      -------------  -------------  -------------
                                                                       (UNAUDITED)
Land................................................................  $   3,444,275  $   3,462,623  $   3,647,308
Buildings and leasehold improvements................................      8,661,881      9,421,350      8,184,846
Furniture, fixtures and equipment...................................      7,556,326      7,553,580      6,856,975
Construction in process.............................................      1,246,450        917,897        321,289
                                                                      -------------  -------------  -------------
                                                                         20,908,932     21,355,450     19,010,418
Less accumulated depreciation and amortization......................     (5,277,765)    (5,027,383)    (5,293,221)
                                                                      -------------  -------------  -------------
                                                                      $  15,631,167  $  16,328,067  $  13,717,197
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

    Depreciation and amortization expense totaled $328,651 and $239,192 for the periods ended March 31, 1999 and 1998 (unaudited) and $1,090,001, $913,918, and $691,690 for the periods ended December 31, 1998, 1997 and 1996, respectively.

    The Company leases certain buildings and various equipment under operating leases. Minimum payments, by year and in the aggregate, under noncancelable operating leases with initial or remaining terms in excess of one year as of December 31, 1998 are as follows:

1999............................................................  $ 197,265
2000............................................................    188,816
2001............................................................    144,739
2002............................................................    147,906
2003............................................................    115,405
Thereafter......................................................    585,510
                                                                  ---------
Total minimum lease payments....................................  $1,379,641
                                                                  ---------
                                                                  ---------

    Rental expense for all operating leases was $37,623 and $48,418 for the periods ended March 31, 1999 and 1998 (unaudited) and $200,933, $154,915, and $173,672 for the periods ended December 31, 1998, 1997 and 1996, respectively. Rental income of $1,300 and $10,950 for the periods ended March 31, 1999 and 1998 (unaudited) and $29,582, $20,880 and $15,819 for the periods December 31, 1998, 1997 and 1996, respectively, is included as a reduction of net occupancy and equipment expense in the consolidated statements of income.

                 MAIN STREET BANKS INCORPORATED AND SUBSIDIARY

                               DECEMBER 31, 1998

6. INTEREST BEARING DEPOSITS

    A summary of time deposits by year of maturity at March 31, 1999 is as follows (unaudited):

1999..........................................................  $143,725,833
2000..........................................................   32,718,676
2001..........................................................    2,984,622
2002..........................................................    1,756,985
2003 and after................................................    2,339,906
                                                                -----------
Total time deposits...........................................  $183,526,022
                                                                -----------
                                                                -----------

    The Company had $45,058,525, $43,373,125 and $41,931,273 in time deposits over $100,000 at March 31, 1999 (unaudited), December 31, 1998 and 1997, respectively.

    Interest expense on these deposits was $616,143 and $604,469 for the periods ended March 31, 1999 and 1998 (unaudited) and $2,435,359, $2,261,132 and
$2,033,583 for the periods ended December 31, 1998, 1997, and 1996, respectively.

7. BORROWINGS

    At March 31, 1999 (unaudited), December 31, 1998 and 1997 the Company had advances borrowed from the Federal Home Loan Bank totaling $15,000,000, $17,000,000 and $2,000,000, respectively. Interest payments and principal payments are due at various maturity dates through 2008 with rates ranging from 5.40% to 6.07%. The Company has pledged all of its eligible residential mortgage loans secured by first mortgages on one-to-four family dwellings as collateral. The Company is allowed to borrow up to 75% of the balance of the eligible loans pledged as collateral. At March 31, 1999 (unaudited) and December 31, 1998 the available balance under the Company's line with the Federal Home Loan Bank was approximately $58,700,000 and $56,700,000, respectively. The Company's weighted average interest rate on borrowings for the periods ended March 31, 1999 (unaudited), December 31, 1998 and 1997 was 5.71%, 5.72% and 5.99%,
respectively. Of the $15,000,000 balance outstanding at March 31, 1999 (unaudited), $5,000,000 matures in 2000 and $10,000,000 matures in 2008.

8. INCOME TAXES

    Income tax expense is summarized as follows:

                                                   THREE MONTHS ENDED
                                                        MARCH 31                  YEAR ENDED DECEMBER 31
                                                 ----------------------  ----------------------------------------
                                                    1999        1998         1998          1997          1996
                                                 ----------  ----------  ------------  ------------  ------------

                                                      (UNAUDITED)
Current income tax provision...................  $  871,815  $  596,266  $  2,993,746  $  2,714,248  $  1,971,418
Deferred income tax expense (benefit)..........     (75,629)         --        95,955      (216,480)     (160,206)
                                                 ----------  ----------  ------------  ------------  ------------
                                                 $  796,186  $  596,266  $  3,089,701  $  2,497,768  $  1,811,212
                                                 ----------  ----------  ------------  ------------  ------------
                                                 ----------  ----------  ------------  ------------  ------------

                 MAIN STREET BANKS INCORPORATED AND SUBSIDIARY

                               DECEMBER 31, 1998

8. INCOME TAXES (CONTINUED)
    A reconciliation of income tax computed at statutory rates to total income tax expense is as follows:

                                                 THREE MONTHS ENDED
                                                      MARCH 31                    YEAR ENDED DECEMBER 31
                                             --------------------------  ----------------------------------------
                                                 1999          1998          1998          1997          1996
                                             ------------  ------------  ------------  ------------  ------------

                                                    (UNAUDITED)
Pretax income..............................  $  2,434,537  $  2,012,253  $  9,605,076  $  7,987,551  $  6,102,370
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
Income tax computed at
  statutory rate...........................  $    827,743  $    684,166  $  3,265,726  $  2,715,768  $  2,074,806
Increase (decrease) resulting from:
  Tax-exempt interest......................       (75,485)      (65,041)     (299,866)     (325,452)     (316,090)
  Nondeductible interest on tax-exempt
    investments............................         6,800         4,294        27,505        34,064        39,624
  Amortization of goodwill.................         8,948         8,948        35,790        35,790        30,351
  Other, net...............................        28,180       (36,100)       60,546        37,598       (17,479)
                                             ------------  ------------  ------------  ------------  ------------
                                             $    796,186  $    596,266  $  3,089,701  $  2,497,768  $  1,811,212
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

    The following summarizes the significant components of the Company's deferred tax assets and (liabilities):

                                                                                               DECEMBER 31
                                                                           MARCH 31,    --------------------------
                                                                              1999          1998          1997
                                                                          ------------  ------------  ------------
                                                                          (UNAUDITED)
Reserve for loan losses.................................................  $  1,691,102  $  1,691,102  $  1,470,169
Accumulated depreciation................................................      (274,128)     (274,128)     (197,352)
Core deposit intangible.................................................       (15,594)      (15,594)      (72,677)
Deferred net loan fees..................................................       169,927       169,927       123,829
Net unrealized gains on investment securities available for sale........       (97,868)      (31,476)      (42,968)
Other, net..............................................................      (137,896)     (279,917)       63,376
                                                                          ------------  ------------  ------------
Net deferred tax asset..................................................  $  1,335,543  $  1,259,914  $  1,344,377
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

9. EMPLOYEE BENEFITS

    The Company sponsors a 401(k) Employee Savings Plan that permits employees to defer annual cash compensation as specified under the plan. The Board of Directors determines the Company's annual contribution, which was $34,731 and $28,016 for the periods ended March 31, 1999 and 1998 (unaudited) and $195,434, $278,272 and $244,192 for the periods ended December 31, 1998, 1997 and 1996, respectively.

    The Company has a Management Incentive Bonus Plan for key executives that provides annual cash awards, if approved, based on eligible compensation and achieving earnings goals. The Company also has a General Bonus Plan that provides for annual cash awards to eligible employees as established by the Board of Directors. The total expense under these plans was $210,000 and $219,000 for the periods ended March 31, 1999 and 1998 (unaudited) and $465,669, $474,109 and $483,270 for the periods ended December 31, 1998, 1997 and 1996, respectively.

                 MAIN STREET BANKS INCORPORATED AND SUBSIDIARY

                               DECEMBER 31, 1998

10. RELATED PARTY TRANSACTIONS

    Directors, executive officers, and their related interests were customers of the Company and had other transactions with us in the ordinary course of business. Loans outstanding to certain directors, executive officers, and their related interests at March 31, 1999 (unaudited), December 31, 1998 and 1997 were $2,385,947, $2,378,239 and $2,060,571, respectively. For the periods ended March 31, 1999 (unaudited) and December 31, 1998 $28,784 and $744,424, respectively of such loans were made and loan repayments totaled $21,076 and $426,756 for the respective period. It is the Company's policy that such transactions be made on substantially the same terms as those prevailing at the time for comparable loans to other persons. These individuals and their related interests also maintain customary demand and time deposit accounts with the Company.

    The Company has operating leases for bank premises that are owned by related parties. These related parties consist of an individual who is a primary shareholder, a member of our Board of Directors, and one of our Executive Officers, and also members of this individual's family. Terms for these related party leases are substantially the same as those that would be expected to prevail in the market place. Lease expense totaled approximately $28,000 and $23,000 for the periods ended March 31, 1999 and 1998 (unaudited) and $111,000, $95,000 and $62,000 for the periods ended December 31, 1998, 1997 and 1996, respectively.

11. SHAREHOLDERS' EQUITY

    Banking regulations limit the amount of dividends that may be paid to the Parent without prior approval of the applicable regulatory agency. At December 31, 1998, under current state banking laws, the approval of the Georgia Department of Banking and Finance will be required if the total of all dividends declared by the Bank in the calendar year exceeds 50 percent of the net profits for the previous calendar year and the ratio of equity capital to adjusted total assets is less than 6 percent.

    The Parent has adopted a nonqualified Restricted Stock Award Plan and a Long-term Incentive Plan, which grants restricted stock and other stock based compensation to key executives and officers of the Bank. In the case of restricted stock, Bank executives and officers designated as an "eligible executive" will vest in the number of shares of common stock awarded under the plan based on future service over the next five years. A total of 960,000 shares are authorized to be issued under the plans, with 764,560 shares of restricted stock issued as of March 31, 1999 (unaudited) and December 31, 1998 and 626,560 shares of restricted stock issued as of December 31, 1997. A total of 491,280 shares were vested with 273,280 shares issued and unvested as of March 31, 1999 (unaudited) and December 31, 1998. A total of 399,600 shares were vested with 226,960 shares issued and unvested as of December 31, 1997.

12. REGULATORY MATTERS

    The Company and its banking subsidiary are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on our financial statements. The regulations require the Company and its banking subsidiary to meet specific capital adequacy guidelines that involve quantitative measures of the Company's and its banking subsidiary's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and its

                 MAIN STREET BANKS INCORPORATED AND SUBSIDIARY

                               DECEMBER 31, 1998

12. REGULATORY MATTERS (CONTINUED)
banking subsidiary's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require us and our banking subsidiary to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). To be considered adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Company and its banking subsidiary must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios. As set forth in the table, as of March 31, 1999 (unaudited), December 31, 1998 and 1997, the Company and its banking subsidiary were considered well capitalized under current regulatory guidelines. There are no conditions or events since that notification that management believes have changed the institution's category.

    The following is a summary of the Company's and its banking subsidiary's capital ratios at March 31, 1999 (unaudited), December 31, 1998 and 1997:

                                                                                                                TO BE WELL
                                                                                                                CAPITALIZED
                                                                                                                   UNDER
                                                                                                                  PROMPT
                                                                                      FOR CAPITAL               CORRECTIVE
                                                              ACTUAL                   ADEQUACY                   ACTION
                                                              AMOUNT        RATIO      PURPOSES       RATIO     PROVISIONS
                                                           -------------  ---------  -------------  ---------  -------------
Company only
  As of March 31, 1999 (unaudited)
    Total Capital (to Risk Weighted Assets)..............  $  46,475,000     14.19%  $  26,307,000      8.00%  $  32,884,000
    Tier 1 Capital (to Risk Weighted Assets).............     42,541,000     12.94%     13,154,000      4.00%     19,730,000
    Tier 1 Capital (to Average Assets)...................     42,541,000      9.78%     17,395,000      4.00%     21,744,000
  As of December 31, 1998
    Total Capital (to Risk Weighted Assets)..............  $  45,713,000     14.00%  $  26,121,000      8.00%  $  32,651,000
    Tier 1 Capital (to Risk Weighted Assets).............     41,610,000     12.74%     13,061,000      4.00%     19,591,000
    Tier 1 Capital (to Average Assets)...................     41,610,000      9.67%     17,213,000      4.00%     21,516,000
  As of December 31, 1997
    Total Capital (to Risk Weighted Assets)..............  $  40,642,000     13.66%  $  23,805,000      8.00%  $  29,756,000
    Tier 1 Capital (to Risk Weighted Assets).............     36,906,000     12.40%     11,903,000      4.00%     17,854,000
    Tier 1 Capital (to Average Assets)...................     36,906,000      9.00%     16,403,000      4.00%     20,504,000
    Tier 1 Capital (to Risk Weighted Assets).............     38,969,000     11.92%     13,077,000      4.00%     19,615,000
    Tier 1 Capital (to Average Assets)...................     38,969,000      9.08%     17,172,000      4.00%     21,465,000
  As of December 31, 1997
    Total Capital (to Risk Weighted Assets)..............  $  37,293,000     12.89%  $  23,142,560      8.00%  $  28,928,200
    Tier 1 Capital (to Risk Weighted Assets).............     33,659,000     11.64%     11,571,289      4.00%     17,356,920
    Tier 1 Capital (to Average Assets)...................     33,659,000      8.26%     16,292,250      4.00%     20,365,650


                                                             RATIO
                                                           ---------
Company only
  As of March 31, 1999 (unaudited)
    Total Capital (to Risk Weighted Assets)..............     10.00%
    Tier 1 Capital (to Risk Weighted Assets).............      6.00%
    Tier 1 Capital (to Average Assets)...................      5.00%
  As of December 31, 1998
    Total Capital (to Risk Weighted Assets)..............     10.00%
    Tier 1 Capital (to Risk Weighted Assets).............      6.00%
    Tier 1 Capital (to Average Assets)...................      5.00%
  As of December 31, 1997
    Total Capital (to Risk Weighted Assets)..............     10.00%
    Tier 1 Capital (to Risk Weighted Assets).............      6.00%
    Tier 1 Capital (to Average Assets)...................      5.00%
    Tier 1 Capital (to Risk Weighted Assets).............      6.00%
    Tier 1 Capital (to Average Assets)...................      5.00%
  As of December 31, 1997
    Total Capital (to Risk Weighted Assets)..............     10.00%
    Tier 1 Capital (to Risk Weighted Assets).............      6.00%
    Tier 1 Capital (to Average Assets)...................      5.00%

13. OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying

                 MAIN STREET BANKS INCORPORATED AND SUBSIDIARY

                               DECEMBER 31, 1998

13. OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS (CONTINUED) degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

    The Company's exposure to credit loss in the event of nonperformance by the customer to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as are used for on-balance-sheet instruments.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit at March 31, 1999 (unaudited), December 31, 1998 and 1997 include $20,348,000, $9,719,000 and $6,644,817, respectively, in undisbursed credit lines and $31,479,000, $29,711,000 and $16,550,260, respectively, in unfunded construction and development loans. The Company's experience has been that approximately 80 percent of loan commitments are ultimately drawn upon by customers.

    The Company issues standby letters of credit, which are conditional commitments issued to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company had $622,584, $668,000 and $820,942 in irrevocable standby letters of credit outstanding at March 31, 1999 (unaudited), December 31, 1998 and 1997, respectively. The Company was not required to perform under any standby letters of credit during 1998.

    The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, residential real estate, and income-producing commercial properties on those commitments for which collateral is deemed necessary.

14. FAIR VALUES OF FINANCIAL INSTRUMENTS

    The Company uses the following methods and assumptions in estimating fair values of financial instruments:

    Cash and cash equivalents - The carrying amount of cash and cash equivalents approximates fair value.

    Interest-bearing deposits - The carrying amount of interest-bearing deposits approximates fair value.

    Investment securities - The fair value of investment securities held to maturity and available for sale is estimated based on published bid prices or bid quotations received from securities dealers. The carrying amount of other investments approximates fair value.

                 MAIN STREET BANKS INCORPORATED AND SUBSIDIARY

                               DECEMBER 31, 1998

14. FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
    Loans - For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For all other loans, fair values are calculated by discounting the contractual cash flows using estimated market rates which reflect the credit and interest rate risk inherent in the loan, or by using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

    Mortgage loans held for sale -- The carrying amount of mortgage loans held for sale approximates fair value.

    Deposits - The fair value of deposits with no stated maturity, such as demand, NOW and MMDA, and savings accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities.

    Accrued interest - The carrying amount of accrued interest receivable and payable approximates fair value.

    Off-balance-sheet instruments - Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the borrowers' credit standing.

    The estimated fair values of the Company's financial instruments are as follows:

                                                                             DECEMBER 31
                                                      ----------------------------------------------------------
                                                                  1998                          1997
                                                      ----------------------------  ----------------------------

                                                        CARRYING       ESTIMATED      CARRYING       ESTIMATED
                                                          VALUE       FAIR VALUE        VALUE       FAIR VALUE
                                                      -------------  -------------  -------------  -------------
Financial assets:
  Cash and due from banks...........................  $  21,231,287  $  21,231,287  $  16,829,585  $  16,829,585
  Interest-bearing deposits.........................        143,111        143,111        103,170        103,170
  Investment securities held to maturity............     12,497,146     13,044,485     12,068,110     12,526,411
  Investment securities available for sale..........     48,246,325     48,246,325     54,840,628     54,840,628
  Other investments.................................      1,371,800      1,371,800      1,357,800      1,357,800
  Loans.............................................    325,931,584    325,427,958    299,544,139    299,031,974
  Mortgage loans held for sale......................      4,282,914      4,282,914             --             --
  Accrued interest receivable.......................      2,739,057      2,739,057      2,984,236      2,984,236

Financial liabilities:
  Noncontractual deposits...........................    184,441,604    184,281,858    165,888,259    165,962,374
  Contractual deposits..............................    181,454,853    183,573,873    190,058,513    190,331,801
  Accrued interest payable..........................      1,372,846      1,372,846      1,368,944      1,368,944

Off-balance-sheet instruments:
  Undisbursed credit lines..........................             --         88,676             --         60,628
  Unfunded construction and development loans.......             --        271,087             --        151,006
  Standby letters of credit.........................             --          6,095             --          7,490

                 MAIN STREET BANKS INCORPORATED AND SUBSIDIARY

                               DECEMBER 31, 1998

15. OTHER COMPREHENSIVE INCOME

    Statement No. 130 requires that all components of comprehensive income and total comprehensive income be reported on one of the following: (1) the statement of income, (2) the statement of changes in shareholders equity, or (3) a separate statement of comprehensive income. Comprehensive income is comprised of net income and all changes to shareholders' equity, except those due to investments by owners (changes in paid-in capital) and distributions to owners (dividends). The Company adopted this statement effective January 1, 1998 and has elected to report comprehensive income in the consolidated statements of changes in shareholders' equity.

    Other comprehensive income consists of unrealized gains and losses on available for sale securities. For the three months ended March 31, 1999, the change in net unrealized loss on available for sale securities is reported in the consolidated statement of shareholders' equity.

16. PARENT COMPANY FINANCIAL INFORMATION

    The following information presents the condensed statements of financial condition of Main Street Banks Incorporated at March 31, 1999 (unaudited), December 31, 1998 and 1997, and the statements of income and cash flows for the periods ended March 31, 1999 (unaudited), March 31, 1998 (unaudited), December 31, 1998, 1997 and 1996:

                                                                      CONDENSED STATEMENTS OF FINANCIAL CONDITION
                                                                      -------------------------------------------
                                                                                       MARCH 31,
                                                                          1999           1998           1997
                                                                      -------------  -------------  -------------

                                                                       (UNAUDITED)
ASSETS
Cash and cash equivalents...........................................  $   2,064,398  $   2,064,537  $   2,096,310
Investment in subsidiary............................................     41,643,136     40,852,625     36,542,632
Securities available for sale.......................................             --             --             --
Other assets........................................................        653,794        658,831             --
                                                                      -------------  -------------  -------------
Total assets........................................................  $  44,361,328  $  43,575,993  $  38,638,942
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Other liabilities...................................................  $     629,672  $     629,671  $     529,723
Shareholders' equity................................................     43,731,656     42,946,322     38,109,219
                                                                      -------------  -------------  -------------
Total liabilities and shareholders' equity..........................  $  44,361,328  $  43,575,993  $  38,638,942
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                 MAIN STREET BANKS INCORPORATED AND SUBSIDIARY

                               DECEMBER 31, 1998

16. PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)
                         CONDENSED STATEMENTS OF INCOME

                                                 THREE MONTHS ENDED              YEARS ENDED DECEMBER 31
                                             --------------------------  ----------------------------------------
                                                 1999          1998          1998          1997          1996
                                             ------------  ------------  ------------  ------------  ------------

                                                    (UNAUDITED)
Income:
  Dividends from subsidiary................  $    706,784  $    540,282  $  2,878,106  $  1,821,328  $  1,422,972
  Other income.............................            --            --            --            --       425,000
                                             ------------  ------------  ------------  ------------  ------------
                                                  706,784       540,282     2,878,106     1,821,328     1,847,972
                                             ------------  ------------  ------------  ------------  ------------
Expenses:
  Salaries and employee benefits...........         2,700         2,700        10,500        10,500        10,800
  Legal and professional...................            --            --            --            --        14,037
  Other expenses...........................         6,015         6,015        10,695        10,867         5,015
                                             ------------  ------------  ------------  ------------  ------------
Total expenses.............................         8,715         8,715        21,195        21,367        29,852
                                             ------------  ------------  ------------  ------------  ------------
Income before income tax benefits (expense)
  and equity in undistributed income of
  subsidiaries.............................       698,069       531,567     2,856,911     1,799,961     1,818,120
Benefit (expense) for income taxes.........         2,963         2,962         7,206         7,265       (63,291)
                                             ------------  ------------  ------------  ------------  ------------
Income before equity in undistributed
  income of subsidiary.....................       701,032       534,529     2,864,117     1,807,226     1,754,829
Equity in undistributed income of
  subsidiary...............................       937,319       881,458     3,651,258     3,682,557     2,536,329
                                             ------------  ------------  ------------  ------------  ------------
Net income.................................  $  1,638,351  $  1,415,987  $  6,515,375  $  5,489,783  $  4,291,158
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

                 MAIN STREET BANKS INCORPORATED AND SUBSIDIARY

                               DECEMBER 31, 1998

16. PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)
                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                  YEAR ENDED DECEMBER 31
                                                                         ----------------------------------------
                                                 1999          1998          1998          1997          1996
                                             ------------  ------------  ------------  ------------  ------------

                                                    (UNAUDITED)
OPERATING ACTIVITIES
Net income.................................  $  1,638,351  $  1,415,987  $  6,515,375  $  5,489,783  $  4,291,158
Adjustments to reconcile net income to net
  cash provided by operating activities:
Undistributed income of subsidiary.........      (937,319)     (881,458)   (3,651,258)   (3,682,557)   (2,536,329)
Other......................................         5,037        (2,962)     (721,990)        4,536     1,111,551
                                             ------------  ------------  ------------  ------------  ------------
Net cash provided by operating
  activities...............................       706,069       531,567     2,142,127     1,811,762     2,866,380
FINANCING ACTIVITIES
Dividends paid.............................      (706,208)     (543,100)   (2,173,900)   (1,817,190)   (1,422,360)
                                             ------------  ------------  ------------  ------------  ------------
Net cash used in financing activities......      (706,208)     (543,100)   (2,173,900)   (1,817,190)   (1,422,360)
Net (decrease) increase in cash............          (139)      (11,533)      (31,773)       (5,428)    1,444,020
Cash at beginning of period................     2,064,537     2,096,310     2,096,310     2,101,738       657,718
                                             ------------  ------------  ------------  ------------  ------------
Cash at end of period......................  $  2,064,398  $  2,084,777  $  2,064,537  $  2,096,310  $  2,101,738
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

17. YEAR 2000--UNAUDITED

    The Company relies heavily on information technology ("IT") systems and other systems to conduct its business. The Company also has business relationships with third party service providers, financial institutions, public utilities and other critical vendors as well as regulators and customers who are themselves reliant on IT and embedded systems to conduct their business.

STATE OF READINESS

    During 1997, the Company developed a plan designed to make our IT systems and embedded systems Year 2000 ready. The Company has evaluated substantially all of our embedded systems. The results of these processes indicate that the embedded systems should not present a material Year 2000 risk to us. The Company plans to complete the testing of these systems by mid-1999.

    The Company believes that its Year 2000 project is on schedule.

EXTERNAL RELATIONSHIPS

    The Company also faces the risk that one or more of its critical suppliers or customers ("external relationships") will not be able to interact with the Company due to the third party's inability to resolve its own Year 2000 issues, including those associated with its own external relationships. The Company has completed our inventory of external relationships and evaluated certain external relationships based upon the potential business impact, available alternatives and cost of substitution. The Company is

                 MAIN STREET BANKS INCORPORATED AND SUBSIDIARY

                               DECEMBER 31, 1998

17. YEAR 2000--UNAUDITED (CONTINUED)
attempting to determine the overall Year 2000 readiness of its external relationships. In the case of critical suppliers such as third party service providers, telecommunications and other utilities and major vendors, the Company is engaged in discussion with the third parties and are attempting to obtain confirmation as to those parties' Year 2000 plans and state of readiness. The Company, however, does not have sufficient information at the current time to state whether its external relationships will be Year 2000 ready.

YEAR 2000 COSTS

    Total Year 2000 project costs are currently estimated to be $472,000. The Company estimates that approximately $260,000 of the total project costs will be expensed over the life of the project as the costs are incurred. The remaining $170,000 will be capitalized under the Company' s regular policy for capitalizing premises and equipment. The Company funds these costs through cash generated from operations. At March 31, 1999 and December 31, 1998, approximately $89,000 and $62,000 of project costs has been expensed, respectively, and approximately $114,000 has been capitalized.

RISKS AND CONTINGENCY/RECOVERY PLANNING

    If the Company's Year 2000 issues were unresolved, potential consequences would include, among other things, the inability to accurately and timely record customer transactions, update customers' accounts, process financial transactions or report accurate data to management, customers, regulators and others. Other potential consequences would include business interruptions or shutdowns, financial losses, reputational harm, increased scrutiny by regulators, and litigation related to Year 2000 issues. The Company is attempting to limit the potential impact of the Year 2000 by monitoring the progress of its own Year 2000 plan and those of its critical external relationships. The Company cannot guarantee that it will be able to resolve all of its Year 2000 issues. Any critical unresolved Year 2000 issues at the Company or its external relationships, however, could have a material adverse effect on its results of operations, liquidity or financial condition.

                TABLE OF CONTENTS
                                              PAGE         MAIN STREET BANKS INCORPORATED
                                         ---------
Summary................................          3
Summary Consoldated Financial Data.....          7
Recent Developments....................          8
Cautionary Statement About Forward-
  Looking Statements...................          9
Risk Factors...........................         10                     90,000
The Offering...........................         16                   SHARES OF
Use of Proceeds........................         18
Market Price of and Dividends on Common
  Stock................................         18
Dilution...............................         19                  COMMON STOCK
Capitalization.........................         20
Selected Consolidated Financial Data...         21
Business of Main Street................         22
Management Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................         29                   PROSPECTUS
Principal Shareholders and Stock
  Ownership of Management..............         58
Management.............................         59
Descripton of Capital Stock............         65
Provisions of Our Articles of
  Incorporation and Bylaws.............         65
Shares Eligible For Future Sale........         67                     , 1999
Supervision And Regulation.............         68
Legal Matters..........................         73
Experts................................         73
Reports To Shareholders................         73
Additional Information.................         74
Index to Consolidated Financial
  Statements...........................        F-1

    Prospective investors may rely only on the information contained in this prospectus. Main Street Banks Incorporated has not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

    No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States and Canada are required to inform themselves about and to observe the restrictions of that jurisdiction related to this offering and the distribution of this prospectus.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Estimated expenses, other than underwriting discounts and commissions, of the sale of the Registrant's common stock, $1.00 par value, are as follows:

Securities and Exchange Commission Registration Fee...............  $     351
Nasdaq Listing Fee................................................     72,875
Legal Fees and Expenses...........................................     35,000
Accounting Fees and Expenses......................................     25,000
Printing and Engraving Expenses...................................     12,000
Mail and Distribution.............................................      3,000
Miscellaneous.....................................................      1,774
                                                                    ---------
Total.............................................................  $ 150,000
                                                                    ---------
                                                                    ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Consistent with the applicable provisions of the laws of Georgia, the Registrant's Bylaws provide that the Registrant shall have the power to indemnify its directors and officers against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director or officer is proper because he met the applicable standard of conduct shall be made (1) by the Board of Directors of the Registrant, (2) in certain circumstances, by independent legal counsel in a written opinion or (3) by the affirmative vote of a majority of the shares entitled to vote.

    In addition, Article 11 of the Registrant's Articles of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Registrant and to the shareholders of the Registrant for breach of a duty as a director. There is no elimination of liability for (1) a breach of duty involving appropriation of a business opportunity of the Registrant, (2) an act or omission involving intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper material tangible personal benefit or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The Articles of Incorporation do not eliminate or limit the right of the Registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    None.

ITEM 16. EXHIBITS.

  EXHIBIT
  NUMBER                                                  DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------------

       3.1(a) Amended and Restated Articles of Incorporation

       3.1(b) Amendment to Articles of Incorporation

       3.2(a) Bylaws

       3.2(b) Resolution to Amend Bylaws

       4.1*  Specimen Common Stock Certificate

       4.2   See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining rights of holders of the common stock

       5.1   Legal Opinion of Powell Goldstein Frazer & Murphy LLP

      10.1   Main Street Banks Incorporated Restricted Stock Award Plan and Form of Restricted Stock Agreement

      10.2   Amendment to Main Street Banks Incorporated Restricted Stock Award Plan, Adopted April 20, 1993

      10.3   Amendment to Main Street Banks Incorporated Restricted Stock Award Plan, Adopted April 16, 1996

      10.4   Main Street Banks Incorporated 1997 Long-term Incentive Plan

      10.5   Lease Agreement by and between Robert R. Fowler, III and Main Street Bank, dated April 1, 1997

      21.1   List of Subsidiaries

      23.1   Consent of Ernst & Young LLP 23.2 Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in
             Exhibit 5.1)

      24.1   Power of Attorney (Reference is made to page II-5)

      27.1   Financial Data Schedule (for SEC use only)

------------------------

*   To be filed by amendment.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned in the city of Covington, State of Georgia, on July 29, 1999.

                                MAIN STREET BANKS INCORPORATED

                                By:          /s/ ROBERT R. FOWLER, III
                                     -----------------------------------------
                                               Robert R. Fowler, III
                                      CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                                      OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Robert R. Fowler, III and Samuel B. Hay, III, and each of them, their respective attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their respective substitute or substitutes, may do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Chairman, President and
  /s/ ROBERT R. FOWLER, III       Chief Executive Officer
------------------------------    (principal executive          July 29, 1999
    Robert R. Fowler, III         officer)

     /s/ C. CANDLER HUNT        Director
------------------------------                                  July 29, 1999
       C. Candler Hunt

                                Executive Vice President,
    /s/ SAMUEL B. HAY, III        Chief Financial Officer,
------------------------------    Director (principal           July 29, 1999
      Samuel B. Hay, III          financial and accounting
                                  officer)

  /s/ JOSEPH K. STRICKLAND,     Executive Vice President,
             JR.                  Chief Credit Officer,
------------------------------    Director                      July 29, 1999
  Joseph K. Strickland, Jr.

     /s/ FRANK B. TURNER        Vice Chairman and Director
------------------------------                                  July 29, 1999
       Frank B. Turner

                               INDEX TO EXHIBITS

      3.1(a) Articles of Incorporation

      3.1(b) Amendment to Articles of Incorporation

      3.2(a) Bylaws

      3.2(b) Resolution to Amend Bylaws

      4.1* Specimen Common Stock Certificate

      4.2  See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and
           Bylaws defining rights of holders of the common stock

      5.1  Legal Opinion of Powell Goldstein Frazer & Murphy LLP

     10.1  Main Street Banks Incorporated Restricted Stock Award Plan and Form of Restricted
           Stock Agreement

     10.2  Amendment to Main Street Banks Incorporated Restricted Stock Award Plan, Adopted
           April 20, 1993

     10.3  Amendment to Main Street Banks Incorporated Restricted Stock Award Plan, Adopted
           April 16, 1996

     10.4  Main Street Banks Incorporated 1997 Long-term Incentive Plan

     10.5  Lease Agreement by and between Robert R. Fowler, III and Main Street Banks
           Incorporated, dated April 1, 1997

     21.1  List of Subsidiaries of Main Street Banks Incorporated

     23.1  Consent of Ernst & Young LLP

     23.2  Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in Exhibit 5.1)

     24.1  Power of Attorney (Reference is made to page II-3)

     27.1  Financial Data Schedule (for SEC use only)

------------------------

*   To be filed by amendment.